Exhibit 4.12

AGREED FORM

	ABN AMRO Bank N.V.	CIT Aerospace International
as Arranger

All Parties Agreement

in respect of one (1) Airbus A**                aircraft manufacturer's serial number **
[registration mark **               ] equipped with two [engine type] engines

Dated **

CIT Aerospace International
(as Head Lessee)

Madeleine Leasing Limited
(as Borrower and Lessor)

CIT Group Inc.
(as Guarantor)

Various Financial Institutions
(as Original ECA Lenders)

ABN AMRO Bank N.V., Paris branch
(as French National Agent)

ABN AMRO Bank N.V., Niederlassung Deutschland
(as German National Agent)

ABN AMRO Bank N.V., London branch
(as British National Agent)

ABN AMRO Bank N.V., London branch
(as ECA Facility Agent)

ABN AMRO Bank N.V., London branch
(as Security Trustee)

CIT Aerospace International
(as Servicing Agent)

Contents

1	Interpretation	1
2	Conditions	32
3	Head Lessee representations	35
4	Guarantor representations	39
5	Borrower representations	43
6	Borrower covenants	46
7	General Head Lessee covenants	49
8	Guarantor covenants	53
9	Guarantee and indemnity	56
10	Trigger events	60
11	Material Adverse Effect	65
12	ECA Premia	67
13	Security and recourse	67
14	Indemnities	69
15	Fees and expenses	77
16	Confidentiality	78
17	Amendments	80
18	Changes to the Parties or Facility Office	80
19	Mitigation	81
20	Instructions, control of Borrower and subordination of Servicing Payments	82
21	Head Lessee's rights under the Loan Agreements and the Proceeds Agreement	84
22	Payments	85
23	Set-off	88
24	Severability	88
25	Miscellaneous	88

Contents (i)

Contents (ii)

All Parties Agreement

Dated **

Between

(1)

CIT Aerospace International, an unlimited company incorporated under the laws of Ireland having its registered office at 1 Stoke's Place, St. Stephen's Green, Dublin 2, Ireland in its capacity as lessee under the Head Lease (the Head Lessee);

(2)

Madeleine Leasing Limited, a limited liability company incorporated under the laws of Ireland having its registered office at 5 Harbourmaster Place, International Financial Services Centre, Dublin 1, Ireland (the Borrower);

(3)

CIT Group Inc., a corporation incorporated under the laws of the State of Delaware and having its principal place of business at 1 CIT Drive, Livingston, New Jersey 07039, United States of America and its chief executive office at 505 Fifth Avenue, New York 10017, United States of America (the Guarantor);

(4)	The Financial Institutions which are listed in parts 1, 2 and 3 of schedule 1 to the ECA Loan Agreement (the Original ECA Lenders);

(5)

ABN AMRO Bank N.V. a banking institution established under the laws of The Netherlands acting through its branch at 40, rue de Courcelles, 75388 Paris Cedex 08, France as agent for the French Lenders (in this capacity the French National Agent);

(6)

ABN AMRO Bank N.V., Niederlassung Deutschland a banking institution established under the laws of The Netherlands whose address is Theodor Heuss Allee 80, 60486 Frankfurt am Main, Germany as agent for the German Lenders (in this capacity the German National Agent);

(7)

ABN AMRO Bank N.V. a banking institution established under the laws of The Netherlands acting through its branch at 250 Bishopsgate, London EC2M 4AA, United Kingdom as agent for the British Lenders (in this capacity the British National Agent);

(8)

ABN AMRO Bank N.V. a banking institution established under the laws of The Netherlands acting through its branch at 250 Bishopsgate, London EC2M 4AA, United Kingdom as facility agent for the ECA Lenders (in this capacity the ECA Facility Agent);

(9)

ABN AMRO Bank N.V. a banking institution established under the laws of The Netherlands acting through its branch at 250 Bishopsgate, London EC2M 4AA, United Kingdom as security trustee for the Finance Parties (in this capacity the Security Trustee); and

(10)

CIT Aerospace International, an unlimited company incorporated under the laws of Ireland having its registered office at 1 Stoke's Place, St. Stephen's Green, Dublin 2, Ireland in its capacity as servicing agent under the Servicing Agreement (the Servicing Agent).

It is agreed:

1	Interpretation

1.1	Definitions

In this Agreement and the other Transaction Documents, unless the contrary intention appears:

A Rent means in relation to each Rent Payment Date (other than the Delivery Date), an amount equal to the aggregate of all principal and interest payable by the Borrower pursuant to clauses 6.1 (Repayment) and 8.3 (Payment of Interest) of the ECA Loan Agreement on such date.

Acceptance Certificate means the certificate to be provided by the Head Lessee pursuant to clause 3.2(d) (Acceptance) of the Head Lease substantially in the form set out in schedule 2 (Form of Acceptance Certificate) to the Head Lease.

Accession Deed means a deed substantially in the form of Schedule 4 (Form of Accession Deed for ECA Administrative Parties).

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Aircraft means the aircraft identified on the front page of this Agreement and as more particularly described in schedule 1 (Aircraft Description) to the Head Lease and includes where the context so admits a separate reference to:

(a)	the Airframe;

(b)	each Engine;

(c)	each Part; and

(d)	the Manuals and Technical Records.

Aircraft Price means, to the extent approved by the ECA Facility Agent, the net final contract price of the Aircraft payable by the Borrower to the Manufacturer pursuant to the Aircraft Purchase Agreement and the Purchase Agreement Assignment, [such price being inclusive of any Eligible BFE but] net of any credit memoranda from the Engine Manufacturer, in respect of the Engines or from the Manufacturer in respect of the Airframe.

Aircraft Purchase Agreement means the Airbus [A320 family and A350 aircraft purchase agreement dated 17 August 2005 between the Manufacturer (as legal successor to AVSA S.A.R.L.) and the Purchaser][A330 aircraft purchase agreement dated 29 June 2006 between the Manufacturer and the Purchaser] in relation to, inter alia, the Aircraft, including all related documents.

Aircraft Related Activity means the purchase, manufacture, ownership, possession, import, export, registration, non-registration, performance, transportation, management, disposal, control, design, condition, testing, inspection, delivery, non-delivery, leasing, sub-leasing, maintenance, repair, refurbishment, insurance, reinsurance, lack of insurance, service, modification, overhaul, replacement, storage, removal, redelivery, use or operation of the Aircraft, the Airframe, any Engine or any Part by any person (whether in the air or on the ground).

Airframe means the Aircraft, excluding the Engines and the Manuals and Technical Records.

Airframe Warranties Assignment means the airframe warranties assignment in the agreed form dated or to be dated on or prior to the Delivery Date between, inter alios, the Head Lessee and the Lessee in respect of the Airframe, together with the consent of the Manufacturer thereto.

Applicable Law means:

(a)	any law, statute, decree, constitution, regulation, authorisation, judgment, injunction or other directive of any Government Entity;

(b)	any treaty, pact, compact or other agreement to which any Government Entity is a signatory or party; or

(c)	any judicial or administrative interpretation with binding characteristics or application of those described in (a) or (b) above,

and in each case, which is applicable to the Aircraft or its use or operation, the Head Lessee, the Lessee, the Borrower, the Guarantor, the Finance Parties or the Transaction Documents. APU means:

(a)	the auxiliary power unit as identified in the Acceptance Certificate; or

(b)	any auxiliary power unit which permanently replaces such auxiliary power unit in accordance with the Transaction Documents,

but excludes any such unit title to which has or should have passed to the Head Lessee or the Lessee pursuant to the Transaction Documents.

APU Hours means each hour or part hour elapsing from the moment the operation of the APU is commenced until the moment the operation of the APU is next shut down.

APU Overhaul means the complete disassembly, inspection and repair of the APU core section to restore performance to a level consistent with achieving at least 5,000 APU Hours or use prior to its next such overhaul.

Assignment Notice means a notice substantially in the form set out in schedule 4 to the ECA Loan Agreement.

Availability End Date means the earlier to occur of:

(a)	** 20** ; and

(b)	the Delivery Date,

or such other date as may be agreed in writing by the Parties.

[Note: this will be 1 Aug 2008 for a/c 1-5 and 27 October 2008 for a/c 6-9]

Availability Period means the period from and including the date of this Agreement to and including the Availability End Date.

Aviation Authority means each authority or Government Entity which, under the laws of the State of Registration, from time to time:

(a)	has control or supervision of civil aviation in that state; or

(b)	has jurisdiction over the registration, airworthiness or operation of, or other matters relating to, the Aircraft.

B Rent means in relation to each Rent Payment Date (other than the Delivery Date), an amount equal to **               Dollars ($**                ).

[BFE Bill of Sale means the bill of sale relating to and attaching a list of the buyer furnished equipment installed on the Aircraft executed by the [Head Lessee] [Purchaser] in favour of the Manufacturer and dated the Delivery Date.]

[BFE Invoice means the invoice from the [Head Lessee] [Purchaser] to the Manufacturer in respect of the Buyer Furnished Equipment.]

[BFE Letter Agreement means **               .]

[BFE Portion means the portion of the Aircraft Price which is the amount set out in the BFE Invoice or such lesser amount as is permitted under the ECA Loan Agreement.]

Bill of Sale means the bill of sale dated the Delivery Date from the Manufacturer to the Borrower in respect of the Aircraft substantially in the form set out in schedule [1] (Bill of Sale) to the Purchase Agreement Assignment.

Borrower Account Pledge means the French law pledge over the Lessor Account in the agreed form dated **               2008 granted by the Borrower in favour of the Security Trustee.

Borrower Documents means the Transaction Documents to which the Borrower is a party.

Borrower Illegality Representations means the representations of the Borrower made under Clauses 5.4.2 (Legal validity) and 5.14 (Jurisdiction/governing law).

Borrower Secured Obligations means all Liabilities of the Borrower to the Indemnitees under the Borrower Documents and the Other Transaction Documents to which the Borrower is a party.

Borrower Security Assignment means the security assignment in the agreed form dated or to be dated on or about the date of this Agreement between the Borrower and the Security Trustee, under which the Borrower assigns, inter alia, certain of its rights under the Head Lease [and the Management Agreement1] to the Security Trustee.

Borrower Security Interest means any Security Interest over the Aircraft or any other security arising as a result of the acts or omissions of the Borrower other than any Security Interest created:

(a)	pursuant to any of the Transaction Documents or the Other Transaction Documents; or

(b)	as a result of the non-performance by the Head Lessee of any of its obligations under a Transaction Document or the Other Transaction Documents or the Lessee of any of its obligations under the Lease.

Break Costs means (as a result of a prepayment of an ECA Loan, any delayed Delivery or Delivery not occurring, any payments under an ECA Support Arrangement following an Event of Default, or any other circumstances provided in a Transaction Document) either:

(a)

prior to a Conversion, such amounts as an ECA Lender, a National Agent (on its own behalf or on behalf of any Export Credit Agency) or a Facility Agent may certify as necessary to compensate it or any other Finance Party for Losses incurred in terminating swaps, interest make-up or other arrangements from or with other persons (including any of the Export Credit Agencies or any other party to any of the Transaction Documents) or employing deposits, in each case, acquired or entered into to effect or maintain all or any part of its share of the relevant ECA Loan or, in the case of any Export Credit Agency, entered into pursuant to, or in connection with, its ECA Support Arrangement but, in the case of an ECA Lender (and not an Export Credit Agency) and in respect of Losses as a result of prepayments only, not in excess of the amount (if any) by which:

(i)

the interest which that Lender should have received for the period from the date of receipt of the relevant amount of its participation in an ECA Loan prepaid to the last day of the current Interest Period in respect of that ECA

1 To be included only for the first aircraft owned by each borrower.

Loan, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period exceeds

(ii)	the amount which that Lender is able to obtain by placing an amount equal to that relevant amount on deposit with a leading bank in the London interbank market for a period starting on the Business Day following actual receipt or recovery and ending on the last day of the current Interest Period; or

(b)	following a Conversion, such amounts which:

(i)	in the case of any Export Credit Agency, it certifies are Losses suffered or incurred by it as a result; or

(ii)	in the case of any Lender, National Agent or Facility Agent, it certifies will compensate it for Losses incurred in terminating the relevant Interest Rate Swap but in any event not in excess of the amount which would be the Close- out Amount (if positive) determined under (and as defined in) an ISDA 2002 Master Agreement (the ISDA Agreement) as if the relevant Lender were the Determining Party (as defined in the ISDA Agreement) and the Terminated Transaction (as defined in the ISDA Agreement) were an interest rate swap transaction beginning on the Conversion Date and ending on the Expiry Date in respect of the ECA Loan Agreement, pursuant to which that Lender is obliged, on each relevant Payment Date falling after the Conversion Date, to pay fixed amounts to the swap counterparty equal to the interest payable under the ECA Loan Agreement at the Fixed Rate and receive floating amounts from such swap counterparty equal to LIBOR by reference to principal amounts equal to the amount prepaid or to be prepaid to such Lender.

Break Gains means (as a result of a prepayment of an ECA Loan, any delayed Delivery or Delivery not occurring, any payments under an ECA Support Arrangement following an Event of Default or any other circumstances provided in a Transaction Document) either:

(a)	prior to a Conversion, such gains as an ECA Lender unconditionally and irrevocably receives in terminating, swaps, interest make-up or other arrangements from or with other persons or employing deposits acquired or entered into to effect or maintain all or any part of its share of the relevant ECA Loan but not in excess of the amount (if any) by which:

(i)	the amount which that ECA Lender is able to obtain by placing an amount equal to that relevant prepaid amount on deposit with a leading bank in the London interbank market for a period starting on the Business Day following actual receipt or recovery and ending on the last day of the current Interest Period exceeds

(ii)	the interest which that ECA Lender should have received for the period from the date of receipt of the relevant amount prepaid of its participation in an ECA Loan to the last day of the current Interest Period in respect of that Loan, had the principal amount received been paid on the last day of that Interest Period; or

(b)	following a Conversion, such amounts, if any, unconditionally and irrevocably received by an ECA Lender or National Agent or the ECA Facility Agent as a result of terminating the relevant Interest Rate Swap but in any event not in excess of the amount (if any) which would be the Close-out Amount (if negative) determined under (and as defined in) an ISDA 2002 Master Agreement (the ISDA Agreement) as if the

relevant ECA Lender or National Agent or the ECA Facility Agent were the Determining Party (as defined in the ISDA Agreement) and the Terminated Transaction (as defined in the ISDA Agreement) were an interest rate swap transaction beginning on the Conversion Date and ending on the Expiry Date in respect of the ECA Loan Agreement, pursuant to which that ECA Lender or National Agent or the ECA Facility Agent is obliged, on each relevant Payment Date falling after the Conversion Date, to pay fixed amounts to the swap counterparty equal to the interest payable under the ECA Loan Agreement at the Fixed Rate and receive floating amounts from such swap counterparty equal to LIBOR by reference to principal amounts equal to the amount prepaid or to be prepaid to such ECA Lender.

British Commitment means:

(a)

for an Original British Lender, the amount set opposite its name in schedule 1, part 3 (Original British Lenders) to the ECA Loan Agreement and the amount of any other British Commitment it acquires under the ECA Loan Agreement; and

(b)	for any other British Lender, the amount of any British Commitment it acquires from a British Lender under the ECA Loan Agreement,

in each case to the extent not cancelled, transferred or reduced under the ECA Loan Agreement. British Lender means:

(a)	an Original British Lender; or

(b)	any person which becomes a British Lender after the date of this Agreement pursuant to a transfer under Clause 18 (Changes to the Parties or Facility Office) from another British Lender.

British Loan means the principal amount of each borrowing advanced by the British Lenders under the ECA Loan Agreement or, as the case may be, the principal amount of those borrowings outstanding.

British Loan Margin means **               per cent (**               %) per annum.

British Portion means the proportion of the aggregate ECA Commitments represented by the British Commitment, being, subject to any adjustment to reflect the effect of prepayments or cancellation of the British Loan prior to acceleration under clause 14.14 (Acceleration) of the ECA Loan Agreement, **               per cent (**               %).

Business Day means a day, other than a Saturday or Sunday, (a) on which commercial banks are open for general business in Paris, Frankfurt am Main and London and (b) if a payment in Dollars is required to be made on that day, is a day on which banks generally are open for business in New York City.

[Buyer Furnished Equipment means the buyer furnished equipment identified in the BFE Bill of Sale.]

Cancellation Notice has the meaning given to it in Clause 10.3.1(c).

C Check means a block "C" check in accordance with the Maintenance Programme.

Cape Town Convention means the Convention on International Interests in Mobile Equipment (the Convention) and the Protocol to the Convention on Matters Specific to Aircraft Equipment (the Protocol) both signed in Cape Town, South Africa on 16 November 2001 and the Aircraft Protocol attached to Resolution No. 1 of the Final Act of the Diplomatic Conference to adopt the Convention and the Protocol, together with any regulations made in connection with them, and references to any Articles of the Cape Town Convention refer to the English language version of the Consolidated Text of the Cape Town Convention.

Cape Town Letter means the letter dated **               200**               and made between A&L Goodbody, the Head Lessee, the Borrower and the Security Trustee in respect of the Cape Town Convention registration process.

Centre of Main Interests means the "centre of main interests" of an Obligor for the purposes of Council Regulation (EC) No 1346/2000 of 29 May 2000.

Certified Copy means, in relation to a document, a copy of that document bearing the endorsement "Certified as a true, complete and accurate copy of the original which remains in full force and effect and has not been rescinded or amended otherwise than by a document, a Certified Copy of which is attached hereto", which has been signed and dated by a duly authorised officer of the relevant company and which complies with that endorsement.

Change in Law means:

(a)	the introduction or repeal of, or any change in, or any change in the interpretation, administration or application of, any Applicable Law after the date of this Agreement; or

(b)	compliance with any Applicable Law introduced after the date of this Agreement.

CIT Obligors means the Head Lessee and the Guarantor.

Coface means Compagnie Française d'Assurance pour le Commerce Extérieur.

Coface Premium means the premium payable to Coface in respect of its ECA Support Arrangement, being **               per cent (**               %) of the French Portion of the ECA Aircraft Supported Amount.

Conduit Lender means SovRisc, being the permitted assignee of ABN AMRO Bank N.V. in its capacity as ECA Lender, or any other entity which is regularly engaged in or established specifically for the purposes of making, purchasing or investing in loans, securities or other financial assets and whose portfolio of loans, securities or other financial assets is or is to be (following its establishment) managed by ABN AMRO Bank N.V. and is approved by the Export Credit Agencies.

Confirmation of Request means a confirmation of Request substantially in the form set out in Schedule 1 (Form of Confirmation of Request for ECA Loan) in respect of the ECA Loans.

Consent and Agreement means the consent of the Manufacturer to the Purchase Agreement Assignment in the form set out in schedule [2] (Consent and Agreement) to the Purchase Agreement Assignment.

Conversion means, in respect of the ECA Loans, the conversion of the rate of interest payable on such ECA Loans to a fixed rate of interest from a floating rate of interest pursuant to clause 6.3 (Fixed rate option) of the ECA Loan Agreement.

Conversion Confirmation means the irrevocable agreement of the Borrower to Conversion to be given substantially in the form of schedule 5 (Form of Conversion Confirmation) to the ECA Loan Agreement.

Conversion Date means the date specified in the Conversion Notice as the conversion date in respect of the ECA Loans (being either the Delivery Date or a Payment Date).

Damage Notification Threshold means two million Dollars ($2,000,000).

Debt means ECA Debt, Other ECA Debt or Other ECA Indebtedness.

Declaration of Trust means a declaration of trust dated 12 June 2008 by the Shareholder in which the issued share capital of the Borrower is settled subject to the security constituted by the Share Charge.

Default means an ECA Default or a Head Lease Default.

Default Rate means:

(a)

with respect to any Unpaid Sum which is owing to a Finance Party (including any amount payable under the Head Lease which corresponds to an amount payable under the ECA Loan Agreement), the rate per annum determined from time to time under clause 8.4 (Interest on overdue amounts) of the ECA Loan Agreement; and

(b)	in relation to any other amount payable or expressed to be payable under the Transaction Documents, two per cent (2%) per annum above LIBOR for the relevant period.

Delivery means the delivery of the Aircraft by the Manufacturer to the Borrower under the Aircraft Purchase Agreement subject to the Purchase Agreement Assignment and the simultaneous delivery of the Aircraft by the Borrower to the Head Lessee under the Head Lease.

Delivery Date means the date on which Delivery takes place.

Delivery Location means [Blagnac Airport, Toulouse, France][Hamburg, Germany] or such other location as may be agreed by the Relevant Agent, the Borrower, the Head Lessee and the Manufacturer.

Deregistration Power of Attorney means each of the irrevocable deregistration powers of attorney in respect of the Aircraft granted by:

(a)	the Head Lessee in favour of each of the Borrower and the Security Trustee in the form attached as part 1 of Schedule 7 (Form of Head Lessee Deregistration Power of Attorney);

(b)	the Borrower in favour of the Security Trustee in the form attached as part 2 of Schedule 7 (Form of Owner Deregistration Power of Attorney); and

(c)	the Lessee in favour of the Head Lessee and the Security Trustee [in the form attached as part 3 of Schedule 7 (Form of Lessee Deregistration Power of Attorney)].

[DGAC means the Direction Générale de L'Aviation Civile of France.]

$ and Dollars mean the lawful currency for the time being of the United States of America.

Discharge Date means, in respect of any Debt, the date on which that Debt has been unconditionally and irrevocably paid and discharged in full and all commitments under the Transaction Documents or the Other Transaction Documents, as the case may be, have been cancelled or terminated in connection therewith.

ECA Administrative Party means the French National Agent, the German National Agent, the British National Agent, the ECA Facility Agent or the Security Trustee (in its capacity as Security Trustee on behalf of the Finance Parties).

ECA Aircraft Supported Amount means the lesser of:

(a)	eighty-five per cent (85%) of the Aircraft Price; and

(b)	** Dollars (** ).

ECA Applicable Margin means in respect of:

(a)	the French Loan, the French Loan Margin;

(b)	the German Loan, the German Loan Margin; and

(c)	the British Loan, the British Loan Margin.

ECA Commitment means a French Commitment, a German Commitment or a British Commitment.

ECA Debt means all Liabilities to the Finance Parties under or in connection with the ECA Loan Agreement and the other Transaction Documents.

ECA Default means:

(a)	any ECA Event of Default; or

(b)

any event which would be (with the expiry of a grace period, the giving of notice, the making of any determination, the satisfaction of any other condition under the ECA Loan Agreement or any combination of these) an ECA Event of Default.

ECA Event of Default means an event specified as such in clause 14 (Default) of the ECA Loan Agreement.

ECA Lenders means the French Lenders, the German Lenders and the British Lenders.

ECA Loan means each of the French Loan, the German Loan and the British Loan.

ECA Loan Agreement means the ECA loan agreement in the agreed form dated or to be dated on or about the date of this Agreement for the benefit of the Borrower, as borrower, in relation to the Aircraft.

ECA Loan Termination Amount means an amount equal to the ECA Debt due and unpaid.

ECA Premia means the aggregate of the Coface Premium, the Euler Hermes Premium and the ECGD Premium.

ECA Support Arrangements means the guarantees, insurance or other support of the Borrower's obligations under the ECA Loan Agreement issued or to be issued:

(a)	by Coface to the French Lenders;

(b)	by Euler Hermes to the German Lenders; and

(c)	by ECGD to the British Lenders.

ECGD means The Secretary of State of Her Britannic Majesty's Government acting by the Export Credits Guarantee Department.

ECGD Premium means the premium payable to ECGD in respect of its ECA Support Arrangement, being **               per cent (**               %) of the British Portion of the ECA Aircraft Supported Amount.

Eligible BFE means Buyer Furnished Equipment approved by the Export Credit Agencies.

Engine means:

(a)	each of the engines (of the manufacturer and model specified in schedule 1 (Aircraft Description) to the Head Lease) installed on the Airframe at Delivery and whose manufacturer's serial numbers will be specified in the Acceptance Certificate, which has not been replaced by a Replacement Engine; and

(b)	any Replacement Engine with effect from the time title to which has passed to the Borrower pursuant to the Head Lease,

including, in each case, all Parts from time to time installed in or belonging to that engine.

Engine Contract means the general terms of sale agreement with reference number **               dated **               in respect of, inter alia, the Engines entered into between the Engine Manufacturer and the Purchaser, including all related documents.

Engine Manufacturer means **               .

Engine Warranties Assignment means the engine warranties assignment in the agreed form dated or to be dated on or prior to the Delivery Date between the Head Lessee and the Lessee in respect of the Engines, together with the consent of the Engine Manufacturer thereto.

Euler Hermes means Euler Hermes Kreditversicherungs-AG.

Euler Hermes Premium means the premium payable to KfW in respect of the ECA Support Arrangement issued by Euler Hermes, being **               per cent (**               %) of the German Portion of the ECA Aircraft Supported Amount.

Eurocontrol means the European Organisation for the Safety of Air Navigation.

Eurocontrol Letter means a letter in the form set out in schedule 7 (Form of Eurocontrol Letter) to the Head Lease signed by the Lessee and Eurocontrol.

Event of Default means an ECA Event of Default or a Head Lease Event of Default.

Eximbank means the Export-Import Bank of the United States.

Expected Delivery Date means the date specified as such in any Request.

Expiry Date means the twelfth (12th) anniversary of the Delivery Date or, if applicable, of the Expected Delivery Date in accordance with Clause 2.9 (Delayed Delivery), or if such anniversary is not a Business Day, the immediately preceding Business Day.

Export Credit Agencies means Coface, Euler Hermes and ECGD.

Facility means the credit facility made available under the ECA Loan Agreement.

Facility Office means the office(s) notified by an ECA Lender to the ECA Facility Agent:

(a)	on or before the date it becomes an ECA Lender; or

(b)	by not less than five (5) Business Days' notice,

as the office(s) through which that ECA Lender will perform its obligations under this Agreement.

Fees means all fees payable to the ECA Administrative Parties under the Fees Letters.

Fees Letters means the letters signed by [the Head Lessee] in relation to the payment of any fees in relation to the financing and leasing of the Aircraft.

Final Disposition means:

(a)

the sale by the Borrower (including a sale by a Receiver after an Event of Default) or by the Security Trustee as mortgagee against immediate payment in cash or for other consideration, whether through an agent on its behalf or otherwise, of all its right, title and interest in and to the Aircraft (including, without limitation, a sale to the Lessee, the Purchaser and/or to any other person other than to the Borrower and whether pursuant to the terms of the relevant Lease or otherwise howsoever); or

(b)

completion by delivery of the Aircraft to the purchaser or lessee (as the case may be), of a sale, lease or other disposition by or on behalf of the Borrower (including a sale by a Receiver after an Event of Default), or by the Security Trustee as mortgagee, pursuant to a conditional sale, hire purchase, full pay-out finance lease or other arrangement providing for the payment in full of the purchase price of the Aircraft over an agreed period of time and involving the retention by or on behalf of the Borrower or the Security Trustee as mortgagee of title to, or a security or similar interest in, the Aircraft.

Final Payment means, on any date, the aggregate amount of:

(a)	the ECA Loan Termination Amount; and

(b)	any sums then due and unpaid under the Head Lessee Documents,

in each case, determined by the ECA Facility Agent and notified to the Head Lessee at such date.

Finance Party means an ECA Lender or an ECA Administrative Party.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit (including any dematerialised equivalent);

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any redeemable preference shares (other than any such shares which are redeemable or capable of repurchase solely at the option of the issuer);

(e)	any agreement treated as a finance or capital lease in accordance with generally accepted accounting principles in the jurisdiction of incorporation of the Head Lessee or the Guarantor, as applicable;

(f)	receivables sold or discounted (otherwise than on a non-recourse basis);

(g)

the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(h)

any derivatives transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then marked to market value of the derivative transaction will be used to calculate its amount);

(i)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(j)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; or

(k)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs,

provided that any Financial Indebtedness owing by a member of the Group to any other member of the Group, or any contingent obligation in respect thereof, shall not constitute Financial Indebtedness for the purposes of the Transaction Documents.

First Trigger Event means the senior unsecured indebtedness obligations of the Guarantor being rated below A- if and as rated by Standard & Poor's Corporation or A3 if and as rated by Moody's Investor Service, Inc., or an equivalent by an alternative service of equivalent recognition (if neither Standard & Poor's Corporation nor Moody's Investor Service, Inc. has assigned any rating).

Fixed Rate means, with respect to the ECA Loans, the per annum rate of interest determined by the ECA Facility Agent to be that quoted by the ECA Facility Agent or with such ECA Lender's consent, an ECA Lender at or about 9.00 a.m. (New York time) on a date falling two Business Days prior to the Conversion Date as the offered fixed rate for Interest Rate Swaps.

Fleet Aircraft means each aircraft owned, leased or operated by the Lessee.

Framework Agreement means the framework agreement dated **               2008 among ABN AMRO Bank N.V., London branch (as arranger), the Borrower (as initial borrower), the Head Lessee (as initial head lessee) and the Guarantor (as guarantor).

French Commitment means:

(a)

for an Original French Lender, the amount set opposite its name in schedule 1, part 1 (Original French Lenders) to the ECA Loan Agreement and the amount of any other French Commitment it acquires under the ECA Loan Agreement; and

(b)	for any other French Lender, the amount of any French Commitment it acquires from a French Lender under the ECA Loan Agreement,

in each case to the extent not cancelled, transferred or reduced under the ECA Loan Agreement. French Lender means:

(a)	an Original French Lender; or

(b)	any person which becomes a French Lender after the date of this Agreement pursuant to a transfer under Clause 18 (Changes to the Parties or Facility Office) from another French Lender.

French Loan means the principal amount of each borrowing advanced by the French Lenders under the ECA Loan Agreement or, as the case may be, the principal amount of those borrowings outstanding.

French Loan Margin means **               per cent (**               %) per annum.

French Portion means the proportion of the aggregate ECA Commitments represented by the French Commitment, being, subject to any adjustment to reflect the effect of prepayments or cancellation of the French Loan prior to acceleration under clause 14.14 (Acceleration) of the ECA Loan Agreement, **               per cent (**               %).

Geneva Convention means the Convention on the International Recognition of Rights in Aircraft signed at Geneva, Switzerland on 19 June 1948.

German Commitment means:

(a)

for an Original German Lender, the amount set opposite its name in part 2 of schedule 1 (Original German Lenders) of the ECA Loan Agreement and the amount of any other German Commitment it acquires under the ECA Loan Agreement; and

(b)	for any other German Lender, the amount of any German Commitment it acquires from a German Lender under the ECA Loan Agreement,

in each case to the extent not cancelled, transferred or reduced under the ECA Loan Agreement. German Lender means:

(a)	an Original German Lender; or

(b)	any person which becomes a German Lender after the date of this Agreement pursuant to a transfer under Clause 18 (Changes to the Parties or Facility Office) from another German Lender.

German Loan means the principal amount of each borrowing advanced by the German Lenders under the ECA Loan Agreement or, as the case may be, the principal amount of those borrowings outstanding.

German Loan Margin means **               per cent (**               %) per annum.

German Portion means the proportion of the aggregate ECA Commitments represented by the German Commitment, being, subject to any adjustment to reflect the effect of prepayments or cancellation of the German Loan prior to acceleration under clause 14.14 (Acceleration) of the ECA Loan Agreement, **               per cent (**               %).

Government Entity means:

(a)	any national government, political subdivision, banking or monetary authority thereof or local jurisdiction therein;

(b)	any instrumentality, board, commission, authority, department, organ, court or agency of any of the foregoing, however constituted; and

(c)	any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any thereof is subject or in whose activities any of the above is a participant.

Group means the Guarantor and its Affiliates from time to time.

Guaranteed Obligations means any and all monies, liabilities and obligations (whether actual or contingent, whether now existing or hereafter arising, whether or not for the payment of money, and including any obligation or liability to pay damages and including any interest which, but for the application of bankruptcy or insolvency laws, would have accrued on the amounts in question), which are now or which may at any time and from time to time hereafter be due, owing, payable or incurred or be expressed to be due, owing, payable or incurred from or by any or all of the Principal Debtors to the Borrower or any Finance Party under or in connection with any of the Transaction Documents and references to Guaranteed Obligations includes references to any part thereof.

Guarantor Documents means those of the Transaction Documents to which the Guarantor is a party.

Guarantor Illegality Representations means the representations of the Guarantor made under Clauses 4.4(c) (Legal validity), 4.11 (Registration), 4.17 (No adverse consequences) and 4.18 (Jurisdiction/governing law).

Habitual Base means the State of Registration or any other country in which the Aircraft is based from time to time pursuant to clause 8 (Possession and leasing) of the Head Lease or the equivalent provisions of the Lease.

Head Lease means the head lease agreement in the agreed form dated or to be dated on or about the date of this Agreement in respect of the Aircraft between the Borrower, as lessor, and the Head Lessee, as lessee.

Head Lease Default means:

(a)	any Head Lease Event of Default; or

(b)

any event, act or occurrence which would be (with the expiry of a grace period, the giving of notice, making of any determination, the satisfaction of any other condition under the Head Lease or any combination of these) a Head Lease Event of Default.

Head Lease Event of Default means an event specified as such in clause 15 (Default) of the Head Lease.

Head Lease Period means the period as determined in accordance with clause 4.2 (Head Lease Period) of the Head Lease.

Head Lessee Account Pledge means the French law pledge over the Rental Account, the Security Deposit Account and the Maintenance Reserve Account in the agreed form dated **               2008 granted by the Head Lessee in favour of the Security Trustee.

Head Lessee Documents means those of the Transaction Documents to which the Head Lessee is a party.

Head Lessee Illegality Representations means the representations of the Head Lessee made under Clauses 3.4(b) (Legal validity), 3.18 (No adverse consequences) and 3.19 (Jurisdiction/governing law).

Head Lessee Secured Obligations means all liabilities of the Head Lessee to each Secured Party under the Head Lessee Documents and the Other Transaction Documents to which the Head Lessee is a party and any liabilities of the Head Lessee or any other member of the Group in respect of Other ECA Indebtedness.

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

Home Country Aircraft means an aircraft which is leased to a Lessee incorporated in France, Germany or the United Kingdom.

Home Country Notice has the meaning given to it in Clause 10.4.1.

IDERA means an irrevocable de-registration and export request authorisation substantially in the form of Schedule 5.

Illegality Event means an event or circumstance:

(a)

pursuant to which it is or will become unlawful in any relevant jurisdiction for any person to perform any of its obligations under any Transaction Document or, where relevant, to fund or maintain its share in any ECA Loan;

(b)	pursuant to which this Agreement or any of the other Transaction Documents ceases or will cease to constitute the legally valid, binding and enforceable obligations of any party to such agreement;

(c)

pursuant to which any Security Interest expressed to be constituted by any of the Security Documents does not or will not constitute a first priority Security Interest over the assets expressed to be the subject of that Security Interest;

(d)

which is a change of law or regulation which, in the opinion of the Relevant Agent, affects the Borrower's title to, or any Relevant Party's interest in, the Aircraft in a material and adverse manner; or

(e)

which results in any Borrower Illegality Representation, Guarantor Illegality Representation or Head Lessee Illegality Representation being incorrect or misleading in any material respect when deemed to be repeated.

Incipient Default means a Default (other than an Event of Default) which becomes an Event of Default. Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from a Facility or on a Finance Party's (or any of its Holding Companies') overall capital; or

(c)	a reduction of an amount due and payable under any Transaction Document,

which is incurred or suffered by a Finance Party or any of its Holding Companies but only to the extent attributable to that Finance Party having entered into any Transaction Document or funding or performing its obligations under any Transaction Document.

Increased Costs Event means an event or circumstance pursuant to which the Head Lessee is required to pay an additional amount pursuant to Clause 14.5 in respect of an amount payable under Clause 14.5 or clause 10.1 (Increased Costs) of the ECA Loan Agreement.

Indemnitee means a Relevant Party, an Export Credit Agency or their respective directors, officers, partners, employees, agents, contractors, Subsidiaries or Affiliates.

Initial Rent means the amount of Rent (if any) payable pursuant to clause 6.1 (Initial Rent) of the Head Lease.

Insurances means the contracts and policies of insurance and reinsurance in respect of the Aircraft required to be maintained under clause 11 (Insurance) of and schedule 3 (Insurance requirements) to the Head Lease.

Interest Period means, under the ECA Loan Agreement, each period determined under clause 8.1 (Interest Periods) or, as the case may be, clause 8.4 (Interest on overdue amounts) of the ECA Loan Agreement by reference to which interest on a Loan or overdue amount is calculated.

Interest Rate Swap means any Dollar interest rate hedging arrangement entered or to be entered into by the ECA Lenders for the purpose of providing fixed rate financing to the Borrower for the ECA Loans on a three month payment basis commencing on the succeeding Payment Date for the ECA Loans after the Conversion Date or, as applicable, the Delivery Date, and in respect of a notional principal amount equal to the amortising balance (and reflecting the scheduled amortisation of the remaining ECA Loans).

International Interest shall have the same meaning as in the Cape Town Convention.

International Registry means the international registration facilities established for the purposes of the Cape Town Convention.

JAA/EASA means the European Joint Airworthiness Authority, the European Aviation Safety Agency and any person succeeding to any of their respective functions.

Landing Gear means the landing gear (together with its associated parts) specified in schedule 1 (Aircraft Description) of the Head Lease installed on the Aircraft on the Delivery Date and any replacement landing gear title to which has passed to the Borrower pursuant to the Head Lease.

Landing Gear Overhaul means any full overhaul of any Landing Gear in accordance with the manufacturer's overhaul manual but excluding any replacement, repair or overhaul of any rotable components, any cleaning or replacement of seals or any repair of brakes, wheels or tyres, brake rods, struts or braces, in each case, that occurs more frequently than a full overhaul.

Lease means any lease agreement relating to the Aircraft entered or to be entered into between the Head Lessee as lessor and the Lessee as lessee.

Lease Event of Default means an event of default (howsoever described) under the Lease.

Lease Security Assignment means the security assignment relating to the Lease, the Airframe Warranties Assignment and the Engine Warranties Assignment to be entered into between the Head Lessee (as assignor) and the Security Trustee (as assignee) in the agreed form.

Lessee means the Head Lessee’s customer who is the lessee of the Aircraft.

Lessee Event means an event specified as such in Clause 10.5.1.

Lessor Account means the account of the Borrower held with ABN AMRO Bank N.V., Paris branch having account number 000.20.08.03.867.

Lessor Security Interest means any Security Interest created by the Borrower, including any Borrower Security Interest.

Liabilities means any present or future liability (actual or contingent) whether or not matured or liquidated, together with:

(a)	any refinancing, novation, deferral or extension of that liability;

(b)	any further advance which may be made under any agreement expressed to be supplemental to any document in respect of that liability, together with all related interest, fees and costs;

(c)	any claim for damages or restitution in the event of rescission of that liability or otherwise;

(d)	any claim flowing from any recovery by a payment or discharge in respect of that liability on the grounds of preference or otherwise; and

(e)

any amount (such as post-insolvency interest) which would be included in any of the above but for its discharge, non-provability, unenforceability or non-allowability in any insolvency or other proceedings.

LIBOR means, for an Interest Period in respect of any Loan or overdue amount:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the relevant currency or Interest Period in respect of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the relevant Facility Agent at its request, quoted by the relevant Reference Banks to leading banks in the London interbank market,

as of 11.00 a.m. on the Rate Fixing Date for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Interest Period.

Losses means any Taxes, liabilities, obligations, settlements, losses, actions, claims, charges, proceedings, indemnity payments, Break Costs, Increased Costs, damages, penalties, fines, fees, costs and expenses of whatsoever kind and nature at any relevant time incurred or paid by an Indemnitee including as described in Clause 15 and interest from the date on which the same were incurred or paid up to the date of receipt or recovery (whether before, on or after judgment) at the Default Rate but excluding, except as otherwise provided in the Transaction Documents, any Management Time Expenses.

Maintenance Programme means the Lessee's maintenance and inspection programme for the Aircraft approved by the Aviation Authority and consistent with the Manufacturer's recommended maintenance programme and the Engine Manufacturer's maintenance programme (if any) and the equivalent maintenance programme for Fleet Aircraft of the same type as the Aircraft.

Maintenance Reserve Account means the Head Lessee's Dollar account with the Security Trustee or such other financial institution as may be approved by the Security Trustee named "Maintenance Reserve Account".

Maintenance Reserves means the maintenance reserves, if any, which have been paid and which are payable in cash in respect of the Aircraft from time to time by the Lessee pursuant to the relevant Lease.

Management Agreement means the corporate administration agreement between the Borrower and the Manager as to the administration of the Borrower.

Management Time Expenses means, in relation to an ECA Administrative Party or an Export Credit Agency, the cost of using its management time or other internal resources, calculated on the basis of such reasonable daily or hourly rates as the ECA Administrative Party or, as the case may be, Export Credit Agency may specify.

Manager means Deutsche International Corporate Services (Ireland) Limited.

Mandatory Cost means the percentage rate per annum calculated by the ECA Facility Agent under schedule 3 (Calculation of the Mandatory Cost) to the ECA Loan Agreement.

Mandatory Prepayment Event means each of the events referred to in clauses 7.1 (Mandatory prepayment – illegality), 7.2 (Mandatory prepayment – Total Loss), 7.3 (Mandatory prepayment – Head Lease termination), 7.4 (Mandatory prepayment – Trigger Event/Home Country Notice/Lessee Event) and 7.6 (Involuntary prepayment) of the ECA Loan Agreement.

Manuals and Technical Records means all records, logs, manuals, technical data and other materials and documents relating to the Aircraft delivered under the Aircraft Purchase Agreement and the Purchase Agreement Assignment or the Engine Contract or required to comply with the regulations of the Aviation Authority, the requirements of the Head Lease or the requirements of the Lease.

Manufacturer means Airbus S.A.S. a société par actions simplifiée duly created and existing under French law, whose principal place of business is at 1, rond-point Maurice Bellonte, 31700 Blagnac Cedex, French Republic.

Material Adverse Effect means a material adverse effect on:

(a)	the assets, liabilities or financial condition of the Head Lessee or the Guarantor;

(b)	the ability of the Head Lessee or the Guarantor to perform its obligations under the Transaction Documents and the Other Transaction Documents;

(c)	any right or remedy of any Relevant Party in respect of the Transaction Documents or the Other Transaction Documents; or

(d)	any interest of any Relevant Party in respect of the Aircraft.

Maximum Total British Commitment means, at any time, the aggregate of the British Commitments at such time.

Maximum Total French Commitment means, at any time, the aggregate of the French Commitments at such time.

Maximum Total German Commitment means, at any time, the aggregate of the German Commitments at such time.

Mitigation Event has the meaning ascribed thereto in Clause 19.1.1 (Mitigation).

Model Lease means the form of the Head Lessee's standard form lease agreement from time to time agreed and initialled by the ECA Facility Agent and the Head Lessee as being the "Model Lease".

Mortgage means the Original Mortgage together with any other additional or replacement mortgage over the Aircraft granted in favour of the Security Trustee pursuant to the Transaction Documents.

National Agent means the French National Agent, the German National Agent or the British National Agent.

National Interest shall have the same meaning as in the Cape Town Convention.

Netting Letter means a netting and payment instructions letter between the Head Lessee, the Borrower, the ECA Facility Agent and the Manufacturer, relating to the Aircraft.

Net Worth means, at any date of determination, the total stockholders' equity of the Guarantor and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles adopted and accepted in the United States of America.

Net Worth Event means the Net Worth falling below the greater of:

(a)	four billion Dollars ($4,000,000,000); or

(b)

any amount below which a net worth event (howsoever described) would be triggered under any financing arrangements entered into (including by way of amendment) by the Guarantor or which is guaranteed by the Guarantor.

Notice of Assignment means a notice of assignment to the Lessee duly executed by the Borrower and the Head Lessee in the form set out in schedule 1 to the Borrower Security Assignment.

Notice of Charge means the notice of charge and quiet enjoyment covenant in the agreed form relating to the Aircraft addressed to each Lessee from the Borrower, the Head Lessee and the Security Trustee.

Non-Consensual Right or Interest shall have the same meaning as in the Cape Town Convention.

Non-Repeating Borrower Representations means the representations of the Borrower made under Clauses 5.4.1 (Legal validity), 5.5(a) (Non-conflict), 5.9 (Litigation) and 5.10.2 to 5.10.4 (Taxes).

Non-Repeating Guarantor Representations means the representations of the Guarantor made under Clauses 4.4(b) (Legal validity), 4.5(a) (Non-conflict), 4.6 (Authorisations), 4.8 (No material adverse change), 4.9 (Litigation), 4.10.4 (Information), 4.12.2 to 4.12.4 (Taxes), 4.15 (Ownership) and 4.19 (Trigger Events).

Non-Repeating Head Lessee Representations means the representations of the Head Lessee made under Clauses 3.4(a) (Legal validity), 3.5(a) (Non-conflict), 3.6.1 (Authorisations), 3.7.2 (No default), 3.9 (No material adverse change), 3.11.4 (Information), 3.12 (Registration), 3.13.2 to 3.13.5 (Taxes), 3.14.2 and 3.14.3 (No Security Interest) and 3.16 (Ownership).

Obligors means the Borrower and the CIT Obligors.

Original British Lender means a Party listed as such in the signature pages to this Agreement.

Original ECA Lender means an Original French Lender, an Original German Lender or an Original British Lender.

Original French Lender means a Party listed as such in the signature pages to this Agreement.

Original German Lender means a Party listed as such in the signature pages to this Agreement.

Original Guarantor Financial Statements means the audited consolidated accounts of the Guarantor for the year ended 31 December 2007.

Original Head Lessee Financial Statements means the audited consolidated accounts of the Head Lessee for the year ended 31 December 2006.

Original Mortgage means an English law governed first priority mortgage, in the agreed form, of the Borrower's interest in the Aircraft granted by the Borrower in favour of the Security Trustee.

Other Aircraft means each aircraft purchased or to be purchased by the Borrower with finance supported by the Export Credit Agencies and leased to the Head Lessee.

Other All Parties Agreement means each all parties agreement entered into or to be entered into, as the case may be, between, inter alia, the Head Lessee, the Borrower, the Security Trustee and the Lenders in connection with the financing of any Other Aircraft.

Other ECA Debt has the meaning given to the term "ECA Debt" in any Other All Parties Agreement.

Other ECA Indebtedness means any Financial Indebtedness whether present or future, direct or indirect (other than pursuant to the Transaction Documents or the Other Transaction Documents) including by way of a direct loan to the Head Lessee or any other member of the Group or pursuant to a lease financing or other financing structure, to which the Head Lessee or any member of the Group is a party and which is guaranteed, insured, supported or otherwise covered by any Export Credit Agency.

Other ECA Loans has the meaning given to the term "ECA Loans" in any Other All Parties Agreement.

Other ECA Loan Agreement has the meaning given to the term "ECA Loan Agreement" in any Other All Parties Agreement.

Other Head Lease has the meaning given to the term "Head Lease" in any Other All Parties Agreement.

Other Lease has the meaning given to the term "Lease" in any Other All Parties Agreement.

Other Permitted Security Interests has the meaning given to the term "Permitted Security Interests" in any of the Other All Parties Agreements.

Other Security has the meaning given to the term "Security" in any of the Other All Parties Agreements.

Other Security Documents has the meaning given to the term "Security Documents" in any of the Other All Parties Agreements.

Other Transaction Documents has the meaning given to the term "Transaction Documents" in any of the Other All Parties Agreements.

Part means:

(a)

the Landing Gear, the APU, each other part, component, instrument, appliance, accessory, furnishing or other equipment (other than a complete Engine) supplied with the Aircraft on the Delivery Date (including Buyer Furnished Equipment); and

(b)	any Replacement Part,

but excludes any such items title to which has or should have passed to the Head Lessee pursuant to the Transaction Documents.

Payment Date means each date specified as such in schedule 2 (Repayments) to the ECA Loan Agreement unless a specified date is not a Business Day in which case Clause 22.3 will apply.

Permitted Participant means:

(a)	in respect of assignments by a Conduit Lender, (i) ABN AMRO Bank N.V. or (ii) any other Conduit Lender;

(b)	in respect of assignments by ABN AMRO Bank N.V., (i) SovRisc or (ii) any other Conduit Lender; or

(c)

any bank or other financial institution approved by the Head Lessee and the Borrower in writing (such approval not to be unreasonably withheld or delayed and deemed given if the Head Lessee or the Borrower has not notified the ECA Facility Agent in writing of reasonable grounds for withholding its consent thereto within fifteen (15) days of receipt of written notice from the ECA Facility Agent of such bank or other financial institution).

Permitted Security Interest means:

(a)	any Security Interest created pursuant to the Transaction Documents;

(b)	any Borrower Security Interest;

(c)	any lien for Taxes not yet assessed or, if assessed, not yet due or being contested in good faith by appropriate proceedings;

(d)

any lien of an airport hangar keeper, mechanic, material man, repairer, carrier, employee or other similar lien arising in the ordinary course of business by statute or by operation of law, in respect of obligations which are not overdue or which are being contested in good faith by appropriate proceedings, but only if (in relation to both (c) and (d) above):

(i)	adequate reserves have, in the determination of the Security Trustee (acting reasonably), been provided for the payment of such Taxes or obligations; and

(ii)

any such proceedings or the continued existence of such lien do not, in the determination of the Security Trustee (acting reasonably), involve any likelihood of the sale, forfeiture, disposal or loss of the Aircraft, any Engine or Part or any interest therein or of any criminal or legal liability on any Indemnitee;

(e)

any Security Interest with respect to which the Head Lessee or the Lessee has provided a bond, guarantee, cash collateral or similar security which is approved by the Relevant Agent (acting reasonably);

(f)	any salvage or similar right of insurers under insurance policies maintained pursuant to and in accordance with clause 11 (Insurance) of the Head Lease;

(g)	any Security Interest the creation of which has been expressly approved in writing by the Relevant Agent;

(h)	provided that the Lease complies with clause 7.6(h) (Security Interests) of the Head Lease, any Security Interest permitted by the Lease; and

(i)	any Other Permitted Security Interest.

Permitted Sub-lease means any sub-lease by the Lessee which is permitted by both the Head Lease and the Lease.

Post-Delivery Modification Period means the period of one hundred and eighty (180) days following the Delivery Date.

Principal Debtors means the Head Lessee, the Servicing Agent and the Purchaser.

Pro Rata Share means, in relation to an ECA Lender:

(a)	if no ECA Loan has been borrowed, the proportion that such ECA Lender's ECA Commitment bears to the Total ECA Commitments;

(b)	otherwise, the proportion which such ECA Lender's share of the ECA Loans bears to the total ECA Loans.

Proceeds means:

(a)	any amounts received or recovered by any Relevant Party under the Transaction Documents;

(b)	any other proceeds of enforcement of any Security Document;

(c)	any Total Loss Proceeds;

(d)	any proceeds of sale of the Aircraft;

(e)	any proceeds of requisition of the Aircraft to the extent not retainable by the Head Lessee under the Head Lease; and

(f)	any other amounts paid to a Relevant Party by third parties in relation to the Aircraft including any arrangement for re-leasing or the operation of the Aircraft.

Proceeds Agreement means the proceeds and intercreditor deed dated or to be dated on or about the date of this Agreement between the Relevant Parties.

Prohibited Country means any state, country or jurisdiction:

(a)

which is subject to any sanction or embargo (howsoever described) by the United Nations, the European Union (or the United Kingdom, France or Germany), the United States of America, the State of Registration or the Habitual Base; or

(b)	with which the United Kingdom, France or Germany does not maintain diplomatic relations.

Prospective International Interest shall have the same meaning as in the Cape Town Convention.

Purchase Agreement Assignment means the purchase agreement assignment in the agreed form dated or to be dated on or before the Delivery Date between the Purchaser, as assignor, and the Borrower, as assignee, in relation to the Aircraft.

Purchaser means C.I.T. Leasing Corporation, a corporation incorporated under the laws of the State of Delaware having its principal place of business at 1 CIT Drive, Livingston, New Jersey 07039, United States of America.

Purchaser Documents means those of the Transaction Documents to which the Purchaser is a party.

Qualifying Lender means an ECA Lender, beneficially entitled to the interest payable to that ECA Lender in respect of an ECA Loan:

(a)

which is licensed, pursuant to section 9 of the Irish Central Bank Act, 1971, to carry on banking business in Ireland and whose facility office is located in Ireland and which is carrying on a bona fide banking business in Ireland for the purposes of section 246(3) of the Irish Taxes Consolidation Act, 1997 (the TCA);

(b)

which is an authorised credit institution under the terms of the Directive 2006/48/EC of 14 June 2006 and has duly established a branch in Ireland or has made all necessary notification to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland and such financial institution is recognised by the Irish Revenue Commissioners in Ireland as carrying on a bona fide banking business in Ireland for the purposes of section 246(3) of the TCA and has its facility office located in Ireland;

(c)

which is a body corporate resident in a territory with which Ireland has a double taxation treaty or resident in a member state of the European Communities (other than Ireland) provided such company does not provide its ECA Commitment through a branch or agency in Ireland;

(d)

which is a body corporate which advances money in the ordinary course of a trade which includes the lending of money, provided that the interest is taken into account in computing the trading income of that ECA Lender, and which has complied with the notification requirements under section 246(5) of the TCA;

(e)

in respect of which an authorisation granted by the Revenue Commissioners of Ireland is subsisting on each date on which interest is paid entitling the Borrower to pay such interest to the relevant ECA Lender without deduction of income tax, by virtue of an applicable double tax treaty between the country in which such ECA Lender is resident for the purposes of such treaty and Ireland, where such double taxation treaty specifies that no withholding is to be made on interest provided such ECA Lender does not provide its commitment through a branch or agency in Ireland; or

(f)	which is a qualifying company within the meaning of section 110 of the TCA and the interest is paid in Ireland.

Quarter Date means each **               , **               , **               and **               in any calendar year.

Rate Fixing Date means the second business day in London before the first day of an Interest Period or such other day as the ECA Facility Agent determines is generally treated as the rate fixing date by market practice in the relevant interbank market.

Receiver means any administrative receiver, receiver and manager or receiver or similar officer appointed by the Security Trustee under any Security Document or under any statutory power.

Redelivery means the redelivery of the Aircraft in accordance with clause 19 (Redelivery) of the Head Lease.

Redelivery Location means Toulouse or such other location as is approved by the Relevant Agent.

Reference Banks means the London offices of The Royal Bank of Scotland plc, Citibank N.A. and Barclays Bank PLC and in each case any other bank or financial institution appointed as such by the ECA Facility Agent.

Relevant Agent means:

(a)	until the Security Trustee has been given notice under any Transaction Document of any Event of Default, the ECA Facility Agent; and

(b)	thereafter, the Security Trustee.

Relevant Party means the Borrower and each Finance Party. Relevant Proportion means in relation to:

(a)	the French Lenders, the French Portion;

(b)	the German Lenders, the German Portion; and

(c)	the British Lenders, the British Portion,

adjusted to reflect the amount of prepayments of principal pursuant to the ECA Loan Agreement prior to the date of an acceleration under clause 14.14 (Acceleration) of the ECA Loan Agreement.

Remarketing Agreement means the technical support and remarketing services agreement in the agreed form dated or to be dated on or prior to the Delivery Date between the Manufacturer, the Borrower and the Security Trustee in respect of the Aircraft.

Rent means the Initial Rent, A Rent and B Rent.

Rentals means the rentals payable in respect of the Aircraft by the Lessee to the Head Lessee pursuant to a Lease.

Rental Account means the Head Lessee's Dollar account with the Security Trustee or such other financial institution as may be approved by the Security Trustee named "Rental Account".

Rent Payment Date means:

(a)	the Delivery Date;

(b)	each Quarter Date falling between the Delivery Date and the Expiry Date; and

(c)	the Expiry Date.

Replacement Engine means an engine of the Engine Manufacturer, of the same or an improved model and suitable for use on the Airframe and having a utility and value at least equal to the Engine in respect of which a Total Loss or transfer of title has occurred and title to which has been transferred to the Borrower.

Replacement Part means a part, component, instrument, appliance, accessory, furnishing or other equipment (other than a complete engine) of the same or an improved model and suitable for use on the Airframe or an Engine and having a utility and value at least equal to the Part it replaces and title to which has been transferred to the Borrower.

Request means a request in the form of Schedule 1 (Form of Request).

Required Insurance Value means, as at any date, an amount in Dollars which is not less than:

(a)	prior to a Conversion, one hundred and ten per cent (110%); or

(b)	following a Conversion, one hundred and fifteen per cent (115%),

in each case, of the amount of the ECA Loan Termination Amount on such date or, if greater, the equivalent in Dollars of the amount of the ECA Loan Termination Amount attributable to principal on such date calculated on the basis of the ECA Facility Agent's spot rate of exchange as at the Rate Fixing Date immediately prior to the Delivery Date or, if later, as at the date of the last renewal of Insurances.

Requisition Proceeds means any proceeds of requisition (whether for title, use, hire or otherwise), confiscation, nationalisation, sequestration, detention, forfeiture or any compulsory acquisition whatsoever or seizure of the Aircraft, any Engine or Part.

Screen Rate means the British Bankers Association Interest Settlement Rate for the relevant currency and Interest Period displayed on the appropriate page of the Telerate screen selected by the relevant Facility Agent. If the relevant page is replaced or the service ceases to be available, the relevant Facility Agent may:

(a)	obtain the rate for the relevant currency and Interest Period displayed on the applicable Bloomberg screen IRSB (Ask Rate); or

(b)	(after consultation with the Borrower and the relevant Lenders), specify another page or service displaying the appropriate rate.

Second Trigger Event means the senior unsecured indebtedness obligations of the Guarantor being rated below BBB if and as rated by Standard & Poor's Corporation or Baa2 if and as rated by Moody's Investor Service Inc., or an equivalent by an alternative service of equivalent recognition (if neither Standard & Poor's Corporation nor Moody's Investor Service, Inc. has assigned any rating).

Securitisation Programme has the meaning given to that term in the definition of "SovRisc".

Security Deposit means any security deposit relating to the Aircraft which has been paid or which is payable in cash by the Lessee pursuant to the relevant Lease and which has not been applied by the Head Lessee or returned to the Lessee, in each case, in accordance with the terms of the relevant Lease.

Security Deposit Account means the Head Lessee's Dollar account with the Security Trustee or such other financial institution as may be approved by the Security Trustee named "Security Deposit Account".

Secured Obligations means the Borrower Secured Obligations and the Head Lessee Secured Obligations.

Secured Party means an Indemnitee or any other person granted security under the Other Transaction Documents or the Other ECA Indebtedness.

Security means security granted under a Security Document.

Security Documents means:

(a)	the Mortgage;

(b)	the Borrower Security Assignment;

(c)	the Lease Security Assignment;

(d)	the Airframe Warranties Assignment;

(e)	the Engine Warranties Assignment;

(f)	the Share Charge;

(g)	the Head Lessee Account Pledge;

(h)	the Borrower Account Pledge;

(i)	any assignment required pursuant to Clause 10.3.1(e)(ii);

(j)	the Deregistration Powers of Attorney;

(k)	any IDERA from the Borrower, the Head Lessee or the Lessee;

(l)	the Notice of Charge;

(m)	any notice, acknowledgement, consent or agreement provided in respect of any of the above documents; and

(n)	any other document designated as such in writing by the Borrower, the Head Lessee and the Security Trustee.

Security Interest means any mortgage, pledge, lien, charge, assignment, right of detention, hypothecation, statutory right in rem or security interest or any other agreement or arrangement having a similar effect.

Security Period means the period from the date of this Agreement until the latest in time of:

(a)	the Discharge Date in relation to the ECA Debt; and

(b)	the relevant Discharge Date in relation to any Other ECA Debt.

Servicing Agreement means the servicing agreement in the agreed form dated 11 June 2008 between the Borrower and the Servicing Agent in relation to the arrangement by the Servicing Agent of the financing and leasing of aircraft on behalf of the Borrower.

Servicing Payments means any and all payments due to be made by the Borrower to the Servicing Agent under or pursuant to the Servicing Agreement and reference to Servicing Payments includes any part thereof.

Share Charge means the share charge in the agreed form dated **               2008 in respect of the issued share capital of the Borrower by the Shareholder in favour of the Security Trustee.

Shareholder means Deutsche International Finance (Ireland) Limited.

Significant Default means any of the following:

(a)	an Event of Default;

(b)

any event which would be (with the expiry of a grace period, the giving of notice, the making of any determination, the satisfaction of any other condition under the ECA Loan Agreement or any combination of these) an ECA Event of Default pursuant to clause 14.2 (Non-payment), 14.5 (Insolvency) or 14.6 (Insolvency proceedings) of the ECA Loan Agreement; or

(c)

any event which would be (with the expiry of a grace period, the giving of notice, the making of any determination, the satisfaction of any other condition under the Head Lease or any combination of these) a Head Lease Event of Default pursuant to clause 15.2 (Non-payment), 15.7 (Insolvency) or 15.8 (Insolvency proceedings) of the Head Lease.

Significant Part means the APU, any Landing Gear or any Part having a replacement value of over five hundred thousand Dollars ($500,000).

SovRisc means SovRisc B.V. a company incorporated with limited liability in the Netherlands with registered number 34213930 incorporated for the purpose of establishing a programme for the securitisation of Export Credit Agency backed loans (the Securitisation Programme).

Standard means, in relation to any particular issue or matter, the standard which a reputable international operating lessor would apply in the applicable circumstances having regard, where relevant, to:

(a)	the credit standing of the relevant Lessee or proposed Lessee;

(b)	the economic terms of the relevant Lease; and

(c)	the negotiating position of the relevant Lessee or proposed Lessee and the Head Lessee in its capacity as an operating lessor.

State of Registration means **               or any other country in which the Aircraft is registered from time to time as permitted or required by the Head Lease and the Lease.

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than fifty per cent (50%) of the voting capital or has a similar right of ownership and control.

Sub-lessee means the lessee under any Permitted Sub-lease.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Transaction Document.

Tax Payment means a payment made by the Borrower to a Finance Party or by the Head Lessee to a Relevant Party or other Indemnitee in any way relating to a Tax Deduction or under any indemnity given by the Borrower or the Head Lessee, as the case may be, in respect of Tax under any Transaction Document.

Technical Acceptance Certificate means the technical acceptance certificate dated or to be dated on or prior to the Delivery Date delivered by the Head Lessee, as agent of the Borrower, to the Manufacturer in respect of the Aircraft under the Aircraft Purchase Agreement subject to the Purchase Agreement Assignment.

Termination Date means the Expiry Date or, if earlier, the date of termination of the leasing of the Aircraft pursuant to the Head Lease.

Total British Commitments means the amount which is the lesser of:

(a)	the Maximum Total British Commitment; and

(b)	the aggregate of:

(i)	the British Portion of the ECA Aircraft Supported Amount; and

(ii)	the ECGD Premium.

Total ECA Commitments means the aggregate of the Total French Commitments, the Total German Commitments and the Total British Commitments.

Total French Commitments means the amount which is the lesser of:

(a)	the Maximum Total French Commitment; and

(b)	the aggregate of:

(i)	the French Portion of the ECA Aircraft Supported Amount; and

(ii)	the Coface Premium.

Total German Commitments means the amount which is the lesser of:

(a)	the Maximum Total German Commitment; and

(b)	the aggregate of:

(i)	the German Portion of the ECA Aircraft Supported Amount; and

(ii)	the Euler Hermes Premium.

Total Loss with respect to the Aircraft, the Airframe or any Engine means:

(a)	its actual, constructive, compromised, arranged or agreed total loss;

(b)	its destruction, damage beyond economic repair or being rendered permanently unfit for normal use for any reason whatsoever;

(c)	its requisition of title or other compulsory acquisition by any Government Entity (whether de jure or de facto), but excluding requisition for use or hire not involving requisition of title; or

(d)

its hi-jacking, theft, disappearance, confiscation, detention, seizure, deprivation or requisition for use or hire for more than ninety (90) consecutive days or for any period which extends beyond the Head Lease Period, and a Total Loss of the Aircraft shall be deemed to have occurred if a Total Loss occurs with respect to the Airframe. Total Loss Date means:

(a)	in the case of an actual total loss or destruction, the date on which it occurs, (or if not known, the date on which the Aircraft or Engine was last heard of);

(b)	in the case of damage beyond economic repair, being rendered permanently unfit for normal use, or a constructive, compromised or arranged or agreed total loss, the earlier of:

(i)	the date on which this is agreed by the insurers as being a total loss; and

(ii)

thirty (30) days after the earlier of (A) a notice claiming a Total Loss being issued to insurers and (B) a competent court or arbitral tribunal issuing a judgment to the effect that a Total Loss has occurred;

(c)	in the case of a requisition for title or compulsory acquisition, the date on which that takes effect;

(d)

in the case of hi-jacking, theft, disappearance, confiscation, detention, seizure, deprivation or requisition for use or hire, the earlier of (i) the last day of the Head Lease Period and (ii) the ninetieth (90th) consecutive day after it occurs.

Total Loss Proceeds means the proceeds received and retained by the Relevant Agent of any insurance, or compensation or similar payment, arising in respect of a Total Loss.

Transaction Documents means:

(a)	this Agreement;

(b)	the Framework Agreement;

(c)	the Proceeds Agreement;

(d)	the Head Lease;

(e)	the ECA Loan Agreement;

(f)	the Lease;

(g)	the Purchase Agreement Assignment;

(h)	each Security Document;

(i)	the Management Agreement;

(j)	the Declaration of Trust;

(k)	the Acceptance Certificate;

(l)	the Technical Acceptance Certificate;

(m)	the Netting Letter;

(n)	the Bill of Sale;

(o)	[the BFE Bill of Sale;]

(p)	[the BFE Letter Agreement;]

(q)	the Consent and Agreement;

(r)	the Fees Letters;

(s)	the Eurocontrol Letter;

(t)	the Remarketing Agreement;

(u)	the Servicing Agreement;

(v)	the Cape Town Letter;

(w)	each notice and acknowledgement provided under any of the above documents; and

(x)	any other document designated in writing as such by the Borrower, the Head Lessee and the Relevant Agent.

Transfer Certificate means a certificate, substantially in the form of Schedule 3 (Form of Transfer Certificate for Lenders), with such amendments as the relevant Facility Agent may approve or reasonably require or any other form agreed between the relevant Facility Agent and the Borrower.

Unpaid Sum means any sum due and payable to a Finance Party or Export Credit Agency but unpaid by the Borrower, the Guarantor or the Head Lessee under the Transaction Documents.

US Restriction Notice has the meaning given to it in Clause 10.4.2.

Warranty Proceeds means all Proceeds pursuant to the Airframe Warranties Agreement and the Engine Warranties Agreement.

Zuschussvertrag means the subsidy agreement dated on or about the date of this Agreement between the Original German Lender(s) and KfW.

1.2	Construction

	(a)	In this Agreement and the other Transaction Documents, unless the contrary intention appears, a reference to:

		(i)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

		(ii)	assets includes present and future properties, revenues and rights of every description;

		(iii)	an authorisation includes an authorisation, consent, approval, resolution, permit, certificate, declaration, licence, exemption, filing, registration or notarisation;

		(iv)	disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

		(v)	control means, in relation to a person, the power to direct the management and the policies of the person concerned whether through the ownership of voting capital, by contract or otherwise;

(vi)	including or in particular is to be construed as being by way of illustration or emphasis and not limiting or prejudicial to the generality of any foregoing words;

(vii)	costs and expenses includes legal fees, accountancy fees, insurance report fees, administration fees, travel costs and out-of-pocket expenses but, for the avoidance of doubt, does not include Management Time Expenses unless expressly provided;

(viii)	know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any Applicable Law binding on such Finance Party to identify a person who is (or is to become) its customer;

(ix)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(x)	a Party means a party to this Agreement;

(xi)	a regulation includes any regulation, rule, order, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xii)	a person being solvent is a reference to a person:

(aa) who is not deemed for the purposes of any Applicable Law to be unable to pay its debts as they fall due;

(bb) who has not admitted its inability to pay its debts as they fall due;

(cc) who has not suspended making payment of any of its debts or announced an intention to do so;

(dd) who by reason of actual or anticipated financial difficulties has not begun negotiations with its creditors or any class of them for the rescheduling or restructuring of any of its indebtedness;

(ee) who assets are greater or equal to its liabilities (taking into account contingent and prospective liabilities);

(ff) who is not subject to insolvency proceedings or in Chapter 11 of the United States Bankruptcy Code of 1978 or local equivalent;

(gg) in respect of any of whose indebtedness no moratorium has been declared; or who is not subject to any similar local law process not described in (aa) to (ff) above.

(xiii)	a currency is a reference to the lawful currency for the time being of the relevant country;

(xiv)	a Head Lease Default, ECA Default or Default or ECA Event of Default, Head Lease Event of Default or Event of Default being continuing means that it has not been remedied to the satisfaction of the ECA Facility Agent or waived;

	(xv)	a provision of law or an international convention is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

	(xvi)	a Clause, a Subclause or a Schedule or part thereof is a reference to a clause or subclause of, or a schedule (or part thereof) to, this Agreement;

	(xvii)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

	(xviii)	a Transaction Document or another document is a reference to that Transaction Document or other document as amended (with the consent of any relevant Party, if that consent is required);

	(xix)	unless otherwise specified, a time of day is a reference to London time; and

	(xx)	a document being in the agreed form means such document is in the form of a draft agreed between and initialled by or on behalf of the ECA Facility Agent and the Head Lessee on or about the date of the Framework Agreement (or such other form as the ECA Facility Agent may approve on the instructions of the National Agents).

(b)

Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

	(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

	(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

	(iii)	notwithstanding paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Where the context so admits, words importing the singular number only shall include the plural and vice versa, and words importing the neuter gender shall include the masculine or feminine gender.

(d)	In any Transaction Document:

	(i)	subject to paragraph (ii) below, unless expressly provided to the contrary, no person who is not a party to that Transaction Document may enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999;

	(ii)	each Indemnitee not a party to such document shall have the benefit of the Contracts (Rights of Third Parties) Act 1999) to the extent of the rights expressed to be given to it.

(e)	Unless the contrary intention appears:

	(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

	(ii)	any obligation of the Borrower or the Head Lessee under the Transaction Documents which is not a payment obligation remains in force for so long as any payment obligation of the Borrower or the Head Lessee, as the case may be, is or may be outstanding under the Transaction Documents; and

(iii) all indemnities under the Transaction Documents continue in force despite the Discharge Date or the Expiry Date.

	(f)	The headings in this Agreement do not affect its interpretation.

	(g)	Any reference in the Transaction Documents to an ECA Lender includes a New ECA Lender (as defined in clause 16.1(a) of the ECA Loan Agreement) but excludes an ECA Lender if no amount is or may be owed to or by it under the Transaction Documents.

	(h)	If there is any conflict between this Agreement and any other Transaction Document, the terms of this Agreement will prevail.

2

Conditions

The obligations of the Parties under each Transaction Document are, to the extent contemplated by that Transaction Document, subject to satisfaction (or waiver or deferral) of the conditions precedent set out in Schedule 2 (Conditions).

2.1

Initial conditions precedent documents

A Request may not be given until the ECA Facility Agent has received all of the documents and evidence set out in part 1 of Schedule 2 in each case in form and substance satisfactory to the ECA Facility Agent (to the extent not waived or deferred in accordance with the provisions of Clause 2.7) not later than the third Business Day prior to the Expected Delivery Date.

2.2

Utilisation conditions precedent documents

The obligations of each ECA Lender to participate in any ECA Loan or of the ECA Facility Agent to make payment in accordance with the ECA Loan Agreement are subject to the ECA Facility Agent having received a duly completed Request in accordance with clause 5.2 (Completion of Request) of the ECA Loan Agreement and all of the documents and evidence set out in part 2 of Schedule 2 in form and substance satisfactory to the ECA Facility Agent (to the extent not waived or deferred in accordance with the provisions of Clause 2.7).

2.3	Further conditions precedent The obligations of each ECA Lender to participate in any ECA Loan are further subject to:

	(a)	the ECA Facility Agent being satisfied that each of the conditions precedent referred to in part 3 of Schedule 2 has been satisfied (to the extent not waived or deferred in accordance with the provisions of Clause 2.7); and

	(b)	in respect of the German Lenders, the German Lenders confirming to the ECA Facility Agent that they are satisfied that all conditions of the Zuschussvertrag have been met.

2.4

Lessor conditions precedent

The obligations of the Borrower to lease the Aircraft to the Head Lessee under the Head Lease are subject to the condition precedent that the Borrower has received evidence that the conditions to the making of the Loans as set out in Clauses 2.1, 2.2 and 2.3 are met (or waived or deferred in accordance with Clause 2.7).

2.5

Request

Subject to confirmation from the ECA Facility Agent that a Request may be given, on receipt of a form of Request no later than 10.00 a.m. on the fourth Business Day prior to the Expected Delivery Date executed by the Head Lessee, the Borrower agrees to execute the Request and deliver the same to the ECA Facility Agent pursuant to the ECA Loan Agreement.

2.6

Conditions subsequent

The Head Lessee undertakes that it shall deliver to the ECA Facility Agent the conditions subsequent listed in part 5 of Schedule 2 within sixty (60) days of the Delivery Date. The Head Lessee confirms that any failure to deliver such conditions subsequent within the required time frame shall be a Head Lease Event of Default.

2.7 2.7.1	Waiver The conditions specified in Clauses 2.1, 2.2, 2.3 and 2.6 are for the sole benefit of the Finance Parties and may be waived or deferred in whole or in part by the ECA Facility Agent.

2.7.2

If any of the conditions specified in Clauses 2.1, 2.2 and 2.3 are not satisfied on the date of the Request or, as the case may be, the Expected Delivery Date and the ECA Facility Agent (in its absolute discretion) agrees to waive or defer the same, the Head Lessee (or if such relevant condition is to be satisfied by the Borrower, the Borrower) shall (unless the ECA Facility Agent expressly agrees otherwise) ensure that such condition is satisfied within ten (10) Business Days after the Delivery Date (or such other shorter period as the ECA Facility Agent may specify). If such condition is not satisfied, then it will be:

	(a)	in the case of a condition to be satisfied by the Borrower, an ECA Event of Default; or

	(b)	in any other case, a Head Lease Event of Default.

2.8

Head Lessee conditions precedent

The obligation of the Head Lessee to lease the Aircraft from the Borrower under the Head Lease are subject to the receipt by the Head Lessee of each of the documents set out in part 4 of Schedule 2.

2.9 2.9.1	Delayed Delivery If, following the giving of a Request, Delivery does not occur on the Expected Delivery Date, the Borrower acknowledges that:

	(a)	prior to the Expected Delivery Date, each ECA Lender will have entered into funding arrangements pursuant to the Request in order to fund its Pro Rata Share of the ECA Loans; and

	(b)	the Head Lessee would be liable in accordance with Clause 14.7 (Other Head Lessee indemnities), to indemnify each Relevant Party and each Export Credit Agency against any Losses and, in the case of the ECA Administrative Parties and the Export Credit Agencies, Management Time Expenses which that Relevant Party or Export Credit Agency, as the case may be, incurs as a consequence of the ECA Loans not being made on the Expected Delivery Date.

2.9.2

Each of the Borrower and the Head Lessee agrees that the funds received by the ECA Facility Agent from the ECA Lenders pursuant to clause 5.4 (Advance of ECA Loans) of the ECA Loan Agreement shall be held by the ECA Facility Agent in an interest earning suspense account pending application in accordance with Clause 2.9.4 or, as the case may be, 2.9.5 with a market rate of interest credited to such account.

2.9.3	Each of the Borrower and the Head Lessee acknowledges and agrees that, prior to any application in accordance with Clause 2.9.4, the Borrower shall have no interest in such monies.

2.9.4	On the Delivery Date, if the conditions precedent referred to in Clauses 2.1, 2.2 and 2.3 have been satisfied or waived on or prior to such date:

	(a)	the Borrower authorises the ECA Facility Agent to apply the amount of the ECA Loans in accordance with the Transaction Documents;

	(b)	the Delivery Date for the purpose of clause 8.1 (Interest Periods) of the ECA Loan Agreement shall be deemed to be the Expected Delivery Date;

	(c)	the Head Lessee shall pay Rent under the Head Lease as if the Expected Delivery Date were the Delivery Date and the Expiry Date shall be the twelfth (12th) anniversary of the Expected Delivery Date;

	(d)	the duration of the first Interest Period with respect to the ECA Loans shall commence on the Expected Delivery Date and shall end on the next following Payment Date and interest shall be payable as if the Loans were made on the Expected Delivery Date;

	(e)	repayment instalments payable under clause 6.1 (Repayment) of the ECA Loan Agreement shall continue to be payable on the Payment Dates as though the Expected Delivery Date were the Delivery Date; and

	(f)	the ECA Facility Agent shall pay to the Borrower any interest which has accrued on the amount of the ECA Loans under Clause 2.9.2.

2.9.5

Each of the Borrower and the Head Lessee acknowledges and agrees that if Delivery does not occur within ten (10) Business Days of the Expected Delivery Date (or such later date as agreed in writing with the Borrower), or if earlier, on or before the last day of the Availability Period (the Cut-off Date):

	(a)	no ECA Loan will have been made under the ECA Loan Agreement;

	(b)	the ECA Facility Agent shall return any amounts received from each ECA Lender under clause 5.4 (Advance of ECA Loans) of the ECA Loan Agreement to such ECA Lender together with such ECA Lender's Pro Rata Share of the interest paid by the Borrower under Clause 2.9.5(d) and which would have been paid to the Borrower under Clause 2.9.4(f) for further payment to the Head Lessee;

	(c)	the Borrower shall pay all amounts due to each Relevant Party and each Export Credit Agency as a consequence thereof, including (without limitation) all Losses and, in the case of the ECA Administrative Parties and Export Credit Agencies, Management Time Expenses incurred by each Relevant Party and each Export Credit Agency; and

	(d)	the Borrower shall pay on the Cut-off Date to the ECA Facility Agent (on behalf of the ECA Lenders) interest on the amount of the ECA Loans for the period from (and including) the Expected Delivery Date to the Cut-off Date, at the rate per annum determined by the ECA Facility Agent to be the rate which would have applied if the ECA Loans had been made on the Expected Delivery Date less the amount of the actual interest earned on such funds at the rate referred to in Clause 2.9.5(b) during the period from (and including) the Expected Delivery Date to the Cut-off Date.

3 3.1	Head Lessee representations Representations The representations set out in this Clause 3 are made by the Head Lessee to each Relevant Party.[2]

3.2 3.2.1	Status It is an unlimited company, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

3.2.2	It has the power and authority to own its assets and carry on its business as it is being conducted.

3.3

Powers and authority

It has the power to enter into and perform, and has (or prior to execution will have) taken all necessary action to authorise the entry into and performance of the Head Lessee Documents, its obligations under the Head Lessee Documents and the transactions contemplated by the Head Lessee Documents.

3.4	Legal validity

	(a)	Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under a Transaction Document, the Head Lessee Documents are (or when executed will be) its legally binding, valid and enforceable obligations.

	(b)	The Head Lessee Documents are in the proper form for their enforcement in the jurisdiction of its incorporation.

3.5	Non-conflict The entry into and performance by it of, and the transactions contemplated by, the Head Lessee Documents do not conflict with:

	(a)	any Applicable Law applicable to the Head Lessee, the Head Lessee Documents or the Aircraft or its use or operation;

	(b)	its constitutional documents; or

	(c)	any document which is binding upon it or any of its assets.

3.6	Authorisations

3.6.1	All authorisations required by it in connection with:

	(a)	the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Head Lessee Documents; and

	(b)	the conduct of its business, trade and ordinary activities, have been (or, in respect of any Head Lessee Document which is also a Security Document, on or prior to the Delivery Date will have been) obtained or effected (as appropriate) and are in full force and effect.

2 Carve outs to representations relating to qualifications in legal opinions to be considered following receipt of the draft legal opinions

3.6.2

The Head Lessee's administrator and transacting users have been duly authorised (so long as within the Head Lessee's employment) to effect all dealings with the International Registry on its behalf and the party executing the IDERA on its behalf is duly authorised.

3.6.3	The Head Lessee undertakes that it will not revoke any authorisation referred to in Clause 3.6.2 without the prior written consent of the Relevant Agent.

3.7 3.7.1

No default

No Head Lease Default nor any default under any Other Transaction Documents to which it is a party is continuing or will result from the execution of, or the performance of any transaction contemplated by, the Head Lessee Documents.

3.7.2

No other event is continuing which constitutes a default under any document which is binding on it or any of its assets to an extent or in a manner which has or is likely to have a Material Adverse Effect.

3.8

Financial statements

Its audited financial statements most recently delivered to the Borrower or the ECA Facility Agent (which at the date of this Agreement, are the Original Head Lessee Financial Statements):

(a) have been prepared in accordance with international and generally accepted accounting principles and practices consistently applied; and

(b) give a true and fair view of its financial condition (consolidated, if applicable) as at the date to which those financial statements were drawn up,

except, in each case, as disclosed to the contrary in those financial statements.

3.9

No material adverse change

There has been no material adverse change in the consolidated business, assets, Liabilities, prospects of or financial condition of the Head Lessee since the date to which the Original Head Lessee Financial Statements) were drawn up.

3.10

Litigation

No litigation, arbitration or administrative proceedings before any court, arbitral body or agency, are current or, to its knowledge, pending or threatened, which have or, if adversely determined, are likely to have a Material Adverse Effect.

3.11 3.11.1

Information

The financial and other information supplied by it or on its behalf in connection with the Transaction Documents was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given.

3.11.2

Each expression of opinion, expectation, intention or policy contained in the information referred to in Clause 3.11.1 was made after careful consideration and enquiry and is believed by the Head Lessee to be fair and reasonable as at the date at which it is stated to be given and can be properly supported.

3.11.3	The information referred to in Clause 3.11.1 did not omit as at its date any information which, if disclosed, would make that information untrue or misleading in any material respect.

3.11.4	Nothing has occurred since the date of the information referred to in Clause 3.11.1 which, if disclosed, would make that information untrue or misleading in any material respect.

3.12 3.12.1

Registration

It is not necessary or advisable, in order to ensure the validity, effectiveness, enforceability and admissibility in evidence of any Transaction Document or to establish, perfect or protect the rights and interests of the Relevant Parties in the Aircraft or any Transaction Document, that any filing, registration, recordation, notarisation or other action be taken except for such matters as can only be effected as at Delivery and such matters will be effected as at Delivery.

3.12.2

The rights of the Relevant Parties in the Aircraft have been established, perfected and protected under the laws of the State of Registration except for such rights as can only be established, perfected or protected as at Delivery and such rights will be established, perfected and protected as at Delivery.

3.13 3.13.1

Taxes

It has delivered and made all necessary returns and payments due to the tax authorities in its jurisdiction of incorporation except to the extent the relevant liability is being contested in good faith.

3.13.2	All amounts payable by it under the Head Lessee Documents may be made without any Tax Deduction.

3.13.3

No stamp, registration or similar Tax is or will be required to be paid in its jurisdiction of incorporation on or in relation to the Transaction Documents or the transactions contemplated by the Transaction Documents.

3.13.4

No value added tax (or Tax of a similar nature) is payable under the laws of its jurisdiction of incorporation in respect of any Transaction Document or the performance of the obligations under any Transaction Documents.

3.13.5	No Tax or import or export duties or other charges are payable by any Relevant Party in connection with:

(a) the import of the Aircraft into the Lessee's jurisdiction of incorporation following Delivery; or

(b) the export of the Aircraft from the Lessee's jurisdiction of incorporation upon the expiry or any other termination of the leasing of the Aircraft under the Lease.

3.14 3.14.1

No Security Interest

The entry into and performance by the Head Lessee of, and the transactions contemplated by, the Head Lessee Documents will not result in the creation of any Security Interest (other than any Permitted Security Interests) over any of its assets.

3.14.2	No Security Interests, other than Permitted Security Interests, exist in relation to the Aircraft or its Insurances.

3.14.3	No interests are registered at the International Registry in relation to the Aircraft, other than any registered in relation to the Transaction Documents.

3.15

Claims pari passu

Its payment obligations under the Head Lessee Documents are or will be, upon execution by the Head Lessee, direct, general and unconditional obligations of the Head Lessee and rank, and will at all times rank, at least pari passu with its other unsecured and unsubordinated obligations, except for obligations mandatorily preferred by operation of law applying to companies generally in the Head Lessee's jurisdiction of incorporation.

3.16	Ownership The Head Lessee is a wholly owned indirect subsidiary of the Guarantor.

3.17 3.17.1

Immunity

The execution by it of the Head Lessee Documents constitutes, and the exercise by it of its rights and performance of its obligations under the Head Lessee Documents will constitute, private and commercial acts performed for private and commercial purposes.

3.17.2	It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings in relation to the Head Lessee Documents.

3.18 3.18.1	No adverse consequences It is not necessary under the laws of its jurisdiction of incorporation:

	(a)	in order to enable any Relevant Party to enforce its rights under any Transaction Document; or

	(b)	by reason of the execution of any Transaction Document or the performance by any Relevant Party of its obligations under any Transaction Document, that any Relevant Party should be licensed, qualified or otherwise entitled to carry on business in the Head Lessee's jurisdiction of incorporation.

3.18.2

No Relevant Party is or will be deemed to be resident, domiciled or carrying on business in the Head Lessee's jurisdiction of incorporation by reason only of the execution, performance or enforcement of any Transaction Document.

3.19 3.19.1	Jurisdiction/governing law Its:

	(a)	irrevocable submission under the Head Lessee Documents to the jurisdiction of the courts referred to therein;

	(b)	agreement that the Head Lessee Documents are governed by the law referred to therein; and

	(c)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation.

3.19.2	Any judgment obtained in either England, France or Ireland in relation to the Aircraft or the Transaction Documents will be recognised and be enforceable by the courts of:

	(a)	the Head Lessee's jurisdiction of incorporation; and

	(b)	if the judgement relates to the Aircraft, the Lease, any Permitted Sub-lease or any Security Document (other than the Share Charge, the Head Lessee Account Pledge or the Borrower Account Pledge), the State of Registration.

3.20	Head Lessee's Centre of Main Interest The Head Lessee's Centre of Main Interest is Dublin, Ireland.

3.21

Investment company

It is not an "investment company" within the meaning of the Investment Company Act 1940 of the United States of America and no consent or authorisation of any Government Entity is required on the part of it in connection with the execution, delivery or performance of this Agreement or the other Transaction Documents.

3.22 3.22.1	Times for making representations The representations set out in this Clause 3 are made by the Head Lessee on the date of this Agreement.

3.22.2	Each representation is deemed to be repeated by the Head Lessee on the date of a Request and the Delivery Date.

3.22.3	Each representation other than a Non-Repeating Head Lessee Representation is deemed to be repeated by the Head Lessee on each Rent Payment Date.

3.22.4

When a representation is repeated, it is applied to the circumstances existing at the time of repetition and, in the case of the representation in Clause 3.7.1 (No default) as if the reference therein to "Head Lease Default nor any default" were a reference to "Head Lease Event of Default nor any event of default".

4 4.1	Guarantor representations Representations The representations set out in this Clause 4 are made by the Guarantor to each Relevant Party.

4.2 4.2.1	Status It is a corporation, duly incorporated and validly existing and in good standing under the laws of its jurisdiction of incorporation.

4.2.2	It has the power and authority to own its assets and carry on its business as it is being conducted.

4.3

Powers and authority

It has the power to enter into and perform, and has (or prior to execution will have) taken all necessary action to authorise the entry into and performance of the Guarantor Documents, its obligations under the Guarantor Documents and the transactions contemplated by the Guarantor Documents.

4.4	Legal validity

(a) It has duly executed and delivered this Agreement and the other Guarantor Documents.

(b) Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under a Transaction Document, the Guarantor Documents are (or when executed will be) its legally binding, valid and enforceable obligations.

(c) The Guarantor Documents are in the proper form for their enforcement in the Federal Courts of the United States of America and the State Courts in the jurisdiction of its principal place of business and its jurisdiction of its incorporation.

4.5	Non-conflict The entry into and performance by it of, and the transactions contemplated by, the Guarantor Documents do not conflict with:

	(a)	any Applicable Law applicable to the Guarantor, the Guarantor Documents or the Aircraft or its use or operation;

	(b)	its constitutional documents; or

	(c)	any document which is binding upon it or any of its assets.

4.6	Authorisations

All authorisations required by it in connection with:

	(a)	the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Guarantor Documents; and

	(b)	the conduct of its business, trade and ordinary activities,

have been obtained or effected (as appropriate) and are in full force and effect.

4.7

Financial statements

The audited financial statements of the Guarantor most recently delivered to the Borrower or the ECA Facility Agent (which at the date of this Agreement, are the Original Guarantor Financial Statements):

	(a)	have been prepared in accordance with generally accepted accounting principles adopted and accepted in the United States of America consistently applied; and

	(b)	give a true and fair view of its financial condition (consolidated, if applicable) as at the date to which those financial statements were drawn up,

except, in each case, as disclosed to the contrary in those financial statements.

4.8

No material adverse change

There has been no material adverse change in the consolidated business, assets, Liabilities, prospects of or financial condition of the Guarantor since the date to which the Original Guarantor Financial Statements were drawn up.

4.9

Litigation

No litigation, arbitration or administrative proceedings before any court, arbitral body or agency, are current or, to its knowledge, pending or threatened, which have or, if adversely determined, are likely to have a Material Adverse Effect.

4.10 4.10.1

Information

The financial and other information supplied by it or on its behalf in connection with the Transaction Documents was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given.

4.10.2

Each expression of opinion, expectation, intention or policy contained in the information referred to in Clause 4.10.1 was made after careful consideration and enquiry and is believed by the Guarantor to be fair and reasonable as at the date at which it is stated to be given and can be properly supported.

4.10.3	The information referred to in Clause 4.10.1 did not omit as at its date any information which, if disclosed, would make that information untrue or misleading in any material respect.

4.10.4	Nothing has occurred since the date of the information referred to in Clause 4.10.1 which, if disclosed, would make that information untrue or misleading in any material respect.

4.11

Registration

It is not necessary or advisable, in order to ensure the validity, effectiveness, enforceability and admissibility in evidence of any Guarantor Document or to establish, perfect or protect the rights and interests of the Relevant Parties in any Guarantor Document, that any filing, registration, recordation, notarisation or other action be taken.

4.12 4.12.1

Taxes

It has delivered and made all necessary returns and payments due to the tax authorities in the United States of America and all other applicable jurisdictions except to the extent the relevant liability is being contested in good faith.

4.12.2	All amounts payable by it under the Guarantor Documents may be made without any Tax Deduction.

4.12.3	No stamp, registration or similar Tax is or will be required to be paid in:

(a) the United States of America;

(b) the jurisdiction in which its chief executive office is located; or

(c) its jurisdiction of incorporation,

on or in relation to the Transaction Documents or the transactions contemplated by the Transaction Documents.

4.12.4	No value added tax (or Tax of a similar nature) is payable under the laws of:

(a) the United States of America;

(b) the jurisdiction in which its chief executive office is located; or

(c) its jurisdiction of incorporation,

in respect of any Transaction Document or the performance of the obligations under any Transaction Documents.

4.13

No Security Interest

The entry into and performance by the Guarantor of, and the transactions contemplated by, the Guarantor Documents will not result in the creation of any Security Interest (other than any Permitted Security Interests) over any of its assets.

4.14

Claims pari passu

Its payment obligations under the Guarantor Documents are or will be, upon execution by the Guarantor, direct, general and unconditional obligations of the Guarantor and rank, and will at all times rank, at least pari passu with its other unsecured and unsubordinated obligations, except for obligations mandatorily preferred by operation of law applying to companies generally in the Guarantor's jurisdiction of incorporation.

4.15	Ownership The Guarantor is the indirect owner of the entire issued share capital in the Head Lessee and the Servicing Agent.

4.16 4.16.1

Immunity

The execution by it of the Guarantor Documents constitutes, and the exercise by it of its rights and performance of its obligations under the Guarantor Documents will constitute, private and commercial acts performed for private and commercial purposes.

4.16.2	It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings in relation to the Guarantor Documents.

4.17 4.17.1

No adverse consequences

It is not necessary under the laws of (i) the United States of America, (ii) the jurisdiction in which its chief executive office is located or (iii) its jurisdiction of incorporation:

	(a)	in order to enable any Relevant Party to enforce its rights under any Transaction Document; or

	(b)	by reason of the execution of any Transaction Document or the performance by any Relevant Party of its obligations under any Transaction Document,

that any Relevant Party should be licensed, qualified or otherwise entitled to carry on business in any such jurisdiction.

4.17.2	No Relevant Party is or will be deemed to be resident, domiciled or carrying on business in:

	(a)	the United States of America;

	(b)	the jurisdiction in which the Guarantor's chief executive office is located; or

	(c)	the Guarantor's jurisdiction of incorporation,

by reason only of the execution, performance or enforcement of any Transaction Document.

4.18	Jurisdiction/governing law

4.18.1	Its:

	(a)	irrevocable submission under the Guarantor Documents to the jurisdiction of the courts referred to therein;

	(b)	agreement that the Guarantor Documents are governed by the law referred to therein; and

	(c)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under (i) the laws of the United States of America, (ii) the jurisdiction in which its chief executive office is located and (iii) its jurisdiction of incorporation.

4.18.2

Subject to compliance with the procedural and other relevant laws in the applicable jurisdiction, any judgment obtained in either England, France or Ireland in relation to the Aircraft or the Transaction Documents will be recognised and be enforceable by the courts of:

	(a)	the United States of America;

	(b)	the jurisdiction in which its chief executive office is located; and

(c) its jurisdiction of incorporation.

4.19	Trigger Events No Net Worth Event, First Trigger Event or Second Trigger Event has occurred and is continuing.

4.20	Chief Executive Office Its chief executive office is located in the United States of America.

4.21

Investment company

It is not an "investment company" within the meaning of the Investment Company Act 1940 of the United States of America and no consent or authorisation of any Government Entity is required on the part of it in connection with the execution, delivery or performance of this Agreement or the other Guarantor Documents.

4.22 4.22.1	Times for making representations The representations set out in this Clause 4 are made by the Guarantor on the date of this Agreement.

4.22.2	Each representation is deemed to be repeated by the Guarantor on the date of a Request and the Delivery Date

4.22.3	Each representation other than a Non-Repeating Guarantor Representation is deemed to be repeated by the Guarantor on each Rent Payment Date.

4.22.4	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

5 5.1	Borrower representations Representations to Head Lessee and Finance Parties The representations (including those repeated by Clause 5.18.2 (Times for making representations)) set out:

(a) in Clause 5.2 (Status) to Clause 5.7 (No other business) are made by the Borrower to the Head Lessee and to each Finance Party; and

(b) in Clause 5.8 (No default) to Clause 5.17 (Borrower's activities) are made by the Borrower to each Finance Party only.

5.2 5.2.1	Status It is a limited liability company, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

5.2.2	It has the power and authority to own its assets and carry on its business as it is being conducted.

5.3

Powers and authority

It has the power to enter into and perform, and has (or prior to execution will have) taken all necessary action to authorise the entry into and performance of the Borrower Documents, its obligations under the Borrower Documents and the transactions contemplated by the Borrower Documents.

5.4 5.4.1

Legal validity

Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under a Borrower Document, the Borrower Documents are (or when executed will be) its legally binding, valid and enforceable obligations.

5.4.2	The Borrower Documents are in the proper form for their enforcement in the jurisdiction of its incorporation.

5.5	Non-conflict The entry into and performance by it of, and the transactions contemplated by, the Borrower Documents do not conflict with:

(a) any Applicable Law applicable to the Borrower, the Borrower Documents or the Aircraft or its use or operation;

(b) its constitutional documents; or

(c) any document which is binding upon it or any of its assets.

5.6 5.6.1

Authorisations

All authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Borrower Documents have been (or, in respect of any Borrower Document which is also a Security Document, on or prior to the Delivery Date will have been) obtained or effected (as appropriate) and are in full force and effect.

5.6.2

The Borrower's administrator and transacting users have been duly authorised to effect all dealings with the International Registry on its behalf and the party executing the IDERA on its behalf is duly authorised.

5.6.3	The Borrower undertakes that it will not revoke any such authorisation without the prior written consent of the Relevant Agent.

5.7 5.7.1

No other business

Its business is limited exclusively to the acquisition, financing, owning, leasing and disposal of the Aircraft and the Other Aircraft and the transactions contemplated by the Borrower Documents and the Other Transaction Documents and matters incidental to them.

5.7.2	It has not incurred any liabilities other than Taxes and ordinary costs and overhead expenses in each case incurred in connection with the business described in Clause 5.7.1.

5.8	No default No ECA Default is continuing or will result from the entry into, or the performance of any transaction contemplated by, any Transaction Document.

5.9	Litigation No litigation, arbitration or administrative proceedings before any court, arbitral body or agency are current or, to its knowledge, pending or threatened, against the Borrower.

5.10 5.10.1	Taxes It has delivered and made all necessary returns and payments due to the tax authorities in its jurisdiction of incorporation.

5.10.2	All amounts payable by it under the Borrower Documents may be made without any Tax Deduction.

5.10.3

No stamp, registration or similar Tax is or will be required to be paid in its jurisdiction of incorporation on or in relation to the Borrower Documents or the transactions contemplated by the Borrower Documents.

5.10.4

No value added tax (or Tax of a similar nature) or import or export duty or tax is payable under the laws of its jurisdiction of incorporation in respect of any Borrower Document or the performance of the obligations under any Borrower Documents.

5.11

No Security Interests created

No Borrower Security Interest or Security Interest over any other asset of the Borrower has been created by the Borrower, save as created pursuant to the Transaction Documents and the Other Transaction Documents.

5.12	Money laundering For the purposes of the German Money Laundering Act (Geldwäschegesetz), the Borrower is acting for its own account.

5.13	Non-residency None of its directors is resident for tax purposes in France.

5.14 5.14.1	Jurisdiction/governing law Its:

(a) irrevocable submission under the Borrower Documents to the jurisdiction of the courts referred to therein;

(b) agreement that the Borrower Documents are each governed by the law referred to therein; and

(c) agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation.

5.14.2

Any judgment obtained in either England, France or Ireland in relation to the Aircraft or the Borrower Documents will be recognised and be enforceable by the courts of its jurisdiction of incorporation.

5.15	No subsidiaries and no employees The Borrower has no:

(a) Subsidiaries; or

(b) employees other than its directors.

5.16

Borrower's place of business

The Borrower's corporate management, centre of administration and principal place of business is in Dublin, Ireland and it does not have an establishment or place of business in any other jurisdiction.

5.17	Borrower's activities
The Borrower has not engaged in any activities since its incorporation other than:

(a) those incidental to its registration;

(b) various changes to its directors, secretary, registered office and constitutional documents;

(c) increases in authorised and issued share capital and other appropriate corporate steps;

(d) the negotiation, authorisation and execution of the Borrower Documents and the Other Transaction Documents to which it is a party together with the carrying out of activities in relation thereto; and

(e) the activities referred to in or contemplated by the Borrower Documents and the Other Transaction Documents to which it is a party.

5.18 5.18.1	Times for making representations The representations set out in this Clause 5 (Borrower representations) are made by the Borrower on the date of this Agreement.

5.18.2	Each representation is deemed to be repeated by the Borrower on the date it countersigns the Request and on the Delivery Date.

5.18.3

Each representation other than a Non-Repeating Borrower Representation is deemed to be repeated by the Borrower on the first day of each Interest Period and on the date it grants any additional mortgage in favour of the Security Trustee pursuant to Clause 10.3.1(e)(i)(bb).

5.18.4

When a representation is repeated, it is applied to the circumstances existing at the time of repetition and, in the case of the representation in Clause 5.8 (No default), the reference therein to "ECA Default " were a reference to "ECA Event of Default nor any event of default".

6	Borrower covenants

6.1	Borrower covenants for the benefit of the Head Lessee and Finance Parties
The Borrower undertakes:

(a) with the Head Lessee that, throughout the Head Lease Period (and, where the Head Lessee has elected to purchase the Aircraft in accordance with clause 18 (Option to purchase) of the Head Lease, until transfer of title to the Aircraft by the Borrower in accordance with that clause), it will comply with the provisions of Clause 6.2 (Status) to Clause 6.6 (Taxes) so long as no Head Lease Event of Default is continuing; and

(b) with the Finance Parties that it will during the Security Period comply with the provisions of Clause 6.2 (Status) to Clause 6.12 (Manufacturers).

6.2 6.2.1	Status The Borrower shall maintain its status and corporate existence as a limited liability company in its jurisdiction of incorporation.

6.2.2	The Borrower's Centre of Main Interests shall be and remain the jurisdiction in which its registered office is located.

6.3 6.3.1

No other business

The Borrower shall limit its business exclusively to the acquisition, financing, owning, leasing and disposal of the Aircraft and the Other Aircraft and the transactions contemplated by the Transaction Documents and the Other Transaction Documents to which it is a party and matters incidental to them.

6.3.2	The Borrower shall not incur any liabilities other than Taxes and ordinary costs and overhead expenses in connection with the business described in Clause 6.3.1.

6.4	Performance The Borrower shall perform all its obligations under the Borrower Documents and the Other Transaction Documents to which it is a party.

6.5

Negative pledge

The Borrower shall not create or knowingly allow to exist any Borrower Security Interest or any other Security Interest over the Aircraft or any other asset of the Borrower save as created under or pursuant to the Transaction Documents and the Other Transaction Documents.

6.6

Taxes

The Borrower shall promptly discharge or procure the discharge of any Tax which is payable by it from time to time except for (and only for so long as the relevant contest continues) such Taxes that are being contested in good faith by appropriate proceedings and any such proceedings do not, in the determination of the Security Trustee (acting reasonably) involve any substantial likelihood of the sale, forfeiture, disposal or loss of the Aircraft, any Engine or Part or any interest therein and for which contested Taxes adequate reserves have been made in the accounts of the Borrower.

6.7	Authorisations The Borrower shall promptly:

(a) obtain, maintain and comply with the terms of; and

(b) supply Certified Copies to each Facility Agent of,

any authorisation required under any Applicable Law to enable it to perform its obligations under, or for the validity or enforceability or admissibility in evidence of, any Transaction Document.

6.8	Compliance with laws The Borrower shall comply in all respects with all Applicable Laws to which it is subject.

6.9	Preservation of Transaction Documents The Borrower shall not and shall not agree to:

(a) amend or waive; or

(b) terminate, suspend or abandon,

all or any part of any Transaction Document, except in accordance with the provisions of this Agreement and the Proceeds Agreement.

6.10

Preservation of Security

The Borrower shall not (otherwise than as expressly contemplated by the Transaction Documents) do anything or take any action or knowingly omit to take any action which has or may have the effect of prejudicing the first priority nature of the Security Interests expressed to be created by the Security Documents.

6.11

Disposals

The Borrower shall not, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its assets except as contemplated by the Transaction Documents and the Other Transaction Documents.

6.12

Manufacturers

The Borrower shall not do or permit to be done anything which may prejudice any right which the Finance Parties (or any of them) may have (actually or contingently) against the Manufacturer, the Engine Manufacturer or any other supplier of parts or services relating to the Aircraft.

6.13

Separate business

The Borrower covenants with each of the Finance Parties that it will conduct its business so as to maintain its separate existence as a legal entity from each of the Head Lessee and the Guarantor and any of their respective Subsidiaries and further covenants that it will:

	(a)	observe those material corporate formalities reasonably necessary to remain a legal entity separate from each of the Head Lessee and the Guarantor and any of their respective Subsidiaries;

	(b)	maintain its assets and liabilities separate from those of each of the Head Lessee and the Guarantor and any of their respective Subsidiaries;

	(c)	maintain records, books, accounts, and minutes separate from those of each of the Head Lessee and the Guarantor and any of their respective Subsidiaries; except to the extent that the Borrower’s and/or the Head Lessee’s separate financial statements are maintained on the Guarantor’s, or the Borrower’s separate financial statements are maintained on the Head Lessee’s, accounting system (and not on a stand-alone system);

	(d)	pay its obligations in the ordinary course of business as a legal entity separate from each of the Head Lessee and the Guarantor and any of their respective Subsidiaries;

	(e)	keep its funds separate from any funds of each of the Head Lessee and the Guarantor and any of their respective Subsidiaries, and will receive, deposit, withdraw and disburse such funds separately from any funds of each of the Head Lessee and the Guarantor and any of their respective Subsidiaries;

	(f)	conduct its business in its own name, and not in the name of each of the Head Lessee and the Guarantor or any of their respective Subsidiaries, except that the Borrower may be referred to together or in connection with the Guarantor and/or the Head Lessee in presentational, promotional or advertising materials;

	(g)	not agree to pay or become liable for any debt of each of the Head Lessee and the Guarantor or any of their respective Subsidiaries, other than to make payments in the form of indemnities as required by the express terms of this Agreement or the other Transaction Documents;

	(h)	not hold out that it is a division of the Head Lessee or the Guarantor or any of their respective Subsidiaries, or that the Head Lessee and the Guarantor or any of their respective Subsidiaries is a division of it;

	(i)	not induce any third party to rely on the creditworthiness of the Head Lessee or the Guarantor or any of their respective Subsidiaries in order that such third party will be induced to contract with it;

	(j)	not enter into any transaction between it and the Head Lessee or the Guarantor or any of their respective Subsidiaries that are as a whole materially more favourable to either party than transactions that the parties would have been able to enter into at such time on an arm’s-length basis with a non-affiliated third party; and

	(k)	observe those material corporate or other procedures reasonably required under Applicable Law and under its constitutive documents to remain a legal entity separate from each of the Head Lessee and the Guarantor and any of their respective Subsidiaries.

7 7.1

General Head Lessee covenants

Duration

The Head Lessee undertakes with the Borrower that, from the date of this Agreement during the Head Lease Period and until Redelivery, termination of the Head Lease Period or transfer of title under clause 18 (Option to purchase) of the Head Lease, it will comply with the following provisions of this Clause and the other undertakings in the Lessee Documents. All such undertakings shall be performed at the expense of the Head Lessee, unless otherwise stated.

7.2

Status

The Head Lessee shall maintain its status and corporate existence in its jurisdiction of incorporation as at the date of this Agreement. The Head Lessee's Centre of Main Interests shall be and remain the jurisdiction in which its registered office is located.

7.3	No change of business The Head Lessee shall carry on its business as an owner and operating lessor of commercial passenger aircraft.

7.4

Disposal of assets

The Head Lessee shall not, either in a single transaction or in a series of transactions (whether related or not), dispose of all or a material part of its property or assets other than for the purpose of:

	(a)	disposing of, replacing or up-grading the aircraft in its fleet in the ordinary course of business as an owner and operating lessor of commercial passenger aircraft; or

	(b)	a reconstruction or amalgamation, the terms of which shall, if either:

(i) the leasing of commercial passenger aircraft is not a significant business of the surviving entity (calculated on the basis of the assets of the surviving entity and the skills of the management and other personnel of the surviving entity); or

(ii) any entity merging with the Head Lessee or the surviving entity is not an Affiliate of the Guarantor,

have received the prior consent of the ECA Facility Agent.

7.5

Authorisations

The Head Lessee shall promptly obtain, maintain and comply with the terms of any authorisation required under any Applicable Law, to enable it to perform its obligations under, or for the validity or enforceability of, the Head Lessee Documents.

7.6	Head Lessee Documents and other obligations The Head Lessee shall:

	(a)	perform all its obligations under the Head Lessee Documents;

	(b)	comply with all Applicable Laws applicable to the Head Lessee, the Head Lessee Documents or the Aircraft or its use or operation; and

	(c)	settle all Taxes imposed upon it within the time period allowed for such settlement except for (and only for so long as the relevant contest continues) such Taxes that are being contested in good faith by appropriate proceedings and any such proceedings do not, in the determination of the Security Trustee (acting reasonably) involve any substantial likelihood of the sale, forfeiture, disposal or loss of the Aircraft, any Engine or Part or any interest therein and for which contested Taxes adequate reserves have been made in the accounts of the Head Lessee.

7.7

Pari passu obligations

The Head Lessee shall ensure that its payment obligations under the Head Lessee Documents are, or will upon execution by the Head Lessee be direct, general and unconditional obligations of the Head Lessee and rank and will at all times rank at least pari passu with all its other present and future unsecured and unsubordinated indebtedness (save for obligations which are mandatorily preferred by operation of law applying to companies generally in its jurisdiction of incorporation).

7.8 7.8.1

Financial statements

The Head Lessee shall supply to the Borrower and the ECA Facility Agent copies in sufficient numbers for all the Relevant Parties certified by a duly authorised officer of the Head Lessee and in English of:

	(a)	its audited financial statements for each of its financial years (starting with the financial year ending on 31 December 2007) prepared in accordance with internationally and generally accepted accounting principles and practices consistently applied; and

	(b)	its interim (unaudited) financial statements for each half of each of its financial years (starting with the half year ending on 30 June 2008).

7.8.2	All financial statements shall be supplied as soon as they are available and:

	(a)	in the case of the Head Lessee's audited financial statements, within two hundred and seventy (270) days; and

	(b)	in the case of the Head Lessee's interim (unaudited) financial statements, within ninety (90) days,

of the end of the relevant financial period.

7.8.3	The Head Lessee shall ensure that each set of financial statements supplied under this Agreement gives (if audited) a true and fair view of, or (if unaudited) fairly represents, its financial condition (consolidated, if applicable, or otherwise) as at the date to which those financial statements were drawn up.

7.8.4	The Head Lessee shall notify the Borrower and the ECA Facility Agent of any change to the manner in which its audited financial statements are prepared.

7.8.5	If requested by the Borrower or the ECA Facility Agent, the Head Lessee shall supply to the Borrower and the ECA Facility Agent:

	(a)	a full description of any change notified under Clause 7.8.4; and

	(b)	sufficient information to enable the Relevant Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited financial statements delivered to the Borrower or the ECA Facility Agent under this Agreement prepared on the previous basis.

7.9	Notice The Head Lessee shall immediately notify the Borrower and the ECA Facility Agent upon becoming aware of:

	(a)	the occurrence of any Illegality Event, Increased Costs Event, Head Lease Default, Lessee Event or Lease Event of Default;

	(b)	the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending and which have or might, if adversely determined, have a Material Adverse Effect;

	(c)	any Total Loss or event likely to give rise to a claim under the Insurances in excess of the Damage Notification Threshold (and, upon request, details of any negotiations with the insurers, reinsurers or brokers relating thereto), and provide the Borrower with full details of any steps which the Head Lessee or the Lessee (if applicable) is taking, or proposes to take, in order to remedy or mitigate the effect of such event or circumstance.

7.10	Other information The Head Lessee shall promptly provide to the Borrower and the ECA Facility Agent (in sufficient copies for all the Relevant Parties):

	(a)	copies of all documents despatched by the Head Lessee to all its creditors or any class of them at the same time as they are despatched;

	(b)	copies of any amendments to its constitutional documents;

	(c)	upon reasonable request by the Borrower or the Relevant Agent, all information which the Head Lessee may from time to time receive from the Lessee pursuant to the Lease regarding the Aircraft, any Engine, any engine installed on the Airframe or any Significant Part, and the use, location and condition of the Aircraft, the Engines or any Significant Part, including the hours remaining on the Aircraft and any Engine until the next scheduled check, inspection, overhaul or shop visit, as the case may be;

	(d)	upon reasonable request by the Borrower or the Relevant Agent, all information which the Head Lessee may from time to time receive from the Lessee pursuant to the Lease regarding payment by the Lessee of all Taxes, charges and other outgoings incurred by the Lessee (including without limitation all payments which are then due to the relevant airport and air traffic control authorities)

	(e)	upon reasonable request by the Borrower or the Relevant Agent, a statement of account of sums due from the Lessee to any other relevant air traffic control authority other than Eurocontrol, duly signed by that other authority; and

	(f)	upon reasonable request by the Borrower or the Relevant Agent, a copy of any aircraft status report it receives under the Lease.

7.11

Separate business

The Head Lessee covenants with each of the Finance Parties that it will conduct its business so as to maintain its separate existence as a legal entity from each of the Borrower and the Guarantor and any of their respective Subsidiaries and further covenants that it will:

	(a)	observe those material corporate formalities reasonably necessary to remain a legal entity separate from each of the Borrower and the Guarantor and any of their respective Subsidiaries;

	(b)	maintain its assets and liabilities separate from those of each of the Borrower and the Guarantor and any of their respective Subsidiaries; except to the extent that the Head Lessee’s financial and operating results are consolidated with those of its ultimate parent company in consolidated financial statements;

	(c)	maintain records, books, accounts, and minutes separate from those of each of the Borrower and the Guarantor and any of their respective Subsidiaries; except to the extent that the Head Lessee’s financial and operating results are consolidated with those of its ultimate parent company in consolidated financial statements and to the extent that the Head Lessee’s and/or the Borrower’s separate financial statements are maintained on the Guarantor’s, or the Borrower’s separate financial statements are maintained on the Head Lessee’s, accounting system (and not on a stand-alone system);

	(d)	pay its obligations in the ordinary course of business as a legal entity separate from each of the Borrower and the Guarantor and any of their respective Subsidiaries except where the Head Lessee discharges payment obligations (e.g. with respect to fees, outlays and expenses) on behalf of Guarantor or any of its Subsidiaries which are subject to reimbursement to Head Lessee by Guarantor or the relevant Subsidiary;

	(e)	keep its funds separate from any funds of each of the Borrower and the Guarantor and any of their respective Subsidiaries, and will receive, deposit, withdraw and disburse such funds separately from any funds of each of the Borrower and the Guarantor and any of their respective Subsidiaries; except that the Head Lessee participates in certain consolidated cash management operations and services of its ultimate parent company and its Subsidiaries pursuant to which the Head Lessee’s funds are and will be collected, disbursed, allocated, accounted for and recorded as belonging to the Head Lessee;

	(f)	conduct its business in its own name, and not in the name of each of the Borrower and the Guarantor or any of their respective Subsidiaries; except that the Head Lessee may represent itself and hold itself out (or be represented or held out) as a company within the group of companies comprised of its ultimate parent company and its Subsidiaries and as the Irish Aerospace division or operation of its ultimate parent company and maintain, use or disseminate presentational, promotional and advertising materials to such effect;

	(g)	not hold out that it is a division of the Guarantor or any of its Subsidiaries, or that the Borrower or the Guarantor or any of their Subsidiaries is a division of it; except that the Head Lessee may (a) represent itself and hold itself out (or be represented or held out) as a company within the group of companies comprised of its ultimate parent company and its Subsidiaries and as the Irish Aerospace division or operation of its ultimate parent company and maintain, use or disseminate presentational, promotional and advertising materials to such effect and (b) have Head Lessee disregarded for tax purposes (check the box election) and considered for tax purposes a division or operation of its ultimate parent company; and

	(h)	observe those material corporate or other procedures reasonably required under Applicable Law and under its constitutive documents to remain a legal entity separate from each of the Borrower and the Guarantor and any of their respective Subsidiaries.

8 8.1

Guarantor covenants

Guarantor covenants

Until the Discharge Date in respect of the ECA Debt, the Guarantor hereby undertakes and covenants with each of the Finance Parties separately and severally from the date of this Agreement that:

	(a)	subject to the provisions of Clause 10 (Trigger events), it shall ensure that the terms of any Lease entered into by the Head Lessee in respect of the Aircraft relating to maintenance, insurance and operations comply with the requirements of the Head Lease and are substantially similar in substance to those which are customarily used by the Head Lessee for the leasing of similar aircraft in its portfolio and leased to lessees of similar credit standing, similar geographic location and under similar circumstances; and shall cause the Head Lessee to administer such Lease in a manner consistent with those standards applied by it with respect to its other owned and/or financed aircraft or aircraft owned or leased by any of its Subsidiaries;

	(b)	it shall ensure that the Head Lessee remains its wholly owned direct or indirect Subsidiary;

	(c)	unless it has undertaken a merger or consolidation or sale of its assets in a transaction permitted by Clause 8.2.1(d), it shall remain duly incorporated and validly existing and in good standing under the laws of the State of Delaware;

	(d)	at all times, it shall comply in all respects with all laws and regulations applicable to it and which are necessary in relation to the conduct of its business generally except where the failure to comply would not have a Material Adverse Effect, and it shall obtain, maintain in full force and effect and comply in all material respects with, any present or future authorisations (governmental or otherwise), approvals, licences and consents and do, or cause to be done, all other acts and things, in each case, which may from time to time be necessary for the continued due performance of its obligations under the Transaction Documents;

	(e)	it shall pay and discharge all Taxes and governmental charges prior to the date on which the same become overdue unless, and only to the extent that, such Taxes and charges shall be contested in good faith by appropriate proceedings, pending determination of which payment may lawfully be withheld, and there shall be set aside adequate reserves with respect to any such Taxes or charges so contested (if required in accordance with generally accepted accounting principles) except where the failure to comply would or would be likely to have a Material Adverse Effect;

	(f)	it shall comply with its constitutional documents;

	(g)	it shall ensure that at all times its obligations under the Transaction Documents rank at least pari passu with its obligations owed to all its unsecured creditors save for obligations mandatorily preferred by law.

8.2 8.2.1

Additional Guarantor covenants

The Guarantor hereby undertakes and covenants with the Finance Parties separately and severally that from the date of this Agreement and until the Discharge Date in respect of the ECA Debt:

	(a)	the Guarantor shall furnish to each National Agent sufficient copies for each ECA Lender it represents (which such National Agent shall promptly furnish to each such ECA Lender):

		(i)	as soon as available, and in any event within one hundred and twenty (120) days after the end of each fiscal year of the Guarantor, a copy of the audited financial statements and annual audit report of the Guarantor and its Subsidiaries for such fiscal year beginning with the year ending 31 December 2008 prepared on a consolidated basis and in conformity with generally accepted accounting principles in the United States of America and certified by PriceWaterhouseCoopers or by another independent United States of America certified public accountant of recognised national standing in the United States of America selected by the Guarantor;

		(ii)	as soon as available, and in any event within sixty (60) days after the end of each quarter (except the last quarter) of each fiscal year of the Guarantor, a copy of the unaudited financial statements of the Guarantor and its Subsidiaries for such quarter prepared in a manner consistent with the audited financial statements referred to in paragraph (i) above and certified by the chief financial officer of the Guarantor as fairly presenting the consolidated financial condition of the Guarantor and its consolidated Subsidiaries for such period (subject to normal year end adjustments);

		(iii)	promptly after the filing or making thereof, copies of all 8-K's (other than 8-K's relating solely to the issuance by the Guarantor of securities pursuant to an effective registration statement), 10-Q's, 10-K's, and other material reports or registration statements filed by the Guarantor with or to any securities exchange or the Securities and Exchange Commission;

		(iv)	from time to time such other information concerning the Group's operations, business affairs and financial condition as any ECA Administrative Party may reasonably request,

provided, however, that (aa) no such Form 8-K need be so delivered to the National Agents if the Guarantor shall have posted such Form to its website at www.cit.com and notified the ECA Facility Agent of such posting and (bb) no such financial statements or annual audit reports need be so delivered to the National Agents if the Guarantor shall have delivered to the National Agents (or the Guarantor shall have posted to its website at www.cit.com and notified the ECA Facility Agent of such posting) the Guarantor's annual or quarterly report (as appropriate) on Form 10-K or 10-Q (as appropriate) which the Guarantor files with the Securities and Exchange Commission for the relevant fiscal year or quarter, as the case may be, containing such consolidated financial statements and annual audit reports, as the case may be;

	(b)	promptly after learning of the occurrence of any Event of Default or a First Trigger Event, Second Trigger Event or Net Worth Event, the Guarantor shall furnish to the ECA Facility Agent written notice thereof, describing the same and the steps being taken by the Guarantor with respect thereto;

	(c)	the Guarantor will preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises material to the normal conduct of its significant businesses, provided, however, that notwithstanding this Clause 8.2.1(c) the Guarantor may:

		(i)	discontinue any of its businesses that are no longer deemed advantageous to it (such determination to be in the sole and absolute discretion of the Guarantor); and

		(ii)	sell or dispose of any assets, subsidiaries or the capital stock thereof, or consolidate with, accept a merger of, or permit the merger of the Guarantor into any other person in a transaction permitted pursuant to Clause 8.2.1(d);

	(d)	the Guarantor shall not consolidate with any other corporation or limited liability company or accept a merger of any other corporation or limited liability company into the Guarantor or permit the Guarantor to be merged into any other corporation or limited liability company, or sell its properties and assets as, or substantially as, an entirety unless:

		(i)	no Net Worth Event would occur as a result of such merger, consolidation or asset purchase;

		(ii)	this Agreement and the other Guarantor Documents shall be binding on the surviving entity of such consolidation or merger or the purchaser of the Guarantor's assets, as the case may be, as if it were named "Guarantor" therein;

		(iii)	the Relevant Agent has received a legal opinion addressed to and in form and substance satisfactory to the Lessor, each Export Credit Agency, the ECA Facility Agent and the Security Trustee (on behalf of itself and each ECA Lender) from legal counsel acceptable to the ECA Facility Agent confirming the enforceability of the Guarantor Documents against the surviving entity of such consolidation or merger or the purchaser of the Guarantor's assets; and

		(iv)	either CIT Group Inc. is the surviving entity of such consolidation or merger, or the surviving entity of such consolidation, merger or asset purchase:

(aa) has a rating (with each ratings agency which rated the Guarantor immediately prior to the relevant merger, consolidation or asset purchase) for its senior unsecured indebtedness obligations which is no lower than one (1) rating point below that of the Guarantor immediately prior to such merger, consolidation or asset purchase (provided that the prior approval of the Finance Parties shall always be required in respect of any merger, consolidation or asset purchase where the rating of such surviving entity is sub-investment grade);

(bb) is not incorporated nor has its principal place of business in a Prohibited Country; and

(cc) has satisfied all "know-your-customer" requirements of each ECA Lender; and

	(e)	the Guarantor will maintain complete and accurate books and records in which full and correct entries in conformity with generally accepted accounting principles in the United States of America shall be made of all dealings and transactions in relation to its respective business and activities; and

	(f)	the successor person, if other than the Guarantor, shall assume all of the Guaranteed Obligations upon any such merger or consolidation and shall expressly agree to be bound by all the other provisions applicable to the Guarantor under the Guarantor Documents.

8.2.2

The Guarantor covenants with each of the Finance Parties that it will conduct its business so as to maintain its separate existence as a legal entity from each of the Borrower and the Head Lessee and any of their respective Subsidiaries and further covenants that it will:

	(a)	observe those corporate formalities reasonably necessary to remain a legal entity separate from each of the Borrower and the Head Lessee and any of their respective Subsidiaries;

	(b)	maintain its assets and liabilities separate from those of each of the Borrower and the Head Lessee and any of their respective Subsidiaries; except to the extent that the Guarantor’s financial and operating results are consolidated with those of its Subsidiaries in consolidated financial statements;

	(c)	maintain records, books, accounts, and minutes separate from those of each of the Borrower and the Head Lessee and any of their respective Subsidiaries; except to the extent that the Guarantor’s financial and operating results are consolidated with those of its Subsidiaries in consolidated financial statements and to the extent that the Head Lessee’s and/or the Borrower’s separate financial statements are maintained on the Guarantor’s accounting system (and not on a stand-alone system);

	(d)	pay its obligations in the ordinary course of business as a legal entity separate from each of the Borrower and the Head Lessee and any of their respective Subsidiaries except where the Guarantor discharges payment obligations (e.g. with respect to fees, outlays and expenses) on behalf of Head Lessee or any of its Subsidiaries which are subject to reimbursement to Guarantor by Head Lessee or the relevant Subsidiary;

	(e)	keep its funds separate from any funds of each of the Borrower and the Head Lessee and any of their respective Subsidiaries, and will receive, deposit, withdraw and disburse such funds separately from any funds of each of the Borrower and the Head Lessee and any of their respective Subsidiaries; except that the Guarantor participates in certain consolidated cash management operations and services of the Guarantor and its Subsidiaries pursuant to which the Guarantor’s funds are and will be collected, disbursed, allocated, accounted for and recorded as belonging to the Guarantor;

	(f)	conduct its business in its own name, and not in the name of each of the Borrower and the Head Lessee or any of their respective Subsidiaries; except that the Guarantor may represent and hold out itself and the Head Lessee and/or the Borrower as companies within the group of companies comprised of itself and its Subsidiaries and maintain, use or disseminate presentational, promotional and advertising materials to such effect;

	(g)	not hold out that the Borrower or the Head Lessee or any of their respective Subsidiaries is a division of it; except that the Guarantor may (a) represent and hold out itself and the Head Lessee and/or the Borrower as companies within the group of companies comprised of itself and its Subsidiaries and represent and hold out the Head Lease as its Irish Aerospace division or operation and maintain, use or disseminate presentational, promotional and advertising materials to such effect and (b) discharge payment obligations (e.g. with respect to fees, outlays and expenses on behalf of Head Lessee or any of its Subsidiaries which are subject to reimbursement to Guarantor by Head Lessee or the relevant Subsidiary); and

	(h)	observe those material corporate or other procedures reasonably required under Applicable Law and under its constitutive documents to remain a legal entity separate from each of the Borrower and the Head Lessee and any of their respective Subsidiaries.

9 9.1 9.1.1

Guarantee and indemnity

Guarantee and indemnity

In consideration of the ECA Lenders agreeing to make the Facility available to the Borrower and the Head Lessee, the Guarantor irrevocably and unconditionally:

	(a)	as primary obligor and not as surety only, hereby guarantees to each Relevant Party the due and punctual payment, observance and performance by any or all of the Principal Debtors of all of the Guaranteed Obligations;

	(b)	hereby covenants with and undertakes to each Relevant Party that in the event of a default by any or all of the Principal Debtors in the payment, observance or performance for whatever reason of any of their respective Guaranteed Obligations, the Guarantor shall on demand perform such Guaranteed Obligation, or cause such Guaranteed Obligation to be performed, punctually as if it were the principal debtor; and

	(c)	as a separate and independent primary obligation, undertakes to indemnify each Relevant Party on demand and on a full indemnity basis from and against any and all Losses including, without duplication, any Expenses incurred or sustained by any Relevant Party as a result of the whole or any part of the Guaranteed Obligations being or becoming void, voidable, illegal, unenforceable or ineffective as against any or all of the Principal Debtors for any reason whatsoever irrespective of whether such reason or any related fact or circumstance was known or ought to have been known to any Relevant Party or any of their respective officers, employees, agents or advisers.

9.1.2

Any demand under Clause 9.1.1(c) shall be in writing and may be made by the Relevant Agent on behalf of each Relevant Party; provided, however, that upon the occurrence of a Event of Default described in clauses 15.7 (Insolvency) or 15.8 (Insolvency proceedings) of the Head Lease, the Guarantor agrees that the Guaranteed Obligations shall be deemed accelerated and the Guarantor shall forthwith pay and perform all Guaranteed Obligations without any notice or demand.

9.1.3	The Guarantor's obligation under Clause 9.1.1, insofar as it relates to payments, is a guarantee of payment, not collection.

9.2

Principal Debtor

As a separate and alternative stipulation in addition to its liabilities in Clause 9.1, the Guarantor hereby agrees that any part of the Guaranteed Obligations which is expressed to be performed by any or all of the Principal Debtors under the Transaction Documents but which may not be recoverable from, or capable of performance by, the Guarantor on the footing of a guarantee (whether by reason of the dissolution of any or all of the Principal Debtors or any reconstruction or amalgamation in which or as a consequence of which any or all of the Principal Debtors loses its separate corporate identity or any other fact or circumstance whatsoever and whether or not such fact or circumstance was known or ought to have been known to any Relevant Party or any of their respective officers, employees, agents or advisers) shall nevertheless be recoverable from, or capable of performance by, the Guarantor as provided in Clause 9.1 as if it were the principal debtor.

9.3

Liability for Interest

In addition to its liabilities under Clauses 9.1 and 9.2, the Guarantor hereby agrees to pay or cause to be paid to the Security Trustee on demand (i) interest (including any interest which, but for the application of bankruptcy or insolvency laws, would have accrued on the amounts in question) calculated in accordance with clause 8.4 (Interest on overdue amounts) of the ECA Loan Agreement (unless interest at the Default Rate continues to be charged to any or all of the Principal Debtors in respect of that same amount under the Transaction Documents and is thereby payable by the Guarantor pursuant to Clause 9.1 or 9.2), and (ii) all costs and expenses (on a full indemnity basis) incurred by or on behalf of any Relevant Party in enforcing or endeavouring to enforce the payment of any sums due under this Clause 9.

9.4	Continuing guarantee The guarantee under this Clause 9 is a continuing guarantee and will extend to the ultimate balance of sums payable by each Principal Debtor to the Relevant Parties under the

Transaction Documents, regardless of any intermediate payment or discharge in whole or in part.

9.5

Waiver of defences

The obligations of the Guarantor under this Clause 9 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 9 (whether or not known to it or any Relevant Party) including:

	(a)	any time, waiver or consent granted to, or composition with, any Principal Debtor or other person;

	(b)	the release of any Principal Debtor or any other person under the terms of any composition or arrangement with any creditor of any person;

	(c)	the taking, variation, compromise, exchange, renewal, enforcement or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Security Interest over assets of, any Principal Debtor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security Interest;

	(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members, name or status of any Principal Debtor or any other person;

	(e)	any amendment (however fundamental), replacement, variation, novation, assignment or the avoidance or termination of the guarantee in this Clause 9, this Agreement, any other Transaction Document or any other document or Security Interest;

	(f)	any unenforceability, illegality or invalidity of any obligation of, or any Security Interest created by, any person under this Agreement, any other Transaction Document or any other document;

	(g)	any insolvency, liquidation, administration or similar procedure; or

	(h)	any other circumstances that constitute or might constitute an equitable or legal discharge of the Guarantor or the Guaranteed Obligations,

and the Guarantor hereby waives any defence to, or right to seek a discharge of its obligations hereunder.

9.6

Guarantor intent

Without prejudice to the generality of Clause 9.5, the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Transaction Documents and/or any facility or amount made available under any of the Transaction Documents for the purposes of or in connection with any of the following:

	(a)	financing or refinancing the Aircraft;

	(b)	any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and

	(c)	any fees, costs and/or expenses associated with any of the foregoing.

9.7	Immediate Recourse: No obligation to take action No Relevant Party shall be obliged, before making a demand under or taking steps to enforce this Agreement:

	(a)	to take action or obtain judgment against any Principal Debtor or any other person in any court or tribunal; or

	(b)	to make or file any claim in a bankruptcy or liquidation of any Principal Debtor or any other person; or

	(c)	to exercise diligence against any Principal Debtor or any other person under any Transaction Document.

9.8 9.8.1

Preservation of Rights

From the earliest of the date or dates upon which any Guaranteed Obligation is not performed by a Principal Debtor or upon the occurrence of an Event of Default described in clauses 15.7 (Insolvency) or 15.8 (Insolvency proceedings) of the Head Lease until such time as each Relevant Party has received payment of the Guaranteed Obligations in full the Guarantor waives all rights of subrogation as against the Principal Debtors and shall not:

	(a)	claim any set-off or counterclaim against any one or more of the Principal Debtors in respect of any payment by the Guarantor under this Clause 9 or in respect of any outstanding actual or contingent liability between the Guarantor and any one or more of the Principal Debtors; or

	(b)	make or enforce any claim or right (including a right of subrogation, indemnity or contribution) against any one or more of the Principal Debtors or collect or receive any monies in cash or otherwise in respect of any such claim or right or prove in competition with any Relevant Party, in the event of the liquidation or winding-up of any one or more of the Principal Debtors in respect of any payment by the Guarantor under this Clause 9 or in respect of any outstanding actual or contingent liability between the Guarantor and any one or more of the Principal Debtors; or

	(c)	in competition with any Relevant Party, claim the benefit of any security or guarantee now or hereafter held by any Relevant Party, for any money or liabilities due or incurred by any one or more of the Principal Debtors to each Relevant Party, or any share therein.

9.8.2	The Guarantor shall hold in trust and promptly pay over to the Security Trustee an amount equal to any sums it receives from any Principal Debtor in contravention of this Clause 9.8.

9.9

Securities Realised Account

For the purpose of enabling each Relevant Party to sue any one or more of the Principal Debtors or to prove in the liquidation or insolvency of any one or more of the Principal Debtors or in any similar proceedings for any monies due but unpaid by any one or more of the Principal Debtors to any Relevant Party under any of the Transaction Documents, each Relevant Party may at any time and for such time as it may think fit place any monies received or recovered under this Clause 9 after an Event of Default to the credit of a securities realised account or accounts (subject to the accrual thereon of interest at market rates as conclusively determined by the ECA Facility Agent which interest shall be credited to the relevant account) and until the Discharge Date in respect of the ECA Debt to apply the same or any part thereof in or towards the discharge of the indebtedness and liabilities of the Guarantor.

9.10

Reinstatement

If any payment by any Principal Debtor or any other person or discharge given by a Relevant Party (whether in respect of the obligations of the Principal Debtor or any Security Interest for those obligations or otherwise) is avoided or reduced as a result of insolvency, liquidation, administration or any similar event:

	(a)	the liability of the Guarantor under this Clause 9 shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

	(b)	the Relevant Parties shall be entitled to recover the value or amount of that Security Interest or payment from the Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.

9.11

Additional Security

The Guarantor's obligations under this Clause 9 are in addition to and shall not be prejudiced by any other guarantee or security for the Guaranteed Obligations now or hereafter held by any Relevant Party and it shall not be necessary for any Relevant Party before claiming payment under this Clause 9, to resort to or seek to enforce any other guarantee or security in respect of the Guaranteed Obligations.

10 10.1 10.1.1

Trigger events

First Trigger Event – Security Deposit and Maintenance Reserves

If a First Trigger Event occurs or an ECA Loan is advanced during the continuance of a First Trigger Event, upon the request of the Security Trustee (acting on the instructions of the National Agents), the Head Lessee shall pay or cause to be paid:

	(a)	an amount equal to each Security Deposit which has been paid by a Lessee pursuant to the relevant Lease into the Security Deposit Account. The Head Lessee shall procure that a separate ledger entry[3] in the Security Deposit Account is maintained in relation to the Aircraft and each of the Other Aircraft. The Head Lessee shall procure that all Security Deposits which are paid by a Lessee pursuant to the relevant Lease after the occurrence of a First Trigger Event shall be paid into the Security Deposit Account;

	(b)	an amount equal to the Maintenance Reserves which have been paid by a Lessee pursuant to the Lease into the Maintenance Reserve Account. The Head Lessee shall procure that a separate ledger is maintained in the Maintenance Reserve Account in relation to the Aircraft and each of the Other Aircraft. The Head Lessee shall procure that all Maintenance Reserves which are paid by a Lessee pursuant to the relevant Lease after the occurrence of a First Trigger Event shall be paid into the Maintenance Reserve Account.

10.1.2

The Head Lessee shall not remove any sums standing to the credit of either the Security Deposit Account or the Maintenance Reserve Account for the purpose of co-mingling such sums with the general funds of the Guarantor and/or its Subsidiaries (but shall otherwise have sole and absolute control over such sums until the occurrence and continuation of a Second Trigger Event or an Event of Default).

10.1.3	Each of the Parties agrees that the Security Deposit Account and the Maintenance Reserve Account shall be interest bearing accounts.

10.1.4

The Head Lessee and the ECA Facility Agent shall, from time to time following the occurrence of a First Trigger Event and for so long as no Event of Default shall have occurred, consult with each other with a view to ensuring that the amounts standing to the credit of the Head Lessee in the Security Deposit Account or the Maintenance Reserve Account accrue interest at the prevailing commercial rates having due regard to (i) the amounts in question, (ii) the timing of payments into and out of such accounts and (iii) the Security Interests in favour of the Security Trustee over such accounts.

10.1.5

If the payments set out in Clause 10.1.1 are not made to the applicable accounts within ninety (90) days of the Security Trustee's request, the Security Trustee may, acting on the instructions of the National Agents demand immediate repayment of the ECA Loans,

3 Requirement for separate sub-accounts or separate accounts to be considered whereupon the same shall become immediately due and payable and the Borrower shall prepay the amount referred to in clause 7.4 (Mandatory Prepayment Event – Trigger Events/Home Country Notice/Lessee Event).

10.1.6

If a First Trigger Event ceases by the credit rating of the Guarantor for senior unsecured indebtedness rising to or above A- (as applicable) if and as rated by Standard and Poor's Corporation and A3 if and as rated by Moody's Investor Service Inc., or an equivalent by an alternative service of equivalent recognition (if neither Standard and Poor's Corporation nor Moody's Investor Service Inc. has assigned any rating) the Head Lessee's obligation to deposit the amounts set out in Clause 10.1.1 shall cease and Clauses 10.1.2 and 10.2 shall no longer apply.

10.2

First Trigger Event – no ECA Loan advanced

Upon the occurrence of a First Trigger Event and for so long as it continues, the Lenders shall be under no obligation to advance any ECA Loan to the Borrower provided that the Lenders shall, on and subject to the terms and conditions of the Transaction Documents, advance an ECA Loan to the Borrower if:

	(a)	the Aircraft is subject to a Lease at the time the Request is served; and

	(b)	the Security Trustee, acting on the instructions of the National Agents, is satisfied as to the level of Rentals, Security Deposit (if any) and Maintenance Reserves (if any) payable under that Lease.

10.3 10.3.1	Second Trigger Event Upon the occurrence of a Second Trigger Event:

	(a)	the sums standing to the credit of the Security Deposit Account and the Maintenance Reserve Account shall not be withdrawn without the prior written consent of the Security Trustee (acting on the instructions of the National Agents), such consent not to be unreasonably withheld or delayed if the Security Trustee is satisfied that such withdrawal will be utilised by the Head Lessee to satisfy its matured obligations under the Lease to return any Security Deposit or Maintenance Reserves, as the case may be, to the Lessee;

	(b)	the Head Lessee shall pay or shall procure that all Rentals and other amounts relating to the use or requisition or hull insurance of an Aircraft payable under the relevant Lease received by the Head Lessee on or after the occurrence of a Second Trigger Event shall be paid into the Rental Account, and the sums standing to the credit of the Rental Account shall not be withdrawn without the prior consent of the Security Trustee (acting on the instructions of the National Agents), such consent not to be withheld if such withdrawal is for the purpose of paying any Secured Obligation. The Head Lessee shall ensure that a separate ledger entry in the relevant Rental Account is maintained in respect of the Aircraft and each of the Other Aircraft;

	(c)	if no valid Request has been served, the ECA Facility Agent acting on the instructions of the National Agents shall be entitled to give a written notice to the Borrower and the Head Lessee (copied to the Guarantor) declaring that a Second Trigger Event has occurred, in which case if the ECA Facility Agent so specifies in the notice (whereupon such notice will be deemed a Cancellation Notice) the right of the Borrower to serve a Request or to require any ECA Loan to be advanced (and the right of the Head Lessee to require the Borrower to serve or require the same) shall be suspended until the rating of the Guarantor for long term debt rises in accordance with Clause 10.3.2 whereupon the Facility shall become available for utilisation on the terms and subject to the conditions of this Agreement;

(d)	if the Aircraft is not leased to a Lessee, then:

	(i)	unless the Security Trustee (acting on the instructions of the National Agents) otherwise agrees, the Aircraft shall be registered in the name of the Borrower or the Head Lessee (as the case may be) in the United States, the United Kingdom or Ireland as the Security Trustee, after consultation with the Head Lessee, may require, and to the extent permitted by Applicable Law, the Mortgage shall be registered in the aircraft mortgage register with the Aviation Authority;

	(ii)	the Head Lessee shall ensure that the Aircraft has a valid certificate of airworthiness issued by the Aviation Authority and that the Aircraft has been maintained in accordance with the maintenance programme approved by that Aviation Authority (including the Manufacturer's maintenance planning document) unless the Aircraft is then undergoing or scheduled for imminent major maintenance or major modifications or is in storage and would not be eligible for an airworthiness certificate from the relevant Aviation Authority; in which event the Borrower shall, if requested by the Security Trustee, transfer title to a US owner/voting trust so that the Aircraft is US registered for the duration of the major maintenance or major modifications or is in storage even though the Aircraft may not be eligible for an FAA certificate of airworthiness during such major maintenance or major modifications or is in storage;

(e)

the Security Trustee, at the cost of the Head Lessee may seek responses to a jurisdictional questionnaire in a form determined by the Security Trustee from counsel in the State of Registration of the Aircraft and, if applicable, in the jurisdiction of incorporation of any insurer(s) providing the Insurances together with a legal opinion as to the recognition and enforcement in such jurisdiction:

	(i)	of the Original Mortgage. If so advised by such legal counsel, the Security Trustee (acting on the instructions of the National Agents) may, at the cost of the Head Lessee, either:

(aa) register (unless already registered pursuant to Clause 10.3.1(d)(i)) and perfect the Original Mortgage in the State of Registration of the Aircraft, whether or not the Aircraft is subject to a Lease; or

(bb) require the Borrower to execute another aircraft mortgage which is in a form which is registrable with the relevant Aviation Authority. The Borrower shall forthwith execute such aircraft mortgage and arrange for it to be registered with the relevant Aviation Authority provided that if the cost of registration of such aircraft mortgage is ad valorem, the Head Lessee shall consult with the Security Trustee for a period of 7 days following the occurrence of a Second Trigger Event. If the Security Trustee (acting on the instructions of the National Agents) following such consultation period determines that the relevant aircraft mortgage shall be registered with the Aviation Authority, the Head Lessee shall procure its registration. The cost of registration of any aircraft mortgage shall be for the account of the Head Lessee;

	(ii)	of the Insurances (including the recognition of the AVN 67B endorsement (or any similar endorsement), the loss payee provisions and any issues which may arise as a result of any insolvency of the relevant insurers). If so directed by the Security Trustee and at the cost of the Head Lessee, the Head Lessee shall use best endeavours to

(aa) procure that the Lessee executes and delivers to the Head Lessee an assignment of insurances in respect of the Insurances (and, if applicable, that the insurers execute an assignment of re-insurances) in favour of the Head Lessee; and

(bb)	execute in favour of the Lessor or the Security Trustee (as directed by the Security Trustee) an assignment of insurances in form and substance reasonably acceptable to the Security Trustee and in which the rights of the Lessee and the Head Lessee to the Insurance proceeds are assigned for the benefit of the Security Trustee, in each case, as soon as reasonably practicable. If the Head Lessee is unable to procure any of the assignments referred to in Clause 10.3.1(e)(ii)(aa) within ten (10) Business Days of being directed to do so by the Security Trustee (or such longer period as the Security Trustee may agree) and the Security Trustee (acting on the instructions of the National Agents) notifies the Head Lessee that it is not satisfied as to the recognition and enforceability of the Insurances, the Head Lessee shall as soon as reasonably practicable and at the cost of the Head Lessee:

(yy) obtain contingent hull all risks and hull war and allied perils insurance (satisfactory to the Security Trustee, acting reasonably) in respect of the Aircraft on a direct basis with insurers of recognised standing who normally participate in aviation insurances in the leading international aviation insurance markets and led by reputable underwriter(s) approved by the Security Trustee (acting reasonably) on an agreed value basis for an amount at least equal to the highest Required Insurance Value in the relevant policy year applicable from time to time; and

(zz)	execute in favour of the Lessor or the Security Trustee (as directed by the Security Trustee) an assignment of insurances in form and substance reasonably acceptable to the Security Trustee and in which the rights of the Lessee and the Head Lessee to the proceeds of such contingent insurances are assigned for the benefit of the Security Trustee, provided that the Head Lessee shall not be required to comply with the provisions of Clauses 10.3.1(e)(ii)(yy) and (zz) if the required contingent insurances are not at that time available in the international aviation insurance markets or if the Security Trustee is satisfied (acting on the instructions of the National Agents) that the assignment referred to in Clause 10.3.1(e)(ii)(zz) would not be enforceable in accordance with its terms (other than by virtue of any general principles of law limiting obligations referred to by way of qualification in any legal opinion provided in relation to such assignment);

(f)

the Head Lessee shall deposit with the Security Trustee the originals of all letters of credit held by the Head Lessee as a security deposit under the Lease. In the event that the Head Lessee is entitled to make a claim under any such letter of credit it shall notify the Security Trustee. The Security Trustee shall promptly thereafter take such action as shall be necessary to enable the Head Lessee to make the relevant claim, provided that the Head Lessee shall ensure that any amount paid under such letter of credit shall be immediately paid either:

	(i)	if a Default has occurred and is continuing, to the Security Trustee for application in accordance with clause 5 (Application of moneys) of the Proceeds Agreement; or

	(ii)	otherwise, into the Security Deposit Account; and

(g)

the Head Lessee and the Borrower shall each provide the Security Trustee with UCC- 1 forms in relation to each Security Document and the Head Lease (in each case naming the relevant Obligor, as debtor, the Security Trustee, as secured party, and the collateral covered by the relevant Security Document or Head Lease) and, in the case of the Borrower, the Head Lessee shall prepare such UCC-1 forms on behalf of the Borrower. The Security Trustee shall (and is hereby authorised by each Obligor to), at the cost of the Head Lessee, file the UCC-1 forms in such jurisdiction(s) within the United States of America as the Security Trustee (acting on the instructions of the National Agents) reasonably deems appropriate.

10.3.2

If a Second Trigger Event ceases by the credit rating of the Guarantor for senior unsecured indebtedness rising to or above BBB (if and as rated by Standard & Poor's Corporation) and Baa2 (if and as rated by Moody's Investor Service, Inc.) or an equivalent by an alternative service of an equivalent recognition (if neither Standard and Poor's Corporation nor Moody's Investor Service Inc. has assigned any rating) the Obligors' obligations to provide the additional security set out in Clause 10.3.1 shall cease. The Security Trustee shall promptly (if requested by the Head Lessee) release, reassign, and return such additional security granted pursuant to Clause 10.3.1. The Head Lessee shall pay or reimburse the Security Trustee for any costs and expenses incurred by it in respect of such release, reassignment and return.

10.4 10.4.1

Home Country Notice and US Restriction Notice

If, at any time, more than twenty-five per cent (25%) of all the Aircraft and the Other Aircraft (rounded down to the nearest whole numbers and determined by number and not by value) are Home Country Aircraft, the Relevant Agent may at the direction of the National Managers serve a notice (the Home Country Notice) on relevant Head Lessee requiring the prepayment of Loans relating to Home Country Aircraft so that the provisions of clause 8.2 (Home Country Aircraft) of the Head Lease are then complied with. The Relevant Agent shall consult with the Head Lessee as to the identity of the specific ECA Loans or Other ECA Loans which shall be prepaid and, if the ECA Loans are to be prepaid, the Head Lessee shall procure that the Borrower prepays the amounts specified in clause 7.4 (Mandatory Prepayment Event – Trigger Event/Home Country Notice/Lessee Event) of the ECA Loan Agreement.

10.4.2

If the restriction set out in clause 8.2(a)(ii) (Home Country Aircraft) of the Head Lease is breached in respect of the Aircraft, the Relevant Agent may at the direction of the National Agents serve a notice (the US Restriction Notice) on the Head Lessee (as the case may be) requiring the prepayment of the ECA Loans, in which case the Head Lessee shall procure that the Borrower shall prepay the amounts specified in clause 7.4 (Mandatory Prepayment Event – Trigger Event/Home Country Notice/Lessee Event) of the ECA Loan Agreement.

10.5 10.5.1	Lessee Events Each of the events or circumstances set out in Clauses 10.5.1(a) to (e) is a Lessee Event.

(a)

Registration

As a result of any act or omission of the Lessee or any Sub-lessee, the registration of the Aircraft in the State of Registration is cancelled otherwise than as permitted by this Agreement or as a result of a Total Loss.

(b)

De-registration

If, as a result of any act or omission of the Lessee or any Sub-lessee, any authorisation necessary to enable the Lessor or the Security Trustee to repossess the Aircraft upon termination of the leasing of the Aircraft under this Agreement or to de- register and export the Aircraft from the State of Registration thereupon is modified in a manner materially adverse to the Lessor's or the Relevant Parties' interests or is not granted or is revoked, suspended, withdrawn or terminated or expires and is not renewed.

	(c)	IDERA As a result of any act or omission of the Lessee or any Sub-lessee, the Head Lessee does not provide the Lessor with the IDERA duly recorded by the Aviation Authority if required pursuant to:

(i) clause 7.4 (Irrevocable de-registration and export request authorisation) of the Head Lease, within thirty (30) days of delivery of the Aircraft; or

(ii) pursuant to Clause 8.4 (IDERA) of the Head Lease, within thirty (30) days of delivery of the Aircraft to a Sub-lessee under a Permitted Sub-lease,

in each case if applicable.

(d)

Arrest

As a result of any act or omission of the Lessee or any Sub-lessee, the Aircraft is arrested, confiscated, seized, taken in execution, impounded, forfeited or detained (in each case in exercise or purported exercise of any possessory lien or other claim) or otherwise taken from the possession of the Head Lessee, the Lessee or any operator thereof (otherwise than in circumstances which constitute, or would with the passage of time constitute, a Total Loss).

(e)

Engines and Significant Parts

As a result of any act or omission of the Lessee or any Sub-lessee, title to any Engine or Significant Part ceases to vest in the Lessor (other than in the case of an Engine, as a result of a Total Loss of that Engine) and such Engine or Significant Part has not been replaced by a Replacement Engine or a Replacement Part, as the case may be.

10.5.2	The Head Lessee shall take or shall procure that the Lessee takes all necessary action to ensure that any Lessee Event is remedied within:

	(a)	thirty (30) days of its occurrence; or

	(b)	if such Lessee Event is not remedied within thirty (30) days of its occurrence and prior to the expiry of such period the Head Lessee has demonstrated to the satisfaction of the Relevant Agent that the Head Lessee is acting in good faith and is using all reasonable efforts to remedy the Lessee Event, sixty (60) days of its occurrence.

11 11.1 11.1.1

Material Adverse Effect

Additional Security

If, following the occurrence of any event or series of events which, in the opinion of the Security Trustee, has or is likely to have a material adverse effect on the assets, liabilities or financial condition of the Head Lessee or the Guarantor, the Security Trustee gives notice to the Guarantor that this Clause 11 shall apply, the Guarantor shall within fifteen (15) Business Days of the date on which such notice is deemed to have been given in accordance with Clause 28.3.1 (Effectiveness) provide or procure the provision of additional security to the ECA Lenders in form and substance satisfactory to the National Agents and comprising one of the following or a combination thereof (at the option of the Guarantor) in Dollars (the Additional Security):

	(a)	a letter of credit issued by an institution acceptable to the Security Trustee and in form and substance satisfactory to the Security Trustee;

	(b)	a guarantee and indemnity from a third party acceptable to the Security Trustee in form and substance satisfactory to the Security Trustee; or

	(c)	a cash deposit held in an account in the name of the Security Trustee.

The Additional Security shall be in an amount equal to the amount by which the aggregate of the net present value of rentals (discounted at LIBOR for the period most closely corresponding to the remaining period of the relevant Lease or Other Lease) in respect of the Lease and all Other Leases and the estimated aggregate Market Value of the Aircraft and the Other Aircraft, is less than the aggregate of (a) the principal amount of all ECA Loans and Other ECA Loans then outstanding together with all interest accrued thereon, (b) costs and expenses incurred by the Finance Parties and (c) any other amounts due under any Transaction Document or any Other Transaction Document which remains unpaid.

11.1.2

For the purposes of this Clause 11.1 Market Value means, in relation to the Aircraft, the price in Dollars which is the most likely trading price of such Aircraft at the end of the term of the Lease as assessed by the Appraiser(s) appointed pursuant to Clause 11.1.3 on a desk-top basis and on the assumption that:

	(a)	the parties to the sale are a willing, able, prudent and knowledgeable buyer and seller, neither of which are under pressure to buy or sell (as the case may be);

	(b)	the transaction would be negotiated in an open and unrestricted market on an arm's length basis;

	(c)	the purchase price of the Aircraft would be payable in cash in Dollars on completion of such sale; and

	(d)	the seller of the Aircraft would have had a period of six (6) months in which to remarket the Aircraft.

11.1.3

For the purposes of this Clause 11.1, Appraiser means a person in the business of or engaged in determining the technical condition of commercial passenger aircraft and who, in valuing the Aircraft, would be acting independently of any Obligor, any Finance Party and any Export Credit Agency, and is appointed by the ECA Facility Agent and the Head Lessee provided that if the Head Lessee and the ECA Facility Agent shall fail to agree on the appointment of an Appraiser, then, each of the ECA Facility Agent and the Head Lessee shall appoint an Appraiser and such two Appraisers shall appoint a third Appraiser and each such Appraiser shall assess the Market Value of the Aircraft. In such case, the Market Value of an Aircraft shall be the average of the amounts proposed by each of the three Appraisers. In conducting any appraisals hereunder, the Appraiser(s) shall be acting as expert(s) and not as arbitrator(s) with the intent that the result of such appraisal shall, in the absence of manifest error, be conclusive and binding on all the parties hereto.

11.1.4	The costs of any Appraiser in respect of any Aircraft shall be paid by the Head Lessee.

11.1.5	The Guarantor shall not be required to comply with this Clause 11.1 if within fifteen (15) Business Days of the date on which a notice as referred to in Clause 11.1.1 is deemed to have been given in accordance with Clause 28.3.1 (Effectiveness) the Borrower has prepaid all ECA Loans pursuant to clause 7.7 (Voluntary prepayment) of the ECA Loan Agreement and all Other ECA Loans pursuant to clause 7.7 (Voluntary prepayment) of each Other ECA Loan Agreement.

11.2

Cessation

Provided always that no notice has been served in accordance with clause 7.4 (Mandatory prepayment –Trigger Event/Home Country Notice/Net Worth Event) of the ECA Loan Agreement or any Other ECA Loan Agreement, if and when the Security Trustee (acting on the instructions of the National Agents) is satisfied that the circumstances which gave rise to the Security Trustee's right to serve a notice under Clause 11.1.1 have ceased to exist (and no other circumstance which would have entitled the Security Trustee to serve such a notice then exists) the Guarantor's obligation to provide the Additional Security shall cease and the Security Trustee shall promptly (if requested by the Guarantor) release and return the

Additional Security to the Guarantor. The Guarantor shall pay or reimburse the Security Trustee for any costs and expenses incurred by it, the ECA Facility Agent or any other ECA Lenders in respect of such release and return.

12	ECA Premia

12.1	No claims

Each of the Borrower and the Head Lessee acknowledges that:

	(a)	the repayment of the ECA Loans to the ECA Lenders is being guaranteed, insured or otherwise supported by the Export Credit Agencies; and

	(b)	it will not raise against any Export Credit Agency or any Finance Party (or, in the case of the Head Lessee, against the Borrower) any claim or defence of any kind in relation to the payment of any amount of the ECA Premia.

12.2	Acknowledgement The Borrower, the Head Lessee and each ECA Lender acknowledge and agree that:

	(a)	the ECA Premia are payable by the Head Lessee on or prior to the Delivery Date;

	(b)	the full amount of the Coface Premium, the Euler Hermes Premium and the ECGD Premium is financed or refinanced out of the proceeds of the ECA Loan in each case in accordance with the relevant ECA Support Agreement; and

	(c)	no ECA Premium will be refundable in whole or in part in any circumstances.

13 13.1 13.1.1

Security and recourse

Limitation on recourse

Notwithstanding the provisions of any Transaction Document to the contrary, but subject to Clause 13.2 (Continuing obligations) and Clause 13.3 (Exceptions to limited recourse), the recourse of the Finance Parties and the Head Lessee to the Borrower under the Transaction Documents is limited to:

	(a)	sums that are paid to or recovered by the Borrower (or any person claiming through or on behalf of the Borrower) under any provision of any Transaction Document or Other Transaction Document or in connection with any disposal or loss of the Aircraft or any Other Aircraft or as a result of the enforcement of any Security Document or any Other Security Document; and

	(b)	the realisation of any proceeds from the enforcement of the Security or Other Security.

13.1.2

The Head Lessee and each Finance Party agrees that it will look solely to such sums and proceeds for payments to be made by the Borrower under the Transaction Documents (save as provided in Clause 13.2 (Continuing obligations) and Clause 13.3 (Exceptions to limited recourse)) and that they will not otherwise take any judicial or other steps or proceedings or exercise any other right or remedy that they might otherwise have against the Borrower or any of its other assets except for:

	(a)	in the case of a Finance Party, proceedings exercising the rights of enforcement under the Security Documents;

	(b)	a Finance Party proving or lodging a claim in the winding up or administration of the Borrower initiated by a party other than a Finance Party;

	(c)	a Finance Party taking proceedings to obtain a declaration or similar judgment or order as to the obligations or liabilities of the Borrower; or

	(d)	in the case of the Head Lessee, proceedings seeking specific performance by the Borrower of its obligation to transfer title to the Aircraft in accordance with clause 18 (Option to purchase) of the Head Lease, but the Head Lessee shall not be entitled to take action against the Borrower for the purpose of claiming damages or other financial compensation for the failure by the Borrower to comply with such obligation to transfer title.

13.2

Continuing obligations

Notwithstanding Clause 13.1 (Limitation on recourse), none of the Borrower's obligations under the Transaction Documents will be extinguished and each will remain due to be performed on the date on which it is expressed to become due to be performed and interest will continue to accrue on any unpaid amount in accordance with the Transaction Documents.

13.3	Exceptions to limited recourse Notwithstanding Clause 13.1 (Limitation on recourse) and Clause 13.2 (Continuing obligations), if:

	(a)	any Applicable Circumstance (as defined in Clause 13.4 (Applicable Circumstances)) occurs other than as a consequence of any action or omission on the part of any Party other than the Borrower; and

	(b)	the Relevant Agent or, as the case may be, the Head Lessee at any time so notifies the Borrower,

then:

	(i)	the Borrower will be personally liable as provided in the Transaction Documents for any Losses to the extent incurred by any Finance Party or the Head Lessee as a result of such Applicable Circumstances; and

	(ii)	subject to the Transaction Documents, any Finance Party or the Head Lessee will be at liberty to pursue all of its rights and remedies against the Borrower and all of its assets for any such Losses as so provided without restriction but in the case of the Head Lessee, only after the later of the Discharge Date in respect of the ECA Debt and the Discharge Date in respect of the Other ECA Debt.

13.4 13.4.1	Applicable Circumstances For the purposes of this Clause 13, Applicable Circumstance means:

	(a)	the fraudulent or wilful misconduct or gross negligence of the Borrower with respect to any aspect of the transactions contemplated by, or the performance of any of its obligations under, the Transaction Documents; or

	(b)	the Borrower's wilful failure to account to the ECA Facility Agent or the Security Trustee for any sum received by the Borrower which constitutes a part of the Security.

13.4.2

Notwithstanding Clause 13.4.1 above, in relation to any obligation of the Borrower involving payment of any amount on the Borrower's part (including under any covenant or undertaking for further assurances or similar provision), breach of that obligation will not (if it would otherwise be so) be an Applicable Circumstance unless:

	(a)	the Head Lessee or any insurer of the Aircraft has complied with any obligation it may have to put the Borrower in funds or indemnify the Borrower to enable it to fulfil that obligation in relation to that amount; or

	(b)	the Security Trustee, the ECA Facility Agent, the National Agents or any Lender elects to and does pay to the Borrower such funds or indemnify the Borrower in a manner and on terms reasonably satisfactory to it to enable it to fulfil such obligation in relation to that amount, and the foregoing will apply notwithstanding that the relevant obligation may be expressed (in whatever terms) to be at the Borrower's or any other person's cost or at no cost to the Borrower or any other person.

13.5

Indemnity

Notwithstanding any other provision in the Borrower Documents, the Borrower has no obligation to take any affirmative or other action requested by the Relevant Agent or any other person to enforce, exercise, protect or preserve any rights, remedies, powers or discretions under or with respect to, or to give effect to, the Transaction Documents (other than the giving of notices or the making of demands provided for in the Transaction Documents) unless it is indemnified to its reasonable satisfaction in respect of any Losses which it may thereby incur or suffer.

14 14.1 14.1.1	Indemnities General indemnity The Head Lessee shall, as an independent obligation, indemnify each Indemnitee for any Losses which that Indemnitee incurs or suffers, directly or indirectly:

	(a)	in connection with any Aircraft Related Activity;

	(b)	as a result of any act or omission of any Obligor or the Lessee which might prejudice any right which the Relevant Parties may have against the Manufacturer, the Engine Manufacturer or any other supplier of any Part;

	(c)	in relation to any loss or destruction of or damage to any property, or death or injury of, or other loss of any nature suffered by, any person caused by, relating to, or arising from or out of any Aircraft Related Activity and in each case regardless of when this arises (whether before, during or after the Head Lease Period);

	(d)	as a result of any design, article or material in the Aircraft or any part of it or the operation or use of it constituting or being alleged to constitute an infringement of patent, copyright, design or other intellectual property right or any other similar right; or

	(e)	in relation to preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of the Aircraft, or in securing the release of the Aircraft.

14.1.2	The Head Lessee is not liable to an Indemnitee (other than any Export Credit Agency) under Clause 14.1.1 or otherwise in respect of any Losses:

	(a)	which are suffered by that Indemnitee solely and directly as a result of any breach by that Indemnitee of any of its express obligations under any of the Transaction Documents (which is not a breach due to the failure of any person other than that Indemnitee to perform its obligations under the Transaction Documents);

	(b)	which are suffered by that Indemnitee as a result of act or omission of an Indemnitee which:

(i) constitutes wilful misconduct;

(ii) constitutes negligence with the intent to cause damage or in the knowledge that damage would probably result; or

(iii) is caused by fraud or carried out with reckless disregard with knowledge of the probable consequences of such act or omission on the part of that Indemnitee;

	(c)	which constitute a normal administrative or operating cost or expense of that Indemnitee (other than an ECA Administrative Party in respect of Management Time Expenses);

	(d)	which arise directly and solely as a result of the transfer or disposition by a Finance Party of its rights or obligations under the Transaction Documents except if such transfer or disposition is made when an Event of Default or an Incipient Default is continuing;

	(e)	which arise solely as a result of the activities of any Indemnitee in any jurisdiction which are unrelated to the transactions contemplated by any Transaction Document or any Other Transaction Document;

	(f)	which are actually reimbursed to that Indemnitee pursuant to any other provision of the Transaction Documents.

	(g)	which constitutes a Tax; or

	(h)	which is referable to a period after the Aircraft has been redelivered to the Borrower and either sold or leased to another person by the Borrower.

14.2 14.2.1

Flow through indemnity

The Head Lessee undertakes to pay to each Indemnitee on the date upon which the relevant amount is payable by the Borrower the sum equal to any amount payable by the Borrower, or which the Borrower is obliged to expend or incur in the performance of its obligations, under the Borrower Documents or the Other Transaction Documents (other than in respect of scheduled payments of principal or interest under the Loan Agreements), to such Indemnitee.

14.2.2

Notwithstanding anything to the contrary contained in any Transaction Document but without prejudice to Clause 14.2.1, amounts payable by the Head Lessee under the Transaction Documents shall be, without double counting, in an amount sufficient to enable the Borrower to pay in full all payments and other amounts then required to be made on account of:

	(a)	the principal of and interest on the ECA Loans; and

	(b)	all other amounts then payable by the Borrower under the Transaction Documents by way of indemnity or otherwise,

and, to the extent there is a shortfall, the Head Lessee shall pay such additional amounts as are necessary to cover such shortfall.

14.3 14.3.1	Currency indemnity The Head Lessee shall, as an independent obligation, indemnify each Indemnitee against any Losses which that Indemnitee incurs as a consequence of:

	(a)	that Indemnitee receiving an amount in respect of the Head Lessee's or the Borrower's liability under the Transaction Documents; or

	(b)	the Head Lessee's or the Borrower's liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Transaction Document.

14.3.2

Unless otherwise required by law, each of the Guarantor, the Head Lessee and the Borrower waives any right it may have in any jurisdiction to pay any amount under the Transaction Documents in a currency other than that in which it is expressed to be payable.

14.3.3	Neither the ECA Facility Agent nor the Security Trustee has any liability in respect of any Losses resulting from any fluctuation in exchange rates.

14.4 14.4.1

Tax indemnity

The Head Lessee shall indemnify each Indemnitee (on a full indemnity basis from the date on which any such sum becomes payable) against any Losses which that Indemnitee determines will be or have been suffered (directly or indirectly) by the Indemnitee for or on account of Tax in relation to:

	(a)	any Transaction Document (including stamp duty or any documentary, transaction, registration or other similar Tax);

	(b)	the transactions contemplated by the Transaction Documents; or

	(c)	any Aircraft Related Activity,

and shall indemnify each Indemnitee against any Losses arising by reason of any delay or omission by the Head Lessee to pay any such amounts pursuant to this Clause 14.4.

14.4.2	Clause 14.4.1 does not apply to any Tax:

	(a)	assessed on an Indemnitee (other than the Borrower) under the laws of the jurisdiction in which:

(i) that Indemnitee is incorporated; or

(ii) in the case of an Indemnitee which is an ECA Lender, that Indemnitee's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Indemnitee. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Indemnitee, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose; or

	(b)	that would not have been payable but for the failure of that Indemnitee to file any relevant tax return or tax computation that such Indemnitee was either:

(i) obliged to file by any Applicable Law binding on it of its jurisdiction of incorporation (or in the case of any ECA Lender, the jurisdiction in which its Facility Office is situated); or

(ii) requested by the Head Lessee (acting reasonably) to file, provided that the Head Lessee has provided all reasonable assistance to enable that Indemnitee to file the relevant tax return or tax computation;

	(c)	that arises as a consequence of a breach by that Indemnitee of any of its express obligations towards the Head Lessee in any Transaction Document (such breach not being due to any failure by the Head Lessee to perform its obligations under the Transaction Documents;

	(d)	which arises solely as a result of the fraud or wilful misconduct of the relevant Indemnitee;

	(e)	which is actually reimbursed to that Indemnitee pursuant to any other provision of the Transaction Documents;

	(f)	which is referable to a period after the Aircraft has been redelivered to the Borrower and either sold or leased to another person by the Borrower;

	(g)	if the relevant Indemnitee is an ECA Lender, to the extent it arises or is increased as a result of an assignment or transfer by the relevant ECA Lender or a change in its Facility Office, unless the assignment, transfer or change is (i) required to be made by any Applicable Law, (ii) made to mitigate any circumstances giving rise to a Tax Payment, Increased Cost or right to be prepaid or cancelled by reason of an Illegality Event, (iii) made at the request or direction of an Export Credit Agency or (iv) made following the occurrence of an Event of Default or an Incipient Default.

14.5 14.5.1	Tax gross-up Borrower

	(a)	The Borrower shall make all payments to be made by it under the Borrower Documents without any Tax Deduction, unless a Tax Deduction is required by law.

	(b)	If the Borrower or a Finance Party is aware that the Borrower is or will be obliged to make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it shall promptly notify the ECA Facility Agent thereof. The ECA Facility Agent shall then promptly notify the affected Parties.

	(c)	If a Tax Deduction is required by law, the Borrower shall:

(i) pay directly to the relevant authorities the full amount of the Tax Deduction;

(ii) promptly forward to the ECA Facility Agent for each affected Finance Party (or other Relevant Party) an official receipt or other documentation satisfactory to that affected Finance Party evidencing such payment to such authority; and

(iii) subject to clause 16.5 of the ECA Loan Agreement, pay to the ECA Facility Agent for each affected Finance Party (or other Relevant Party) such additional amount as is necessary to ensure that the net amount actually received by that Finance Party (or other Relevant Party) will equal the full amount which that Finance Party would have received had no Tax Deduction been required.

	(d)	The Borrower shall promptly make all filings and statements required by any taxing authority in connection with any ECA Loan within the required time period for making such filings and statements.

	(e)	A payment of interest on an ECA Loan shall not be increased under Clause 14.5.1(c)(iii) by reason of a Tax Deduction on account of Tax imposed by Ireland if on the date on which the payment falls due:

(i) the payment could have been made to the relevant ECA Lender without a Tax Deduction if the ECA Lender had been a Qualifying Lender, but on that date that ECA Lender is not or has ceased to be a Qualifying Lender other than as a result of any Change in Law occurring after the date it became an ECA Lender; or

(ii) the relevant ECA Lender is a Qualifying Lender and the Borrower or the Head Lessee is able to demonstrate that the payment could have been made to the

ECA Lender without the Tax Deduction had that ECA Lender complied with its obligations under Clause 14.5.4.

This Clause 14.5.1(e) shall not apply to any Export Credit Agency.

14.5.2	Head Lessee

	(a)	The Head Lessee shall make all payments to be made by it to the Borrower or any other Indemnitee under the Head Lessee Documents without any Tax Deduction, unless a Tax Deduction is required by law.

	(b)	If the Head Lessee is aware that it is or will be obliged to make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it shall promptly notify the Borrower or other relevant Indemnitee thereof.

	(c)	If a Tax Deduction is required by law, the Head Lessee shall:

(i) pay directly to the relevant authorities the full amount of the Tax Deduction;

(ii) promptly forward to the Borrower an official receipt or other documentation satisfactory to the Borrower evidencing such payment to such authority; and

(iii) subject to clause 16.5 of the ECA Loan Agreement, pay to the Borrower such additional amount as is necessary to ensure that the net amount actually received by the Borrower or other relevant Indemnitee will equal the full amount which the Borrower or other relevant Indemnitee would have received had no Tax Deduction been required.

14.5.3	Guarantor

	(a)	The Guarantor shall make all payments to be made by it under the Guarantor Documents without any Tax Deduction, unless a Tax Deduction is required by law.

	(b)	If the Guarantor or a Finance Party is aware that the Guarantor is or will be obliged to make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it shall promptly notify the ECA Facility Agent thereof. The ECA Facility Agent shall then promptly notify the affected Parties.

	(c)	If a Tax Deduction is required by law, the Guarantor shall:

(i) pay directly to the relevant authorities the full amount of the Tax Deduction;

(ii) promptly forward to the ECA Facility Agent for each affected Finance Party (or other Relevant Party) an official receipt or other documentation satisfactory to that affected Finance Party evidencing such payment to such authority; and

(iii) subject to clause 16.5 of the ECA Loan Agreement, pay to the ECA Facility Agent for each affected Finance Party (or other Relevant Party) such additional amount as is necessary to ensure that the net amount actually received by that Finance Party (or other Relevant Party) will equal the full amount which that Finance Party would have received had no Tax Deduction been required.

	(d)	The Guarantor shall promptly make all filings and statements required by any taxing authority in connection with any Guarantor Document within the required time period for making such filings and statements.

14.5.4

Qualifying Lenders

In order to establish its status as a Qualifying Lender, each ECA Lender (and any person who becomes an ECA Lender other than the Export Credit Agencies) agrees to provide, on or before the date of the first payment of interest to be made by the Borrower to that ECA Lender under the ECA Loan Agreement and from time to time thereafter as the Head Lessee may reasonably request, any forms and any certificates necessary to provide an exemption from withholding, or to permit withholding at a reduced rate, with respect to such ECA Lender for Irish income tax purposes

14.6 14.6.1

Tax Credit

If the Guarantor, Head Lessee or the Borrower makes a Tax Payment to a Relevant Party (but not any Export Credit Agency) and that Relevant Party (in its absolute discretion) determines that:

	(a)	a Tax Credit is attributable to that Tax Payment; and

	(b)	it has received and retained that Tax Credit,

then, so long as no Event of Default is continuing at such time, the Relevant Party shall pay an amount to:

	(y)	if the Tax Payment was made by the Guarantor, the Guarantor; or

	(z)	otherwise, the Head Lessee (or the Borrower to the extent the Tax Payment was not met by the Head Lessee pursuant to Clause 14.2 (Flow through indemnity) or Clause 14.5 (Tax gross-up)),

which that Relevant Party determines (in its absolute discretion) will leave it (after that payment) in the same after-Tax position as it would have been in if the Tax Payment had not been required to be made by the Guarantor, the Head Lessee or the Borrower, as the case may be.

14.6.2

If a Default is continuing at the time when any Indemnitee would otherwise pay any such amount to the Head Lessee under Clause 14.6.1, then that Indemnitee shall instead pay such amount to the Security Trustee to apply in accordance with the terms of clause 5 (Application of Moneys) of the Proceeds Agreement.

14.7 14.7.1

Other Head Lessee indemnities

The Head Lessee shall indemnify each Indemnitee against any Losses and, in the case of the ECA Administrative Parties and the Export Credit Agencies, Management Time Expenses which that Indemnitee incurs as a consequence of:

	(a)	the occurrence of any Default or Mandatory Prepayment Event;

	(b)	any failure by the Head Lessee or the Borrower to pay any amount due under a Transaction Document on its due date, including any Losses or, in the case of the ECA Administrative Parties and the Export Credit Agencies, Management Time Expense resulting from any distribution or redistribution of any amount among the Lenders under a Transaction Document;

	(c)	a Loan not being made after a Request has been delivered or an ECA Loan being made on a date other than the Expected Delivery Date; or

	(d)	any Rent or an ECA Loan (or part of an ECA Loan) not being prepaid in accordance with the Transaction Documents.

14.7.2

The Head Lessee's liability under Clause 14.7.1 above includes Break Costs (and, in the case of Clause 14.7.1(c), payment on behalf of the Borrower of any amounts expressed to be payable by the Borrower to the relevant Finance Parties under Clause 2.9.5 (Delayed Delivery)).

14.7.3

Each Finance Party shall supply to the ECA Facility Agent (for the Head Lessee) details of the amount of any liability for Break Costs claimed by it under this Agreement and each National Agent will supply to the ECA Facility Agent the amount of any such liability notified to it by an Export Credit Agency.

14.7.4

The Head Lessee shall indemnify each ECA Administrative Party and each Export Credit Agency, as the case may be, against any Losses and Management Time Expenses incurred by that ECA Administrative Party or Export Credit Agency, as the case may be as a result of:

	(a)	investigating any event which that Administrative Party or Export Credit Agency reasonably believes to be a Default; or

	(b)	acting or relying on any notice which that Administrative Party or Export Credit Agency reasonably believes to be genuine, correct and appropriately authorised.

14.7.5	If, in consequence of a repayment or prepayment under clause 7 (Prepayment and cancellation) of the ECA Loan Agreement, any relevant ECA Lender realises a Break Gain:

	(a)	if no Default is at such time continuing, that ECA Lender undertakes to pay directly to the ECA Facility Agent for the account of the Head Lessee such amount as that ECA Lender determines (in its absolute discretion) will leave it in the same after-Tax position as if no Break Gain had been realised; or

	(b)	if a Default is at such time continuing, that ECA Lender may retain the benefit of any such Break Gain (subject to the relevant ECA Support Arrangements).

14.8 14.8.1

Value added taxes

Any amount payable under a Transaction Document by the Head Lessee or the Borrower is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is so chargeable and has not been paid by the Borrower or, as the case may be, the Head Lessee under and in accordance with Clause 14.5 (Tax gross-up), the Head Lessee shall pay to the relevant Indemnitee (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

14.8.2

Where a Transaction Document requires any party to reimburse an Indemnitee for any Losses or, in the case of the ECA Administrative Parties and the Export Credit Agencies, Management Time Expenses, that party shall also at the same time pay and indemnify the Indemnitee against all value added tax or any other Tax of a similar nature incurred by the Indemnitee in respect of those Losses or Management Time Expenses.

14.9 14.9.1	Time for payment Subject to Clause 14.9.2, all amounts to be paid by any Obligor pursuant to this Clause 14 shall be paid on demand.

14.9.2	All amounts to be paid by any Obligor pursuant to Clause 14.1 or 14.4 shall be paid within five (5) Business Days of demand.

14.10	Indemnity contest rights

14.10.1

If a written claim is made against an Indemnitee which is the subject of an indemnity by the Head Lessee under Clause 14.1.1 or Clause 14.4, such Indemnitee shall promptly notify the Head Lessee. The Head Lessee at its sole cost and expense, except as provided herein, shall have the right to control, investigate and prosecute the entire defence and compromise of any Loss for which indemnification is sought (provided that such compromise imposes no additional payment obligations on an Indemnitee, which is not otherwise indemnified under Clause 14.1.1 or Clause 14.4, as the case may be). If the Head Lessee shall, at its sole expense, assume the defence of any Loss, each Indemnitee shall cooperate with it, at the Head Lessee's expense, in defending and/or mitigating such Loss. Each Indemnitee shall supply the Head Lessee with such information as is requested and as is necessary or advisable for the Head Lessee to control or participate in any proceeding. The Head Lessee shall not have the right to control, investigate, prosecute and compromise such Loss so long as an Event of Default shall have occurred and be continuing provided, however, that the Head Lessee shall have the right to control, investigate, prosecute and compromise such Loss in all cases when required by the terms of the insurance or insurer applicable thereto. An Indemnitee may participate at its own expense and with its own counsel in any judicial proceedings defended by the Head Lessee pursuant to the preceding provisions so long as such participation does not, in the reasonable opinion of the Head Lessee when the Head Lessee has chosen to assume the defence of any Loss, materially impair such defence. So long as the Head Lessee shall have acknowledged in writing its duty to indemnify an Indemnitee hereunder, no such Indemnitee shall enter into a settlement or other compromise with respect to any such Loss without the prior written consent of the Head Lessee.

14.10.2

Upon the making of any claim for any Loss by an Indemnitee pursuant to Clause 14.1.1 or Clause 14.4 and provided that the Head Lessee either pays such Loss or, if such Indemnitee has not been required to make any payment in respect thereof, the Head Lessee confirms its indemnification obligations with respect thereto in writing, the Head Lessee, without any further action, shall be subrogated to any claims, rights and remedies the Indemnitee may have relating thereto (except claims under such Indemnitee's own insurance policies). Each Indemnitee agrees, at the Head Lessee's expense, to give such further assurances or agreements and to cooperate with the Head Lessee to permit the Head Lessee to pursue such Loss, if any, to the extent reasonably requested by the Head Lessee. In the event that the Head Lessee shall have paid an amount to an Indemnitee pursuant to Clause 14.1.1 or Clause 14.4, as the case may be, and such Indemnitee subsequently shall be reimbursed in respect of such indemnified amount from any other person, such Indemnitee shall, so long as no Event of Default has occurred and is continuing, promptly pay the Head Lessee, but not before the Head Lessee shall have made all payments then due to such Indemnitee pursuant to Clause 14.1.1 or Clause 14.4, as the case may be, an amount equal to the sum of (a) the amount of such reimbursement, including interest actually received attributable thereto, net of taxes required to be paid by such Indemnitee as a result of any refund received and (b) any tax benefit realised by such Indemnitee as a result of the deductibility for tax purposes of any payment by such Indemnitee made pursuant to this sentence.

14.10.3	Clauses 14.10.1 and 14.10.2 shall not apply to any Export Credit Agency.

14.11	Lenders' indemnity in favour of ECA Administrative Parties

14.11.1

Without limiting the liability of the Head Lessee and the Borrower under this Clause 14 or Clause 15 (Fees and expenses), each Lender (other than any Export Credit Agency which has become an ECA Lender) shall:

	(a)	indemnify (and pay on demand to) its relevant ECA Administrative Party (other than the Relevant Agent) that Lender's Pro Rata Share of any costs and expenses incurred by such ECA Administrative Party in acting as an ECA Administrative Party for it and in the enforcement of its rights under the Transaction Documents; and

	(b)	indemnify (and pay on demand to) the Relevant Agent that Lender's Pro Rata Share of any costs and expenses (including the costs of employing the services of any professional advisors or agents in connection with the repossession, remarketing, leasing, selling or otherwise dealing with the Aircraft) incurred by the Relevant Agent in acting as the Relevant Agent under the Transaction Documents (and such costs and expenses shall be attributable to the ECA Loans on a pro rata basis as between the outstanding principal amounts of the ECA Loans), and for the purposes of this Clause 14.11.1, Pro Rata Share shall mean the proportion that such Lender's share of the ECA Loans bears to the sum of the total ECA Loans less any share of such ECA Loans held at such time by any Export Credit Agency

14.11.2

Each ECA Administrative Party may deduct from any amount received by it for a Finance Party any amount due to that ECA Administrative Party from that Finance Party under a Transaction Document but unpaid.

14.12	Confirmation of no liability

14.12.1

The Borrower and the Head Lessee each acknowledges that none of the Security Trustee, any ECA Lender or any Export Credit Agency is responsible for any failure to enforce or to maximise the proceeds of any enforcement.

14.12.2	Each Party confirms that no Export Credit Agency is responsible or may be held liable for any actions taken by any Party or by the Borrower when acting on its or their behalf, including:

	(a)	in exercising any discretion, consent or other rights in respect of the Aircraft's insurance or maintenance, or the subleasing of the Aircraft or otherwise that the relevant Parties may have; and

	(b)	as a result of any Export Credit Agency being in possession of any information or document pursuant to the Transaction Documents or Other Transaction Documents relating to the Aircraft's insurance or maintenance, or the subleasing of the Aircraft or otherwise, it being acknowledged that the Export Credit Agency is under no duty to review or take any action in relation to the same.

14.12.3	Each Party confirms that each Finance Party shall be deemed to be acting reasonably if its acts (directly or indirectly) on the instructions of an Export Credit Agency.

15 15.1

Fees and expenses

Initial costs

The Head Lessee shall pay to each Relevant Party and each Export Credit Agency on demand the amount of all costs and expenses reasonably incurred by it in connection with the negotiation, preparation, printing, execution, completion and syndication of the Transaction Documents and the establishment of the Borrower, subject to any cap agreed in writing (and the terms on which such cap is agreed).

15.2

Subsequent costs

The Head Lessee shall pay to each Relevant Party and each Export Credit Agency on demand the amount of all costs and expenses reasonably incurred by it (and not recovered under Clause 15.1) in connection with:

	(a)	the negotiation, preparation, printing, execution and completion of any Transaction Document executed after the Delivery Date;

	(b)	any amendment, waiver, consent or rescheduling (or preparations for any of these) requested by it or by or on behalf of the Borrower or the Head Lessee or allowed by or required to implement the Transaction Documents or required by any Export Credit Agency;

	(c)	the exercise by it of any of its rights, or taking any action as required or permitted, under the Transaction Documents, including in respect of any termination of the Head Lease pursuant to clause 18 (Option to purchase) and clause 19 (Redelivery) of the Head Lease (and the Head Lessee confirms that it is responsible for its own costs in respect of each of the above); and

	(d)	the ongoing maintenance of the Borrower.

15.3

Enforcements costs

The Head Lessee shall pay to each Relevant Party and each Export Credit Agency on demand the amount of all costs and expenses and, in the case of the ECA Administrative Parties and the Export Credit Agencies, Management Time Expenses incurred by it in connection with:

	(a)	the enforcement of, or the preservation of any rights under, any Transaction Documents and any investigation after the occurrence of any Default, including any costs and expenses incurred by it in connection with any:

		(i)	insurance, maintenance, storage, reconfiguration, onward leasing or sale of the Aircraft;

		(ii)	repossession, ferrying and remarketing of the Aircraft; or

		(iii)	works or modifications required to place the Aircraft in the condition specified in clause 19 (Redelivery) of the Head Lease or considered by the National Agents to be desirable following an Event of Default; or

	(b)	any proceedings instituted by or against a Relevant Party or Export Credit Agency as a consequence of any Relevant Party entering into a Transaction Document or Export Credit Agency entering into the ECA Support Arrangements.

15.4	Recordation and registration expenses The Head Lessee shall pay and indemnify each Relevant Party and each Export Credit Agency on demand against all costs and expenses associated with:

	(a)	the filing or recording of, or establishment or maintenance of the effectiveness of or enforceability of, any Transaction Document in the State of Registration, the jurisdiction of incorporation of the Head Lessee or the Borrower or the Habitual Base or the International Registry including (but not limited to) the provision of translations, registrations, notarisations or legalisations, if required; and

	(b)	the registration of the Aircraft.

15.5	Fees

The Head Lessee shall pay the Fees in accordance with the terms of the Fees Letters.

16	Confidentiality

16.1	Confidentiality

	(a)	Each Party shall keep confidential any information supplied to it by or on behalf of any other Party in connection with the Transaction Documents. However, a Party is entitled to disclose information:

		(i)	which is publicly available, other than as a result of a breach by that Party of this Clause;

		(ii)	in connection with any legal or arbitration proceedings;

		(iii)	if required to do so under any law or regulation binding on it (including filing requirements of the Securities & Exchange Commission of the United States);

		(iv)	to a governmental, banking, taxation or other regulatory authority;

		(v)	to its professional advisers;

		(vi)	to the extent allowed under Clause 16.1(b) or Clauses 16.2 (Disclosure to authorities) and 16.3 (Export Credit Agencies);

		(vii)	with the agreement of each other relevant Party;

		(viii)	in connection with any press release, advertisement or announcement as and to the extent agreed by the Head Lessee, the ECA Facility Agent and the National Agents;

		(ix)	to any of its Affiliates (subject to such Affiliate agreeing to keep such information confidential on the terms of this Clause 16.1(a));

		(x)	to any of the Export Credit Agencies; or

		(xi)	to another Party.

	(b)	Any Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to the Transaction Documents (such Affiliate or other person being a participant):

		(i)	a copy of any Transaction Document; and

		(ii)	any information which that Party has acquired under or in connection with any Transaction Document.

However, before a participant may receive any confidential information, it shall agree to keep that information confidential on the terms of Clause 16.1(a).

	(c)	This Clause supersedes any previous confidentiality undertaking given by a Party in connection with this Agreement prior to it becoming a Party save any given to any of the Export Credit Agencies.

16.2	Disclosure to authorities The Finance Parties may:

	(a)	provide information about the Transaction Documents to any Government Entity of the French Republic, the Federal Republic of Germany and the United Kingdom or to international institutions which are charged by any such Government Entity with collecting statistical data; and

	(b)	allow the parties referred to in Clause 16.2(a) to inspect and receive any records relating to the Transaction Documents.

16.3

Export Credit Agencies

Clause 16.1 (Confidentiality) will not apply to any Export Credit Agency which may become a party to the Transaction Documents in accordance with the relevant Transaction Documents.

16.4

Conduit Lenders

Each Conduit Lender (or the financial institution which manages such Conduit Lender) shall be entitled to disclose in connection with, in the case of SovRisc, the Securitisation Programme or, in the case of any other Conduit Lender, the relevant securitisation programme, to any stock exchange or other listing authority or such other person to whom such disclosure is required as a matter of applicable law, stock exchange rule or any other regulatory requirements (including, without limitation, those relating to the disclosure of information in connection with an issue of debt securities in the public markets) any or all of the information set out in Schedule 6.

17 17.1

Amendments

Amendment of Transaction Document with agreement of all parties thereto

Unless a Head Lease Event of Default has occurred any term of any Transaction Document other than the Head Lease may be amended or waived with the agreement in writing of all the parties to it so long as such amendment does not adversely affect the right or obligations of any Export Credit Agency or is made with its consent.

17.2

Amendment of Transaction Document by the Finance Parties

The Finance Parties (or any of them) may also agree an amendment to a Transaction Document without the agreement of any other party to that Transaction Document (or otherwise) if the amendment is in writing and does not affect the rights, interests or obligations of that other party or parties, any Finance Party or any Export Credit Agency and the other parties to that Transaction Document shall (at no cost to such other parties) take such action and execute such documents as the relevant Finance Party may require in order to offset such amendment.

17.3	Amendment of the Head Lease The Head Lease may only be amended with the consent of the National Agents.

18 18.1

Changes to the Parties or Facility Office

ECA Lenders

Each of the ECA Lenders shall, at its cost, be entitled to assign or transfer all or part of its rights and obligations under the Transaction Documents in accordance with clause 16 (Changes to the Parties) of the ECA Loan Agreement and subject to:

	(a)	any restriction in the relevant ECA Support Arrangements;

	(b)	prior notification in writing to the ECA Facility Agent;

	(c)	such assignment or transfer not prejudicing the Security;

	(d)	the prior consent of each relevant Export Credit Agency; and

	(e)	in the case of a Conduit Lender, the consent of each of the Export Credit Agencies.

18.2 18.2.1	Head Lessee's consent Any such assignment or transfer under Clause 18.1 may be made without the Head Lessee's consent if:

	(a)	it is to or in accordance with a request of the relevant Export Credit Agency;

	(b)	if a Head Lease Event of Default is at such time continuing;

	(c)	it is to a Permitted Participant; or

	(d)	it is to any assignee or transferee which is an ECA Lender or an Affiliate of an ECA Lender (including the transferor).

18.2.2	Other than under Clause 18.2.1 any such assignment or transfer may not be made without the consent of the Head Lessee (such consent not to be unreasonably withheld or delayed).

18.3

Proceeds Agreement

An ECA Administrative Party shall at its own cost be entitled assign or transfer any of its rights or obligations under the Transaction Documents to any person, subject to and in accordance with the terms of clause 2.14 (Resignation of an ECA Administrative Party) of the Proceeds Agreement.

18.4 18.4.1

Borrower and Head Lessee

Neither the Borrower nor the Head Lessee may, without the prior consent of all the Finance Parties, assign, transfer, create Security Interests (other than Permitted Security Interests) over or otherwise dispose of all or any part of its rights and obligations under the Transaction Documents.

18.4.2

The Head Lessee consents to the Borrower assigning its rights or transferring its rights and obligations under the Borrower Documents if it is acting in accordance with the instructions of the National Agents and the Head Lessee waives all defences and rights of set-off available to it against the Borrower's assignee other than those arising from fraudulent acts on the part of the assignee.

18.4.3

The Head Lessee shall, from time to time upon request from a Party, execute all documents (including any supplement or amendment to a Transaction Document) reasonably requested by such Party to effect, perfect, record or implement any assignment or transfer by any such Party and the Head Lessee will promptly comply with any other reasonable requests of such Party, its successors and assigns in respect of any such assignment or transfer.

18.5	Changes to Facility Office Each ECA Lender may, subject to the prior written consent of:

	(a)	the relevant Export Credit Agency; and

	(b)	provided no Default is continuing at such time, the Head Lessee,

change its Facility Office and shall promptly thereafter give notice to the ECA Facility Agent, relevant National Agent (if applicable), the Security Trustee and the Head Lessee.

19 19.1 19.1.1

Mitigation

Mitigation Events

If an Illegality Event, Increased Cost Event or ECA Event of Default occurs in circumstances where no Head Lease Event of Default is continuing (a Mitigation Event), each Party agrees:

	(a)	to consult in good faith with the ECA Facility Agent (in the case of an ECA Lender) and the other relevant Parties for:

(i) a maximum period of sixty (60) days from the occurrence of the Mitigation Event; or

(ii) if earlier, until irrevocable repayment of all amounts owing to that Party under the Transaction Documents; and

	(b)	following such consultation, and in the case of any Finance Party subject to the prior written consent of the Export Credit Agencies, to take such reasonable steps as it is able to take to mitigate or remove such circumstances.

19.1.2	Clause 19.1.1 above does not in any way limit the rights of any Indemnitee or the obligations of the Head Lessee or the Borrower under the Transaction Documents.

19.1.3

A Finance Party is not obliged to take any step in respect of the mitigation arrangements under this Clause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it or be in conflict with such Finance Party's general banking policies or involve such Finance Party in substantial expense or a substantial increased administrative burden nor is any Finance Party obliged to achieve a particular result by virtue of any step taken by it and no Finance Party shall have any liability to the Head Lessee where such step results in less than complete mitigation.

19.2 19.2.1

Market disruption

If a market disruption event occurs under clause 9 (Market Disruption) of the ECA Loan Agreement, the relevant Facility Agent shall provide notification to the ECA Facility Agent and the Head Lessee of such event and, if the relevant Facility Agent or (if no Significant Default has occurred and is continuing) the Head Lessee so requires, the relevant Parties and the Head Lessee shall enter into consultation for a period of not more than thirty (30) days from the occurrence of such event with a view to agreeing an alternative basis for determining the rate of interest or funding for the affected Loan.

19.2.2	Any alternative basis agreed will be, with the prior consent of all the relevant Lenders, binding on all the Parties.

19.3

Indemnity

The Head Lessee shall indemnify each Indemnitee for all costs and expenses and, in the case of the ECA Administrative Parties and the Export Credit Agencies, Management Time Expenses reasonably incurred by that Indemnitee as a result of any step taken by it under this Clause 19 (including the transfer by an ECA Lender of its Facility Office or of its rights and obligations under the Transaction Documents).

20 20.1 20.1.1

Instructions, control of Borrower and subordination of Servicing Payments

Instructions of Export Credit Agencies

In the making of any decision or determination or the exercise of any discretion or the taking or refraining to take any action under the Transaction Documents, each Finance Party will be deemed to have acted reasonably if it has acted on the instructions of any Export Credit Agency.

20.1.2

Any consent or approval to be given or any right or discretion whatsoever to be exercised by the Borrower under the Borrower Documents (other than the ECA Loan Agreement) shall be given or granted or exercised by the ECA Facility Agent or, as the case may be, by the Relevant Agent in accordance with the terms of clause 3 (Undertakings of the Borrower) of the Proceeds Agreement.

20.2 20.2.1

Subordination of Servicing Payments

The Borrower agrees for the benefit of the Finance Parties that following the occurrence of a Significant Default which is continuing it shall not make or seek to make any payment to the Servicing Agent in respect of any Servicing Payment, or discharge or seek to discharge any Servicing Payment by way of set-off.

20.2.2

The Servicing Agent agrees for the benefit of the Finance Parties that following the occurrence of a Significant Default which is continuing it shall not take any action whatsoever against the Borrower in respect of payment of Servicing Payments and shall not discharge any Servicing Payment by way of set-off.

20.3	Head Lessee obligations under the Proceeds Agreement and Loan Agreements

20.3.1	The Head Lessee confirms that it shall:

(a) assist the Relevant Agent and the Security Trustee and shall take whatever action either reasonably requests under and in accordance with clause 2.14(g) (Resignation of an ECA Administrative Party) of the Proceeds Agreement; and

(b) provide to any ECA Administrative Party any documentation and other evidence reasonably requested in connection with all applicable know your customer requirements as referred to in clause 13.2 (Know your Customer Checks) of the ECA Loan Agreement.

20.3.2	The Head Lessee shall notify the ECA Facility Agent promptly if it becomes aware of an Illegality Event giving details of the cause of the Illegality Event and any applicable dates.

20.4

Finance Party consents

Subject to Clause 17 (Amendments), any waiver or consent approved or granted in accordance with the Transaction Documents by the ECA Facility Agent or the Security Trustee will also be deemed to have been given by the other Finance Parties.

20.5

Petitions

Each of the Guarantor, the Head Lessee and the Servicing Agent agrees that, until the Discharge Date in relation to the Debt, it will not without the prior written consent of the Relevant Facility Agent, petition for, or take any other action whatsoever which may lead to, the bankruptcy, insolvency, winding-up, liquidation, administration, examinership, reorganisation, amalgamation or dissolution of the Borrower or the Guarantor.

20.6

Monitoring responsibility

The Parties acknowledge that notwithstanding the fact that an Export Credit Agency may be in receipt of information under the Transaction Documents they have no duty to monitor such information or responsibility in relation thereto.

20.7 20.7.1

Enforcement parameters

The Parties acknowledge that in the course of enforcement of rights under the Security Documents, the Security Trustee may be directed by the National Agents in accordance with the Transaction Documents to take such actions as are deemed desirable to realise Proceeds including the appointment of one or more professional entities to provide the Finance Parties with management and remarketing services with a view to realising proceeds of the remarketing of the aircraft.

20.7.2 20.8 20.8.1

The Borrower and the Head Lessee agree to co-operate with any such action.

Responsibility

No ECA Administrative Party is responsible for the adequacy, accuracy or completeness of any statement or information (whether written or oral) made in or supplied in connection with any Transaction Document.

20.8.2	No ECA Administrative Party is responsible for the legality, validity, effectiveness, adequacy, completeness or enforceability of any Transaction Document or any other document.

20.8.3

Without affecting the responsibility of the Borrower or the Head Lessee for information supplied by it or on its behalf in connection with any Transaction Document, each Finance Party confirms that it:

	(a)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Transaction Documents (including the financial condition and affairs of the Borrower, the Guarantor and the Head Lessee and their respective related entities and the nature and extent of any recourse against any Party or its assets); and

	(b)	has not relied exclusively on any information provided to it by any other Finance Party in connection with any Transaction Document.

20.9 20.9.1

Exclusion of liability

No ECA Administrative Party is liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Transaction Document, unless directly caused by its gross negligence or wilful misconduct.

20.9.2

No Party (other than the ECA Administrative Party itself) may take any proceedings against any officer, employee or agent of any ECA Administrative Party in respect of any claim it might have against the ECA Administrative Party or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Transaction Document. Any officer, employee or agent of an ECA Administrative Party may rely on this Clause 20.9.2 and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

20.9.3

No ECA Administrative Party is liable for any delay (or any related consequences) in crediting an account with an amount required under the Transaction Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

20.9.4	Nothing in the Transaction Documents will oblige any ECA Administrative Party to satisfy any know your customer requirements in relation to the identity of any person on behalf of any Finance Party.

20.9.5

Each Finance Party confirms to each ECA Administrative Party that that Finance Party is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

21	Head Lessee's rights under the Loan Agreements and the Proceeds Agreement

21.1	General rights

So long as no Event of Default is continuing:

	(a)	the Head Lessee shall have the right subject to Clause 10.2, to exercise (or require the Borrower to exercise) any right the Borrower has to submit a duly completed Request under the terms of the ECA Loan Agreement, and the Borrower shall sign and submit any such duly completed Request upon the request and pursuant to the instructions of the Head Lessee at the relevant time; and

	(b)	any right, consent (including consent to waiver) or approval the Borrower has under the terms of the ECA Loan Agreement (including any right to deliver a Conversion Notice under clause 6.3(a) (Fixed rate option) of the ECA Loan Agreement or right to repay, prepay or cancel any Loans under clause 7.6 (Involuntary prepayment), 7.7 (Voluntary prepayment) or clause 7.9 (Voluntary cancellation) of the ECA Loan Agreement) shall be subject to the prior written consent of, or shall be exercised by, the Head Lessee.

21.2

Quiet enjoyment

No Relevant Party may interrupt the quiet use, possession and enjoyment of the Aircraft by the Head Lessee or any Lessee, so long as no Head Lease Event of Default is continuing and except as required by any Applicable Law binding on such Relevant Party. The exercise by a Relevant Party of its rights under this Agreement or any other Transaction Document will not constitute such an interruption.

21.3

Return of surplus Proceeds

Subject to clause 5.4 (Retention of surplus) of the Proceeds Agreement, the Security Trustee agrees to pay promptly to the Head Lessee any amount of surplus Proceeds stated to be owing to it under clause 5.2 (Application of Proceeds) of the Proceeds Agreement.

21.4

Deemed satisfaction

To the extent that Proceeds are applied by the Finance Parties in or towards satisfaction of any sums due to them from the Borrower under the Transaction Documents this will be deemed to satisfy pro tanto the obligations of the Head Lessee to pay an equivalent amount under the Head Lease or this Agreement.

22 22.1	Payments Payment directions Unless otherwise specified in a Transaction Document, all payments by a Party under each Transaction Document to:

	(a)	a Finance Party (other than the Security Trustee) shall be made to the ECA Facility Agent to its account at such office or bank in ABN AMRO, New York (SWIFT: ABNAU533) for the account of: ABN AMRO Bank N.V. London (ABNAGB2L), account number 661001036741 and reference "Agency Europe – CIT"; and

	(b)	the Security Trustee shall be made to its account at such office or bank in ABN AMRO, New York (SWIFT: ABNAU533) for the account of: ABN AMRO Bank N.V. London (ABNAGB2L), account number 661001036741 and reference "Agency Europe – CIT", or in each case, to such other account as the relevant payee may notify to that Party for this purpose by not less than five Business Days' prior notice.

22.2 22.2.1

Currency

Amounts payable in respect of Losses (by way of indemnity or reimbursement and including costs and expenses) under the Transaction Documents are payable in the currency in which they are incurred or in which the corresponding payment was or is to be incurred.

22.2.2 22.3 22.3.1

Each other amount payable under the Transaction Agreements is payable in Dollars.

Business Days

Unless expressly provided otherwise, if a payment under the Transaction Documents to any Party is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) except that if the date of any Final Payment would otherwise be a day which is not a Business Day, it shall be the preceding Business Day.

22.3.2

During any such extension of the due date for payment of any principal under the ECA Loan Agreement, interest is payable on that principal at the rate payable on the original due date or date originally specified for payment until the actual date of payment.

22.4	Timing of payments If any Transaction Document does not provide for when a particular payment is due, that payment will be due within three (3) Business Days of demand by the relevant Party.

22.5

Certificates and determinations

Any certification or determination by an Indemnitee of a rate or amount payable to it under any Transaction Document will be prima facie evidence of the matters to which it relates.

22.6 22.6.1

Distribution

Subject to the provisions of the Proceeds Agreement, an ECA Administrative Party may apply any amount received by it for the Borrower in or towards payment (as soon as practicable after receipt) of any amount due from the Borrower under the Borrower Documents or in or towards the purchase of any amount of any currency to be so applied.

22.6.2

Where a sum is paid to an ECA Administrative Party under the Transaction Documents for the account of another Party, the ECA Administrative Party is not obliged to pay that sum to that Party until the ECA Administrative Party has established that it has actually received that sum. However, the ECA Administrative Party may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the ECA Administrative Party, that Party shall promptly on demand by the Facility Agent refund any corresponding amount made available to it together with (unless the payment is being recovered directly or indirectly from an Export Credit Agency) interest on that amount from that date of payment to the date of receipt by the ECA Administrative Party at a rate calculated by the ECA Administrative Party to reflect its cost of funds.

22.7

Partial payments

Subject to the terms of the Transaction Documents and any applicable ECA Support Arrangement, if any ECA Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Borrower under the Transaction Documents, the Administrative Party shall pay that sum to the Relevant Agent who shall apply that payment towards the obligations of the Borrower under this Agreement in the order prescribed in clause 5.1 (Application) or 5.2 (Application of Proceeds) of the Proceeds Agreement.

22.8 22.8.1

Borrower's payment obligations

Any obligation of the Borrower under the Transaction Documents to pay or release any amount to the Head Lessee shall be conditional upon all amounts then due and payable by the Head Lessee to the Borrower under the Head Lessee Documents, or under any other agreement for the time being between any Relevant Party (in any capacity) and the Head Lessee, having been paid in full.

22.8.2

For the avoidance of doubt, any reference in the Transaction Documents to amounts which the Borrower is obliged to pay under the ECA Loan Agreement shall be interpreted without taking account of Clause 13 (Security and recourse).

22.9

Application of moneys

If any sum paid or recovered in respect of the Liabilities of the Head Lessee under the Head Lease is less than the amount then due, the Borrower may (save in any case where the Transaction Documents expressly stipulate an order of application) apply such sum to Rent,

Final Payment, interest, fees or any other amount due under the Head Lease as instructed by the Relevant Agent for further application pursuant to the Proceeds Agreement.

22.10	Insurance Proceeds

22.10.1	So long as no Default is continuing:

	(a)	any Proceeds in respect of Insurance received by any Party (other than Total Loss Proceeds or third party liability payments referred to in clause 5.7 (Indemnity payments) of the Proceeds Agreement), which exceed the Damage Notification Threshold shall, if the Relevant Agent specifies, be applied either in payment of (or to reimburse the Head Lessee for) the cost of the relevant repairs or replacement property, provided that the Relevant Agent is satisfied that the repair or replacement has been effected in accordance with the Head Lease;

	(b)	any Proceeds in respect of Insurance received by any Party (other than Total Loss Proceeds or third party liability payments referred to in clause 5.7 (Indemnity payments) of the Proceeds Agreement) which are equal to or less than the Damage Notification Threshold shall be paid to the Head Lessee, for application in accordance with the Head Lease;

	(c)	the Relevant Agent shall pay to the Head Lessee the amounts of Proceeds in respect of Insurance received by the Relevant Agent and required to be paid to the Head Lessee pursuant to clause 13.1(b) (Surviving Engine(s)) of the Head Lease.

22.10.2

If a Default is continuing, any Proceeds in respect of Insurance received by a Party shall promptly be paid by that Party to the Security Trustee. On receipt, if an Event of Default is then continuing, the Security Trustee shall apply the Proceeds in accordance with clause 5.2 (Application of Proceeds) of the Proceeds Agreement or, if no Event of Default is then continuing, the Security Trustee shall hold the Proceeds in an interest bearing suspense account (with interest at market rates credited to that account) and:

	(a)	if the Default ceases to continue, any Proceeds in respect of Insurance so held shall be paid over to the Relevant Agent and applied in accordance with Clause 22.10.1; or

	(b)	if an Event of Default subsequently occurs prior to their return under Clause 22.10.2(a), such amounts shall be applied in accordance with the provisions of clause 5.2 (Application of Proceeds) of the Proceeds Agreement.

22.11	Warranty Proceeds

22.11.1

So long as no Default is continuing, all Warranty Proceeds shall be dealt with in accordance with the relevant provisions of the Engine Warranty Agreement[, the BFE Letter Agreement] or the Airframe Warranty Agreement.

22.11.2

If a Default is continuing, any Warranty Proceeds received by a Party shall promptly be paid by that Party to the Security Trustee. On receipt, if an Event of Default is then continuing, the Security Trustee shall apply the Warranty Proceeds in accordance with clause 5.2 (Application of Proceeds) of the Proceeds Agreement or, if no Event of Default is continuing, the Security Trustee shall hold the Warranty Proceeds in an interest bearing suspense account (with interest at market rates credited to that account) and:

	(a)	if the Default ceases to continue, any Proceeds so held shall be paid over to the Relevant Agent and applied in accordance with the relevant provisions of the Engine Warranty Agreement[, the BFE Letter Agreement] or the Airframe Warranty Agreement; or

	(b)	if an Event of Default subsequently occurs prior to their return under Clause 22.11.2(a), such amounts shall be applied in accordance with the other provisions of clause 5.2 (Application of Proceeds) of the Proceeds Agreement.

23 23.1.1

Set-off

Subject to the provisions of the Proceeds Agreement, a Finance Party may set off any matured obligation owed to it by the Guarantor, the Borrower or the Head Lessee under the Transaction Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to the Guarantor, the Borrower or, as the case may be, the Head Lessee, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

23.1.2

The Borrower may set off any matured obligation owed to it by the Head Lessee under the Transaction Documents (to the extent beneficially owned by the Borrower) against any obligation (whether or not matured) owed by the Borrower to the Head Lessee, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Borrower may convert either obligation at a market rate of exchange for the purpose of the set-off.

23.1.3

Subject to Clause 23.1.2 above, all payments to be made by the Borrower or the Head Lessee under any Transaction Document shall be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

24	Severability If a term of a Transaction Document is or becomes illegal, invalid or unenforceable in any jurisdiction, to the extent enforceable under the relevant governing law that will not affect:

	(a)	the legality, validity or enforceability in that jurisdiction of any other term of that Transaction Document; or

	(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of that Transaction Document.

25	Miscellaneous

25.1	Several obligations and rights

Unless otherwise agreed by all the Finance Parties:

	(a)	the obligations of a Finance Party under the Transaction Documents are several;

	(b)	failure by a Finance Party to perform its obligations under the Transaction Documents does not affect the obligations of any other Finance Party under the Transaction Documents;

	(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Transaction Documents;

	(d)	the rights of a Finance Party under the Transaction Documents are separate and independent rights;

	(e)	a Finance Party may, except as otherwise stated in any other Transaction Document, separately enforce those rights; and

	(f)	a debt arising under the Transaction Documents to a Finance Party is a separate and independent debt.

25.2	Perpetuity period The perpetuity period under the rule against perpetuities (if applicable to any Transaction Document) shall be the period of eighty (80) years from the date of this Agreement.

25.3

Further assurance

Each Party agrees that it will from time to time do and perform such other and further acts and execute and deliver such further documents to establish, maintain and protect the rights and remedies of the Parties and to carry out the intent and purpose of the Transaction Documents including taking such actions and executing such additional documentation as the Security Trustee or the ECA Facility Agent may require to perfect any or all of the Security Interests granted to the Security Trustee by the Security Documents.

25.4	Tax affairs No term of the Transaction Documents will, unless expressly provided:

	(a)	interfere with the right of any Relevant Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

	(b)	oblige any Relevant Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and merit of any claim; or

	(c)	oblige any Relevant Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

25.5	No partnership Nothing in a Transaction Document or in any of the arrangements contemplated by it shall be taken to constitute a partnership between any of the Parties.

26 26.1 26.1.1

Aircraft matters

Substitution of Aircraft

Subject to no Default having occurred and being continuing, if a Total Loss occurs or it is proposed that a Final Disposition be made in respect of the Aircraft, the Head Lessee may, by notice to the ECA Facility Agent, request permission to substitute for the Aircraft another Airbus aircraft (the Replacement Aircraft) within one hundred and eighty days of the Total Loss or Final Disposition, provided that the Head Lessee has provided to the Security Trustee a cash deposit (or other collateral approved by the Security Trustee) equal to one hundred and twenty per cent (120%) of the outstanding ECA Loans, it being understood that any Total Loss Proceeds held in a suspense account in accordance with Clause 26.1.2 will constitute part of such cash deposit. The notice shall provide details of the age from delivery by the Manufacturer of the proposed Replacement Aircraft. The ECA Administrative Parties shall consider any such request in good faith, in accordance with the then current practice of the Export Credit Agencies in relation to the substitution of aircraft, and shall inform the Head Lessee within 21 Business Days of the receipt of such notice as to whether the proposed substitution has been approved and, if approved, the terms upon which such Replacement Aircraft shall be substituted for the Aircraft. The Parties acknowledge that the current practice of the Export Credit Agencies is that Export Credit Agency-supported Airbus aircraft may only be substituted in Export Credit Agency supported facilities by Airbus aircraft of the same age or younger, of the same type or in the same family of aircraft as the Aircraft and which have an equal or greater market value (as determined by a valuation agency approved by the Export Credit Agencies) than the market value (as determined by the same valuation agency) of the Aircraft for which it is substituted at the time immediately before the Aircraft suffered a Total

Loss or, as the case may be, of the Final Disposition, in each case taking into account overalls, maintenance of the airframe and the value of the engines.

26.1.2

If the Aircraft has suffered a Total Loss and, following a request by the Head Lessee for its substitution in accordance with Clause 26.1.1 and if the Total Loss Proceeds have been paid to the Security Trustee in accordance with the provisions of clause 7.2 (Mandatory prepayment – Total Loss) of the ECA Loan Agreement:

	(a)	prior to the ECA Administrative Parties informing the Head Lessee of their decision as to such substitution; or

	(b)	if the ECA Administrative Parties have approved the substitution of the Aircraft, prior to the actual substitution of the Aircraft by a Replacement Aircraft,

then the Total Loss Proceeds shall be held by the Security Trustee in a suspense account pending completion of the substitution (and assuming, in the case of Clause 26.1.2(a)), that the substitution will be approved by the ECA Administrative Parties). If the Aircraft is then substituted by the Replacement Aircraft in accordance with the approval and terms given or specified pursuant to Clause 26.1.1, the Total Loss Proceeds (together with accrued interest thereon at the rate agreed between the ECA Facility Agent and the Head Lessee) in respect of the Aircraft shall be returned to the Head Lessee, provided that no Default has occurred and is continuing, in which case the Total Loss Proceeds shall be applied in accordance with clause 5 (Application of moneys) of the Proceeds Agreement.

26.2 26.2.1

Prepayment if not leased

Without prejudice to Clause 26.2.2, if the Aircraft is not delivered to a Lessee pursuant to a Lease within one hundred and eighty (180) days after the Delivery Date, the Head Lessee shall, on the first Business Day following the expiry of such one hundred and eighty (180) day period, pay to the ECA Facility Agent (for the account of the ECA Lenders) the aggregate of (i) the unpaid principal balance of the ECA Loans (ii) all interest on the ECA Loans accrued to the actual date of prepayment that is unpaid (iii) Expenses (if any) and (iv) Break Costs; and immediately upon irrevocable receipt of such funds payable under this Clause 26.2.1 and provided no Default (as defined in any Other All Parties Agreement) has occurred and is continuing, the Security Trustee shall release the Mortgage, the Borrower Security Assignment and any Lease Security Assignment at the cost of the relevant Head Lessee.

26.2.2

The Head Lessee may, subject to clauses 7 (Operational covenants), 8 (Possession and leasing), 9 (Maintenance and repair; Engines and Parts) and 11 (Insurance) of the Head Lease, lease the Aircraft to a Subsidiary of the Guarantor incorporated outside the United States of America to avoid having to prepay the relevant Loan pursuant to Clause 26.2.1.

27	Waivers and remedies cumulative

The rights of each Finance Party under this Agreement:

	(a)	may be exercised as often as necessary;

	(b)	are cumulative and not exclusive of its rights under the general law; and

	(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

28 28.1 28.1.1	Notices In writing Any communication in connection with the Transaction Documents shall be in writing and, unless otherwise stated, may be given in person, by post or fax.

28.1.2	Unless it is agreed to the contrary, any consent or agreement required under the Transaction Documents shall be given in writing.

28.2 28.2.1

Contact details

Except as provided below, the contact details of each Party for all communications in connection with the Transaction Documents are those notified by that Party for this purpose to the relevant Facility Agent and the Head Lessee on or before the date it becomes a Party.

28.2.2	The contact details of the Parties (other than the ECA Lenders) for this purpose are as follows:

	(a)	Borrower:

		Address:	5 Harbourmaster Place
International Financial Services Centre
Dublin 1
Ireland

		Fax number:	+353 1 680 6050
		Attention:	The Directors

copied to the Head Lessee (if such notice is from a Finance Party) or the ECA Facility Agent (if such notice is from the Head Lessee or any other Finance Party).

	(b)	Head Lessee and Servicing Agent:

		Address:	3 Georges Dock
IFSC
Dublin 1
Ireland

		Fax number:	+353 1 656 1001
		Attention:	Chief Counsel.

	(c)	ECA Facility Agent:

		Address:	250 Bishopsgate
London EC2M 4AA

		Fax number:	+44 20 7678 8727
		Attention:	Agency section

	(d)	Security Trustee:

		Address:	250 Bishopsgate
London EC2M 4AA

		Fax number:	+44 20 7678 8727
		Attention:	Agency section

	(e)	Guarantor:

		Address:	CIT Group Inc.
505 Fifth Avenue
New York
New York 10017

		Fax number:	+1 212 771 9520
		Attention:	General Counsel

	(f)	Any Party may change its contact details by giving five (5) Business Days' notice to the ECA Facility Agent or (in the case of the ECA Facility Agent) to the other Parties. On receipt of such notice, the ECA Facility Agent shall notify the Borrower and the Head Lessee.

	(g)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

28.3 28.3.1	Effectiveness Except as provided below, any communication in connection with a Transaction Document will be deemed to be given as follows:

	(a)	if delivered in person, at the time of delivery;

	(b)	if posted, five (5) days after being deposited in the post, postage prepaid, in a correctly addressed envelope; and

	(c)	if by fax, when received in legible form.

28.3.2	A communication given under Clause 28.3.1 above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

28.3.3 28.4

A communication to an ECA Administrative Party will only be effective on actual receipt by it.

Communications via the ECA Facility Agent

All formal communications under a Transaction Document to or from (a) the Borrower or the Head Lessee or (b) the Finance Parties shall be sent through the ECA Facility Agent.

28.5	Notice period Where any Transaction Document specifies a minimum period of notice to be given to any Party, that Party may, at its discretion, accept a shorter notice period.

29

Counterparts

As between the Parties, the Transaction Documents may, to the extent permitted under any Applicable Law binding on it, be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of such Transaction Documents.

30	Language

30.1.1	Any notice given in connection with the Transaction Documents shall be in English.

30.1.2	Any other document provided in connection with the Transaction Documents shall be:

	(a)	in English; or

	(b)	(unless the ECA Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

31	Governing law

Each Transaction Document is governed by English law unless otherwise provided therein.

32 32.1 32.1.1

Dispute resolution

Jurisdiction

Subject to Clauses 32.1.2 and 32.2 (Claims under the Cape Town Convention), the Guarantor, the Borrower, the Head Lessee and the Finance Parties each agrees that the English courts are to have jurisdiction to settle any dispute arising out of or in connection with the Transaction Documents, including any question regarding the existence, validity or termination of the Transaction Documents or any one of them (a Dispute) and each submits itself and its property to the jurisdiction of the English courts with respect to Disputes.

32.1.2

Nothing in this Clause 32.1 (Jurisdiction) limits the rights of the Finance Parties to bring proceedings to the extent allowed by Applicable Law against the Guarantor, the Head Lessee or the Borrower or the rights of the Guarantor, the Head Lessee or the Borrower to bring proceedings to the extent allowed by Applicable Law in each case arising out of or in connection with the Transaction Documents:

	(a)	in any court of competent jurisdiction; or

	(b)	concurrently in more than one jurisdiction.

32.1.3	Each of the Guarantor and the Head Lessee (for the benefit of the Relevant Parties) and the Borrower (for the benefit of the Finance Parties):

	(a)	waives to the fullest extent permitted by law any objection which it may now or hereafter have to the English courts on grounds of inconvenient forum or otherwise as regards proceedings arising out of or in connection with the Transaction Documents; and

	(b)	agrees that a judgment or order of any of the English courts arising out of or in connection with the Transaction Documents is conclusive and binding on it and may be enforced against it in the English courts or the courts of any other jurisdiction.

32.1.4	For the benefit only of the other Indemnitees (other than the Borrower), each of the Finance Parties:

	(a)	waives to the fullest extent permitted by law any objection which it now or hereafter may have to the English courts on the grounds of inconvenient forum or otherwise as regards proceedings in respect of a Dispute between the Finance Parties or any of them; and

	(b)	agrees that a judgment or order of any of the English courts relating to proceedings in respect of a Dispute between the Finance Parties is conclusive and binding and may be enforced in the English courts or the courts of any other jurisdiction.

32.1.5	Without prejudice to any other mode of service:

	(a)	the Head Lessee irrevocably appoints CIT Capital Aviation (UK) Limited, currently of Peninsular House, 30-36 Monument Street, London EC3R 8LJ, United Kingdom, as its agent for service of process relating to any proceedings before the English courts arising out of or in connection with the Transaction Documents and agrees to maintain the process agent in England notified to the Finance Parties;

	(b)	the Guarantor irrevocably appoints CIT Capital Aviation (UK) Limited, currently of Peninsular House, 30-36 Monument Street, London EC3R 8LJ, United Kingdom, as its agent for service of process relating to any proceedings before the English courts arising out of or in connection with the Transaction Documents and agrees to maintain the process agent in England notified to the Finance Parties; and

	(c)	the Borrower irrevocably appoints Law Debenture Corporate Services Limited, currently of Fifth Floor, 100 Wood Street, London EC2V 7EX, as its agent for service of process relating to any proceedings before the English courts arising out of or in connection with the Transaction Documents and agrees to maintain the process agent in England notified to the Finance Parties.

32.1.6

If either of the persons appointed as process agent under Clause 32.1.5 is unable for any reason to act as agent for service of process, the Guarantor, the Head Lessee or the Borrower (as the case may be) must immediately appoint another agent on terms acceptable to the Facility Agents. Failing this, the ECA Facility Agent may appoint another agent for this purpose.

32.1.7	The Guarantor, the Head Lessee and the Borrower agree that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

32.1.8 32.2 32.2.1

Nothing in this Clause 32 will affect or invalidate any other method of service allowed by law.

Claims under the Cape Town Convention

Subject to Clause 32.2.2, the courts of the Republic of Ireland shall have non-exclusive jurisdiction to settle any claim in relation to the Aircraft and/or the Transaction Documents brought by the Finance Parties or the Borrower under the Cape Town Convention until such time as the Cape Town Convention comes into force in the United Kingdom after which the English courts shall have such non-exclusive jurisdiction.

32.2.2

The courts of the Republic of Ireland or any other court with jurisdiction under Article 55 of the Cape Town Convention shall have jurisdiction to grant relief under Article 20 of the Cape Town Convention until such time as the Cape Town Convention comes into force in the United Kingdom after which the English courts or any other court with jurisdiction under Article 55 of the Cape Town Convention shall have such non-exclusive jurisdiction.

This Agreement has been executed as a deed by the Guarantor and under hand by the other Parties and delivered on the date stated at the beginning of this Agreement.

Schedule 1 - Request and Confirmation

Part 1 - Form of Request

To: From: Date:	ABN AMRO Bank N.V., London branch as ECA Facility Agent [Borrower] and [Head Lessee] **

[BORROWER ] – All Parties Agreement (the Agreement) in relation to the ECA Loan Agreement and the Head Lease each dated ** in respect of one (1) Airbus A** aircraft with manufacturer's serial number ** (the Aircraft)

1	We refer to the Agreement. This is a Request.

2	Terms defined in the Agreement shall have the same meaning when used in this Request.

3	The Head Lessee confirms that:

	(a)	the Expected Delivery Date for the Aircraft is ** ;

	(b)	the Aircraft Price is ** ;

	(c)	[the invoice amount of the Buyer Furnished Equipment as will be set out in the BFE Invoice is ** and the BFE Portion is ** .]

4	The Borrower wishes to borrow the ECA Loans on the terms and conditions of the ECA Loan Agreement on the following basis:

	(a)	Expected Delivery Date: ** .

	(b)	Amount:

(i) an amount of ** partially to finance the acquisition of the Aircraft[;

(ii) [an amount of ** to pay in full [specify the relevant ECA Premia] due under the Agreement;]

(iii) [an amount of ** to reimburse the Head Lessee for [specify the relevant ECA Premia],

being in total ** ].

5	Our payment instructions are as follows:

	(a)	in respect of the amount requested to finance the acquisition of the Aircraft, to pay such amount to such account of the Manufacturer as the Manufacturer separately notifies you; and

	(b)	[in respect of the amount requested to [pay][reimburse] the Coface Premium, the Euler Hermes Premium and the ECGD Premium, [to pay such amount to such account as each of Coface, Euler Hermes and ECGD separately notifies to the French National Agent, the German National Agent and the British National Agent, respectively] [to the Head Lessee to the following account ** ].]

6

We confirm that the amounts requested in paragraph 4(b) above shall be utilised as the French Loan, the German Loan and the British Loan under and for the purpose of the Agreement in the respective amounts as set out in the Confirmation of Request to be provided by the ECA Facility Agent.

7

The Borrower confirms that, at the date of this Request, the representations set out in Clause 5 (Borrower representations) of the Agreement are true and correct and will be so at the Expected Delivery Date and no ECA Default or Mandatory Prepayment Event has occurred or would result from the proposed ECA Loan being made.

8

The Head Lessee confirms that, at the date of this Request, the representations set out in Clause 3 (Head Lessee representations) of the Agreement are true and correct and will be so on the proposed Delivery Date and no Head Lease Default has occurred or would result from the proposed Delivery.

By:

On behalf of
[Borrower]

By:

On behalf of
[Head Lessee]

Part 2 - Form of Confirmation of Request for ECA Loan

To:	** as Borrower
** as ECA Lenders
Copy:	CIT Aerospace International
From:	ABN AMRO Bank N.V., London branch as ECA Facility Agent
Date:	**

[BORROWER] – ECA Loan Agreement dated **                (the Agreement) in respect of one (1) Airbus A**                aircraft with manufacturer's serial number **                (the Aircraft)

1	We refer to the Agreement. Terms defined in the All Parties Agreement (as defined in the Agreement) shall have the same meaning when used in this Confirmation.

2	On ** we received a duly completed Request.

3	Pursuant to the Request, on ** the following amounts shall be utilised under the Agreement:

	(a)	French Loan: [currency amount] [(of which ** shall constitute the Coface Premium)];

	(b)	German Loan: [currency amount] [(of which ** shall constitute the Euler Hermes Premium)]; and

	(c)	British Loan: [currency amount] [(of which ** shall constitute the ECGD Premium)].

4	Each ECA Lender's Pro Rata Share in the ECA Loans is as follows:

	(a)	** .

By:

On behalf of
ABN AMRO Bank N.V., London branch
as ECA Facility Agent

Schedule 2 - Conditions

Part 1 - Initial conditions precedent

1	Head Lessee and Servicing Agent corporate documents

1.1	A Certified Copy of the constitutional documents of the Head Lessee and Servicing Agent.

1.2	A Certified Copy of a resolution of the board of directors of the Head Lessee and Servicing Agent:

(a) approving the transactions contemplated by the Head Lessee Documents; and

(b) authorising a person or persons to execute and deliver, on behalf of the Head Lessee, the Head Lessee Documents and, on behalf of the Servicing Agent, this Agreement and any notices or other documents to be given pursuant thereto.

1.3	A Certified Copy of the power of attorney issued by or on behalf of the Head Lessee and Servicing Agent authorising the execution by the attorneys named therein of the Head Lessee Documents and specimen signatures of the attorneys.

1.4	Specimen signatures of the signatories of the Head Lessee and Servicing Agent, certified by an officer of the Head Lessee and Servicing Agent.

1.5	A copy of the Original Head Lease Financial Statements.

2	Borrower corporate documents

2.1	A Certified Copy of the constitutional documents of the Borrower.

2.2	A Certified Copy of a resolution of the board of directors of the Borrower:

(a) approving the transactions contemplated by the Borrower Documents; and

(b) authorising a person or persons to execute and deliver, on behalf of the Borrower, the Borrower Documents and any notices or other documents to be given pursuant thereto.

2.3	A Certified Copy of the power of attorney issued by or on behalf of the Borrower authorising the execution by the attorneys named therein of the Borrower Documents and specimen signatures of the attorneys.

2.4	Specimen signatures of the signatories of the Borrower, certified by an officer of the Borrower.

3	Guarantor corporate documents

3.1	A Certified Copy of the constitutional documents of the Guarantor.

3.2	A Certified Copy of a resolution of the board of directors of the Guarantor:

(a) approving the transactions contemplated by the Guarantor Documents; and

(b) authorising a person or persons to execute and deliver, on behalf of the Guarantor, the Guarantor Documents and any notices or other documents to be given pursuant thereto.

3.3	Specimen signatures of the signatories of the Guarantor, certified by an officer of the Guarantor.

3.4	A copy of the Original Guarantor Financial Statements.

4	Purchaser corporate documents

4.1	A Certified Copy of the constitutional documents of the Purchaser.

4.2	A Certified Copy of a resolution of the board of directors of the Purchaser:

	(a)	approving the transactions contemplated by the Purchaser Documents; and

	(b)	authorising a person or persons to execute and deliver, on behalf of the Purchaser, the Purchaser Documents and any notices or other documents to be given pursuant thereto.

4.3	Specimen signatures of the signatories of the Purchaser, certified by an officer of the Purchaser.

5	Transaction Documents

5.1	An original of each of the following Transaction Documents executed and delivered by the respective party or parties thereto:

	(a)	this Agreement;

	(b)	the Head Lease;

	(c)	the ECA Loan Agreement;

	(d)	the Borrower Security Assignment;

	(e)	the Head Lessee Account Pledge;

	(f)	the Borrower Account Pledge;

	(g)	the Lease Security Assignment;

	(h)	the Proceeds Agreement;

	(i)	the Servicing Agreement;

	(j)	the Cape Town Letter;

	(k)	the Share Charge;

	(l)	the Management Agreement;

	(m)	the Declaration of Trust; and

	(n)	the Fees Letters.

5.2	Evidence that the Notice of Assignment has been served on the Lessee in accordance with clause 4.2(e)(ii) of the Lease Security Assignment and clause 4.2(e)(ii) of the Borrower Security Assignment.

6 6.1

Miscellaneous

Evidence that each of the Rental Account, the Security Deposit Account and the Maintenance Reserve Account has been opened and that at least ten Dollars ($10) has been deposited in each such account.

Part 2 - Delivery conditions precedent

1	Transaction documents

1.1

An original of each Transaction Document (other than the Lease, the Airframe Warranties Assignment and the Engine Warranties Assignment) not mentioned in part 1 of this Schedule 2 executed and delivered by the respective Party or Parties thereto.

1.2	A Certified Copy from the Head Lessee of clauses [12 (Warranties and Service Life Policy)] and [13 (Patent and Copyright Indemnity)] of the Aircraft Purchase Agreement.

1.3	A Certified Copy from the Head Lessee of clauses [ ] and [ ] (relevant warranties clauses) of the Engine Contract.

1.4	A Certified Copy from the Head Lessee of the Lease.

1.5	The Confirmation of Request executed and delivered by the ECA Facility Agent.

1.6	A Certified Copy of the Airframe Warranties Assignment and the Engine Warranties Assignment.

1.7	A copy of the Model Lease.

2	Manufacturer documents

Evidence from the Manufacturer of the Manufacturer's authority to sign the Transaction Documents to which it is a party.

3	Title and acceptance documents

3.1	An original of the Bill of Sale dated the Delivery Date and executed by the Manufacturer.

3.2	[A Certified Copy of the BFE Bill of Sale executed by the [Head Lessee] [Purchaser] and evidence it has paid the suppliers for the Buyer Furnished Equipment].

3.3	An original invoice issued in respect of the Aircraft by the Manufacturer in the name of the Borrower together with a certificate specifying the Aircraft Price.

3.4	Confirmation from the ECA Facility Agent or the Manufacturer that the Head Lessee has irrevocably paid in full the Initial Rent to or on behalf of the Borrower.

3.5	[A letter from the Manufacturer confirming that the Buyer Furnished Equipment has been installed on the Aircraft prior to the Delivery Date.]

3.6	Evidence that any deed of priority required in respect of interests registered at the International Registry has been registered at the International Registry.

3.7	An original of the Technical Acceptance Certificate executed by the Borrower (or the Head Lessee on its behalf) in respect of the Aircraft addressed to the Manufacturer.

3.8	An original of the Acceptance Certificate.

3.9	Evidence that any process agent referred to in any Transaction Document has been appointed and accepted its appointment.

3.10	Confirmation from the Aviation Authority that the Aircraft is new.

3.11	Evidence that the nameplates have been affixed to the Aircraft in accordance with clause 7.5 (Nameplates) of the Head Lease.

4 4.1

Legal opinions

A legal opinion addressed and in form and substance satisfactory to the Borrower, each Export Credit Agency, the ECA Facility Agent and the Security Trustee (on behalf of itself and each Lender) from:

	(a)	Denton Wilde Sapte LLP as to matters of English law;

	(b)	Matheson Ormsby Prentice in respect of the Head Lessee;

	(c)	A&L Goodbody in respect of the Borrower and as to matters of Irish law;

	(d)	Denton Wilde Sapte LLP as to matters of French law;

	(e)	** as to matters of lex situs in relation to the transfer of title to the Aircraft or the granting of security;

	(f)	a legal opinion of in-house counsel to the Manufacturer;

	(g)	a legal opinion of in-house counsel to the Engine Manufacturer or, if acceptable to the ECA Facility Agent, a certificate of incumbency from the Engine Manufacturer; and

	(h)	Vedder Price P.C. in respect of the Guarantor and the Purchaser;

	(i)	in-house counsel to the Guarantor in respect of the Guarantor and the Purchaser; and

	(j)	legal counsel acceptable to the ECA Facility Agent as to matters of law in the State of Registration and, if different, the jurisdiction of incorporation of the Lessee.

4.2	An insurance opinion from [Willis] in relation to the Insurances for the Aircraft.

5	Registrations

Evidence that:

	(a)	all authorisations necessary for any matter or thing contemplated by the Transaction Documents and for the legality, validity, enforceability, admissibility in evidence and effectiveness of the Transaction Documents have been obtained or effected on an unconditional basis and remain in full force and effect (or, in the case of effecting of any registrations and filings, that arrangements satisfactory to the Borrower and each Facility Agent have been made for the effecting of the same simultaneously with Delivery);

	(b)	all registration, notarial, consular and translation fees (if any) due and payable in any applicable jurisdiction in connection with any Transaction Document have been duly paid in full;

	(c)	the Prospective International Interests to be created by the Head Lease, the Mortgage[, the Borrower Security Assignment], the Lease Security Assignment [and the Lease] have been duly registered at the International Registry with priorities satisfactory to the Security Trustee; and

	(d)	there are no International Interests, Prospective International Interests, National Interests or Non-Consensual Rights or Interests registered at the International Registry in relation to the Aircraft except for those referred to in (c) above.

6 6.1

Confirmations and approvals

Any requisite approvals and undertakings of the competent authorities of the French Republic, the Federal Republic of Germany and the United Kingdom have been obtained and that the ECA Support Arrangements have been given in terms satisfactory to the respective National Agents and are in full force and effect (subject if applicable to the payment of any Fees or premia referred to in paragraph 4 of part 3 of this Schedule 2).

6.2	Such other documents as a Facility Agent or its counsel may reasonably request in connection with the transactions contemplated by the Transaction Documents.

7 7.1

Insurance documents

A Certified Copy of a certificate or certificates of insurance from the Lessee's insurer or insurance broker evidencing the Insurances to be maintained pursuant to and in accordance with clause 11 (Insurances) of the Head Lease to be in full force and effect.

7.2

[A Certified Copy of a certificate or certificates of reinsurance from the Lessee's insurer's reinsurer or reinsurance broker evidencing the reinsurances to be maintained pursuant to and in accordance with clause 11 (Insurances) of the Head Lease to be in full force and effect.]

7.3

A Certified Copy of a letter of undertaking from the Lessee's primary insurance broker [and reinsurance broker] in a form acceptable to the ECA Facility Agents as referred to in clause 11.9(c) (Information) of the Head Lease.

7.4	[Evidence that a cut through clause in a form acceptable to the ECA Facility Agent has been endorsed on the relevant reinsurance certificate.]

8	Aircraft documents A Certified Copy from the Head Lessee of each of the following documents in relation to the Aircraft:

	(a)	certificate of airworthiness issued by the Aviation Authority in respect of the Lessee.

	(b)	Maintenance Programme.

	(c)	[the total care agreement with the Engine Manufacturer.][4]

	(d)	certificate of registration in respect of the Aircraft (to the extent applicable) issued by the Aviation Authority to the extent applicable, in the name of the Borrower as owner of the Aircraft and lessor, the Head Lessee as lessee under the Head Lease and the Lessee as sub-lessee under the Lease.

	(e)	current air operator's certificate issued by the Aviation Authority in respect of the Lessee.

	(f)	airline operation licence issued to the Lessee by the Aviation Authority and referring to aircraft of the same type as the Aircraft.

	(g)	[certificat de navigabilité pour exportation issued by the DGAC][Certificate of Airworthiness for export issued by the German aviation authority].

	(h)	[certificat de limitation de nuisances pour exportation issued by the DGAC].

4 Aircraft powered by Rolls Royce engines

9 9.1

Miscellaneous

Confirmation from the ECA Facility Agent, the Borrower and the Head Lessee that all their respective conditions precedent (other than this condition precedent) under the Transaction Documents have been fulfilled to their respective satisfaction or waived or deferred in accordance with the Transaction Documents.

Part 3 - General conditions precedent

1	No Default is continuing or would result from the advance of the ECA Loans or from the Delivery.

2	No Mandatory Prepayment Event (including any Illegality Event) has occurred or would occur upon the advance of the ECA Loans.

3

No event or circumstance has arisen since the date of, in the case of the Head Lessee, the Original Head Lessee Financial Statements or, in the case of the Guarantor, the Original Guarantor Financial Statements which would have a material adverse effect on:

(a) the business, assets, liabilities, prospects or financial condition of the Head Lessee or the Guarantor, as the case may be;

(b) the ability of the Head Lessee or the Guarantor, as the case may be, to perform its obligations under the Transaction Documents and the Other Transaction Documents;

(c) any right or remedy of any Relevant Party in respect of the Transaction Documents or the Other Transaction Documents; or

(d) any interest of any Relevant Party in respect of the Aircraft.

4

The Fees payable under the Fees Letters and the ECA Premia payable to the Export Credit Agencies (or KfW, as the case may be) on or prior to the Delivery Date have been received in full or the ECA Lenders are satisfied that such Fees or ECA Premia will be received in full on the Delivery Date.

5

Each of the representations in Clause 3 (Head Lessee representations), Clause 4 (Guarantor representations) and Clause 5 (Borrower representations) of this Agreement is true and accurate in all respects by reference to the facts and circumstances then existing.

6	If a substitute schedule 2 is applicable under clause 6.2 (Substitute schedules) of the ECA Loan Agreement, the Head Lessee and the Borrower have agreed in writing to the substitute schedule 2.

7

The Aircraft has not suffered a Total Loss (or any event which, with the lapse of time would constitute a Total Loss) nor any damage, the cost of which to repair (in the opinion of the Relevant Agent) exceeds the Damage Notification Threshold.

8	If a First Trigger Event has occurred and is continuing, the Lenders are permitted to advance the ECA Loan in accordance to Clause 10.2.

9	No Cancellation Notice shall have been served and still be in effect.

Part 4 - Head Lessee conditions precedent

1	A copy of each Transaction Document duly executed by each of the parties thereto.

[others]

Part 5 – Conditions subsequent

1	Either:

	(a)	evidence satisfactory to the ECA Facility Agent that at the time the Original Mortgage came into effect the Aircraft was in England or in English airspace; or

	(b)	a legal opinion from counsel approved by the ECA Facility Agent as to the recognition and enforcement of the Original Mortgage in relation to the Aircraft under the relevant conflicts of law rules together with evidence that the Aircraft (including the Engines) was located in the jurisdiction in which the opinion from counsel referred to above is obtained at the time the Original Mortgage came into effect.

2

Evidence that, following creation of the Original Mortgage, the Notice of Charge executed by all the parties thereto has been served on the Lessee in accordance with the notices provision of the Lease.

Schedule 3 - Form of Transfer Certificate for Lenders

To:	ABN AMRO Bank N.V., London branch as ECA Facility Agent ** as Security Trustee

From:	[THE EXISTING LENDER] (the Existing Lender) and [THE NEW LENDER] (the New Lender)

Date:	**

[BORROWER] – [CURRENCY] [AMOUNT] ECA Loan Agreement dated **                (the Loan Agreement) relating to one (1) Airbus A**                aircraft with manufacturer's serial number **                (the Aircraft)

All Parties Agreement dated **                between **                (the All Parties Agreement)

1

We refer to the Loan Agreement and the All Parties Agreement (the Agreements). This is a Transfer Certificate. Terms defined in the All Parties Agreement shall have the same meanings when used in this Transfer Certificate.

2	The Existing Lender transfers by novation to the New Lender the Existing Lender's rights and obligations referred to in the Schedule below in accordance with the terms of the Agreements.

3	The proposed Transfer Date is ** .

4	The administrative details of the New Lender for the purposes of the Transaction Documents are set out in the Schedule below.

5

The New Lender confirms to the ECA Facility Agent and the Security Trustee on behalf of all parties to the All Parties Agreement and the Proceeds Agreement defined therein that it agrees to be bound by the terms of each of the Transaction Documents and confirms its appointment of each ECA Administrative Party in accordance with the All Parties Agreement and the Proceeds Agreement.

6	The New Lender expressly acknowledges the contents of clause 2.25 of the Proceeds Agreement.

7	This Transfer Certificate is intended to be and is executed as a deed and is governed by English law and may be executed in counterparts.

Note: It is the responsibility of each individual New Lender to ascertain whether any other document or formality is required to perfect the transfer contemplated by this Transfer Certificate, including any interest in Security.

The Schedule

Rights and obligations to be transferred by novation

[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[Existing lender]		[New Lender]

Executed as a Deed	)	Executed as a Deed	)
by **	)	by **	)
acting by	)	acting by	)
and	)	and	)
acting under the authority of	)	acting under the authority of	)
that Company in the presence of	)	that Company in the presence of	)

Witness Signature:
Witness Signature:
Name:
Name:
Address:
Address:

The Transfer Date is confirmed by the ECA Facility Agent as **

ABN AMRO Bank N.V., London Branch
as ECA Facility Agent

By:

Schedule 4 - Form of Accession Deed for ECA Administrative Parties

To:     [Security Trustee][ECA Facility Agent] as [Security Trustee][[ECA Facility Agent] on behalf of itself and [the relevant Parties]

From:     [PROPOSED NEW PARTY]

Date:     **

[BORROWER] – All Parties Agreement dated **                (the Agreement) relating to one (1) Airbus A**                aircraft with manufacturer's serial number **                (the Aircraft)

We refer to the Agreement. This deed is an Accession Agreement. Terms defined in the Agreement have the same meanings when used herein.

We [name of new party] of [address/registered office] agree to be the **                under the Transaction Documents and to be bound by the terms of the Transaction Documents as the **               .

Our contact details are as follows:

**               .

This Agreement is intended to be and is executed as a deed and is governed by English law.

EXECUTED as a DEED	)
by [PROPOSED NEW PARTY]	)
acting by	)
and	)
acting under the authority of	)
that Company in the presence of:	)

Witness Signature:

Name:

Address:

Schedule 5 - Form of Irrevocable De-Registration and Export Request Authorisation

[insert date]

To:	[Insert name of Registry Authority]

Re:	Irrevocable De-Registration and Export Request Authorisation

1	The undersigned is the registered [operator] [owner] of the Airbus A** aircraft bearing manufacturer's serial number ** and registration ** (together with all installed, incorporated or attached accessories, parts and equipment the aircraft).

2

This instrument is an irrevocable de-registration and export request authorisation issued by the undersigned in favour of [insert name of Security Trustee] (the authorised party) under the authority of Article 25 of the Consolidated Text of the Convention on International Interests in Mobile Equipment and the Protocol to the Convention on International Interests in Mobile Equipment on Matters specific to Aircraft Equipment. In accordance with that Article, the undersigned hereby requests:

	(a)	recognition that the authorised party or the person it certifies as its designee is the sole person entitled to:

	(b)	procure the de-registration of the aircraft from the [insert name of aircraft register] maintained by the [insert name of registry authority] for the purposes of Chapter III of the Convention on International Civil Aviation, signed at Chicago, USA on 7 December 1944; and

	(c)	procure the export and physical transfer of the aircraft from [insert name of country]; and

	(d)	confirmation that the authorised party or the person it certifies as its designee may take the action specified in paragraph (a) above on written demand without the consent of the undersigned and that, upon such demand, the authorities in [insert name of country] shall co-operate with the authorised party with a view to the speedy completion of such action.

3	The rights in favour of the authorised party established by this instrument may not be revoked by the undersigned without the written consent of the authorised party.

Please acknowledge your agreement to this request and its terms by appropriate notation in the space provided below and by lodging this instrument in [insert name of registry authority].

[insert name of operator/owner]

Agreed to and lodged this	By: [insert name of signatory]

[insert date]	Its: [insert title of signatory]

Schedule 6 – Disclosure in connection with a securitization

The pool will include **                loans (the Loans) payable in US Dollars by [Borrower] (the Borrower), a limited liability company duly incorporated and existing under the laws of Ireland and formed for the purpose of leasing aircraft to CIT Aerospace International (the Lessee). The Loans will comprise approximately **                per cent of the total assets in the pool. The Loans represent a direct obligation of the Borrower under a loan agreement dated **                [, a loan agreement dated **                ][,a loan agreement dated **                ][and a loan agreement dated **                ]. The Loans were made to the Borrower to finance up to eighty-five per cent of the purchase price of [number] Airbus [model] aircraft and to finance the premia payable to Her Britannic Majesty's Secretary of State acting by the Export Credits Guarantee Department (ECGD), Compagnie Française d'Assurance pour le Commerce Extérieur (Coface) and the Federal Republic of Germany represented by Euler Hermes Kreditversicherungs-AG (Euler Hermes) in relation to the financing.

Each Loan amortises in forty-eight instalments of principal payable quarterly and bear interest at a floating rate. The Loans mature on **                [, **                ][, **                ][and **                ].

The Lessee is an unlimited company incorporated under the laws of Ireland engaged in the business of leasing commercial airliners.

The Loans are guaranteed by ECGD, Coface and Euler Hermes. Subject to certain conditions, each guarantee covers the amounts payable to the lender or lenders of that particular guarantor's home country.

Schedule 7 – Forms of Deregistration Powers of Attorney

Part 1 – Form of Head Lessee Deregistration Power of Attorney

[form to be included on an aircraft-by-aircraft basis]

Part 2 - Form of Owner Deregistration Power of Attorney

[form to be included on an aircraft-by-aircraft basis]

Part 3 – [Form of Lessee Deregistration Power of Attorney]

[form to be included on an aircraft-by-aircraft basis]

The Head Lessee

Signed by **	)
the duly authorised attorney of	)
and for and on behalf of	)
CIT Aerospace International	)

The Borrower

Signed by **	)
the duly authorised attorney of	)
and for and on behalf of	)
Madeleine Leasing Limited	)

The Guarantor

Executed as a Deed on behalf of	)
CIT Group Inc.	)
and signed by **	)
and **	)
being [a] person[s] who in accordance	)
with the law of the State of Delaware	)
[is][are] acting under the authority	)
of the company	)

The Original French Lender

Signed by **	)
and **	)
authorised for	)
ABN AMRO Bank N.V.,	)
Paris branch	)

The Original German Lender

Signed by **	)
and **	)
authorised for	)
ABN AMRO Bank N.V.,	)
Paris branch	)

The Original British Lender

Signed by **	)
and **	)
authorised for	)
ABN AMRO Bank N.V.,	)
Paris branch	)

The French National Agent

Signed by **	)
and **	)
authorised for	)
ABN AMRO Bank N.V.,	)
Paris branch	)

The German National Agent

Signed by **	)
and **	)
authorised for	)
ABN AMRO Bank N.V.,	)
Niederlassung Deutschland	)

The British National Agent

Signed by **	)
and **	)
authorised for	)
ABN AMRO Bank N.V.,	)
London branch	)

The ECA Facility Agent

Signed by **	)
and **	)
authorised for	)
ABN AMRO Bank N.V.,	)
London branch	)

The Security Trustee

Signed by **	)
and **	)
authorised for	)
ABN AMRO Bank N.V.,	)
London branch	)

The Servicing Agent

Signed by **	)
the duly authorised attorney of	)
and for and on behalf of	)
CIT Aerospace International	)